Exhibit 10.7

OFFICE LEASE

26 THIRD STREET (SF) OWNER, LLC,

a Delaware limited liability company,

as Landlord,

and

UNITY TECHNOLOGIES SF,

a California corporation,

as Tenant.

(i)

EXHIBITS

A-1	OUTLINE OF PREMISES

A-2	RETAIL SPACE

B	WORK LETTER

C	FORM OF COMMENCEMENT LETTERS

D	RULES AND REGULATIONS

E	FORM OF TENANT’S ESTOPPEL CERTIFICATE

F	INTENTIONALLY OMITTED

G	MARKET RENT DETERMINATION FACTORS

H	INTENTIONALLY OMITTED

I	FORM OF LETTER OF CREDIT

J	FORM OF MEMORANDUM OF LEASE

K	TENANT’S SIGNAGE

L	CALIFORNIA ASBESTOS NOTICE

(ii)

INDEX

Abatement Event	31
Abatement Notice	31
Accepted Space	7
Accepted Space Rent	8
Accountant	26
ACM	82
Additional Rent	15
Additional Services	33
Adverse Condition	58
Advocate Arbitrators	11
Affiliate Landlord	6
Agents	78
Alterations	34
Anti-Money Laundering Laws	84
Appeals Notice	23
approval	81
Approved Fiber Provider	77
Arbitration Agreement	12
Available Meeting	7
Available Notice	7
Available Space	6
Bank	60
Bank Credit Threat	62
Bankruptcy Code	62
Base Building	34
Base Rent	14
Briefs	74
Brokers	5
Building	28
Building Hours	22
Building Standard Improvement Value	33
Building Structure	33
Building Systems	33
Casualty	41
Commencement Letter	5
Common Areas	34
Construction Rules and Regulations	48
Contemplated Effective Date	48
Contemplated Transfer Space	48
Contractor Reminder Notice	34
Contract Rate Schedule	10
Contract Rent	34
Cosmetic Alterations	34
Cost Pool	23
Credit Rating Threshold	60

(iii)

Damage Termination Date	42
Damage Termination Notice	42
Direct Expenses	15
Distributed Antennae	78
EBITDA	65
Effective Date	31
Eligibility Period	58
Emergency Repairs	58
Emergency Situation	58
Energy Disclosure Requirements	82
Equipment Lienor	82
Estimate	41
Estimated Direct Expenses	24
Estimate Statement	24
Excess	75
Excess Personal Property	75
Expense Year	15
Extension Exercise Notice	10
First Rebuttals	12
Force Majeure	73
Hazardous Materials	78
Hazardous Materials Laws	78
HazMat Claims	78
Holding Over Damages	85
Holidays	28
HVAC	28
ICA Period	64
Identification Requirements	77
Identified ACM	41
Index	65
Initial Reduction Date	48
Intention to Transfer Notice	48
Interest Rate	64
Interim Cash Deposit	64
L-C	60
L-C Amount	60
Landlord	1
Landlord’s Initial Statement	10
Landlord’s Option Rent Calculation	58
Landlord’s Set-Off Notice	58
Landlord Breach	58
Landlord Dispute Notice	58
Landlord Parties	37
Landlord Response Date	10
Landlord Response Notice	10
Laws	26

(iv)

LC Expiration Date	62
LC Replacement Notice	64
Lease	1
Lease Commencement Date	8
Lease Expiration Date	8
Lease Year	8
Lender Cure Period	55
Lenders	55
MPOE	77
Neutral Arbitrator	11
Notices	73
Objectionable Name	67
OFAC	83
Office Space Leasing Requirement	6
Operating Expenses	15
Option Rent	10
Option Term	9
Original Tenant	6
Outside Agreement Date	11
Outside Date	9
Outside Delivery Date	9
Patriot Act	84
Permits	78
Permitted Transferee	50
Permitted Transferee Assignee	50
Personal Property Limitation	75
Premises	5
Project	5
Proposition 13	22
Receivership	64
Reduction Condition	65
Reminder Notice	34
Renovations	76
Rent	15
Rent Abatement	15
Rent Abatement Period	15
Retail Space	1
Review Period	26
RSF	1
Rules and Regulations	81
Ruling	13
Second Rebuttals	12
Second Reduction Date	65
Secured Areas	70
Security Deposit Laws	63
Security Documents	54

(v)

Senior Asset Manager	16
Seven Month Transfer Period	49
703 Building	6
Signage Occupancy Requirement	66
SNDA Agreement	54
Specialty Improvements	36
Statement	24
Subject Space	45
Submetering Equipment	29
Summary	1
Superior Holders	54
Supplemental HVAC Unit	33
Tax Expenses	21
Telecommunications Equipment	32
Tenant	1
Tenant’s Accountant	26
Tenant’s Dogs	27
Tenant’s Exterior Signage	66
Tenant’s Initial Statement	13
Tenant’s Interior Signage	66
Tenant’s Option Rent Calculation	10
Tenant’s Property	82
Tenant’s Rebuttal Statement	13
Tenant’s Rooftop Area	32
Tenant’s Security System	31
Tenant’s Share	23
Tenant’s Signage	66
Tenant Energy Use Disclosure	83
Tenant Parties	37
Tenant Self-Help Notice	59
Termination Fee	9
Termination Notice	9
Third Party Contractor	41
Third Reduction Date	65
30 Third Street	1
Transfer Costs	48
Transferee	45
Transfer Notice	45
Transfer Premium	47
Transfer Reminder Notice	46
Transfers	45
Unused L-C Proceeds	63
Work Letter	5

(vi)

OFFICE LEASE

This Office Lease (the “Lease”), dated as of the date (the “Effective Date”) set forth in Section 1 of the Summary of Basic Lease Information (the “Summary”), below, is made by and between 26 THIRD STREET (SF) OWNER, LLC, a Delaware limited liability company (“Landlord”), and UNITY TECHNOLOGIES SF, a California corporation (“Tenant”).

SUMMARY OF BASIC LEASE INFORMATION

	TERMS OF LEASE		DESCRIPTION

1.	Effective Date:		November 25, 2015.

2.	Premises:

	2.1	Building:	That certain six (6) story above ground (plus one (1) floor below ground) office building (the “Building”), located at 30 Third Street, San Francisco, California, which Building shall approximately contain 58,988 rentable square feet (“RSF”) of space.

	2.2	Premises:	53,016 RSF of space consisting of the entire office portion of the Building as depicted on Exhibit A-1 to this Lease. For the avoidance of doubt, the Premises does not include the approximately 5,972 square feet of retail space within the cross-hatched area depicted on Exhibit A-2 and as more particularly described in Section 1.2 below (collectively, the “Retail Space”).

	2.3	Project:	The Building shall be the principal component of an office project known as “30 Third Street,” as further set forth in Section 1.1.2 of this Lease.

3.	Lease Term (Article 2)

	3.1	Length of Term:	Approximately nine (9) years.

	3.2	Lease Commencement Date:	Landlord shall construct the “Base, Shell and Core,” as that term is defined in Section 1 of Exhibit B, attached hereto, and deliver the same to Tenant.

The lease commencement date (the “Lease Commencement Date”) shall be the earlier of (i) the date upon which the “Substantial Completion of the Improvements,” as that term is defined in Section 5.3 of the Work Letter, occurs, and (ii) the date that occurs one hundred fifty (150) days following the date Landlord delivers the entire Premises to Tenant in the “Delivery Condition,” as that term is defined in Section 1 of Exhibit B, attached hereto (the “Delivery Date”).

	3.3	Lease Expiration Date:	The Lease Expiration Date shall be the last day of the calendar month in which the ninth (9th) anniversary of the Lease Commencement Date occurs; provided, however, to the extent the Lease Commencement Date occurs on the first day of a calendar month, then the Lease Expiration Date shall be the day immediately preceding the ninth (9th) anniversary of the Lease Commencement Date.

	3.4	Option Term:	One (1) five (5)-year option to renew, as more particularly set forth in Section 2.2 of this Lease.

4.	Base Rent (Article 3):

Period During Lease Term	Annual Base Rent*	Monthly Installment of Base Rent	Annual Base Rental Rate Per Rentable Square Foot
Lease Year 1**	$3,127,944.00	$260,662.00	$59.00
Lease Year 2	$3,221,782.32	$268,481.86	$60.77
Lease Year 3	$3,318,435.84	$276,536.32	$62.59
Lease Year 4	$3,417,988.92	$284,832.41	$64.47
Lease Year 5	$3,520,528.56	$293,377.38	$66.41
Lease Year 6	$3,626,144.40	$302,178.70	$68.40
Lease Year 7	$3,734,928.72	$311,244.06	$70.45
Lease Year 8	$3,846,976.56	$320,581.38	$72.56
Lease Year 9	$3,962,385.84	$330,I98.82	$74.74

*

The Annual Base Rent for Lease Year I was agreed upon by Landlord and Tenant. In all subsequent periods, the calculation of Annual Base Rent reflects an annual increase of 3%, rounded to the nearest cent.

**

Notwithstanding the foregoing Base Rent schedule or any contrary provision of this Lease, but subject to the terms of Section 3.2, below, Tenant shall not be obligated to pay Base Rent for the Premises during the initial four (4) months of the Lease Term.

5.	Intentionally Omitted:

6.	Tenant’s Share (Article 4):	100% of the office space of the Building

7.	Permitted Use (Article 5):	Tenant shall use the Premises for general office use and any other use permitted by applicable “Law,” as that term is defined in Section 5.2 of the Lease, to the extent consistent with high-rise office buildings and as otherwise expressly permitted hereunder (the “Permitted Use”).

8.	Letter of Credit (Article 21):	$5,235,000.00, as such amount may be decreased pursuant to Article 21.

9.	Intentionally Omitted

10.	Address of Tenant (Section 29.18):	Prior to the Lease Commencement Date: 795 Folsom Street, Suite 200 San Francisco, CA 94107 Attention: General Counsel

Following the Lease Commencement Date:

The Premises Attention: General Counsel

with copy to:

Paul Hastings LLP 55 2nd Street, 24th Floor San Francisco, CA 94105 Attention: Stephen I. Berkman

11.	Address of Landlord (Section 29.18):	26 Third Street (SF) Owner, LLC c/o CIM 4700 Wilshire Boulevard Los Angeles. CA 90010 Attention Terry Wachsner

with copies to:

and

Allen Matkins Leck Gamble Mallory & Natsis LLP 1901 Avenue of the Stars, Suite 1800 Los Angeles, California 90067 Attention: Anton N. Natsis, Esq.

12.	Broker(s) (Section 29.24):

	Representing Tenant: CBRE, Inc. 101 California Street, 44th Floor San Francisco, CA 94111 Attention: Timothy Kazul and Luke Ogelsby	Representing Landlord: CBRE, Inc. 101 California Street, 44th Floor San Francisco, CA 94111 Attention: Mark Geisreiter and Josh Peterson

13.	Improvement Allowance (Section 2 of Exhibit B):	$3,491,620.00 (i.e., approximately $65.86 (rounded to the nearest cent) per rentable square foot of the Premises).

14.	Payment Address and Wiring Instructions for Payment of Rent (Article 3):	Comerica Bank Acct Name: 26 Third Street (SF) Owner, LLC Acct #1894914538 Routing #121137522

ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1 Premises, Building, Project and Common Areas.

1.1.1 The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the “Premises”). The outline of the Premises is set forth in Exhibit A-1 attached hereto and each floor or floors of the Premises has the number of RSF as set forth in Section 2.2 of the Summary. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions (the “TCCs”) herein set forth, and Landlord and Tenant each covenant as a material part of the consideration for this Lease to keep and perform each and all of such TCCs by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A-1 is to show the approximate location of the Premises in the “Building,” as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the “Common Areas,” as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the “Project,” as that term is defined in Section 1.1.2, below. Except as specifically set forth in this Lease and in the Work Letter attached hereto as Exhibit B (the “ Work Letter”), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant’s business, except as specifically set forth in this Lease and the Work Letter. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialists (CASp).

1.1.2 The Building and the Project. The Premises is a part of the building set forth in Section 2.1 of the Summary (the “Building”). The Building is the principal component of an office project known as “30 Third Street.” The term “Project,” as used in this Lease, shall mean (i) the Building and the Common Areas, and (ii) the land (which is improved with landscaping and/or facilities and other improvements) upon which the Building and the Common Areas are located.

1.1.3 Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the “Rules and Regulations,” (as defined below), those portions of the Project which are provided for use in common by Landlord, Tenant and any other tenants of the Project, such as entrances, lobbies, fire vestibules, restrooms, mechanical areas, ground floor corridors, elevators and elevator foyers, electrical and janitorial closets, telephone and equipment rooms, loading and unloading areas, the Project’s plaza areas, if any, ramps, drives, stairs, and similar access ways and service ways and other common areas and facilities in and adjacent to the Building and the Project (such areas are collectively referred to herein as the “Common Areas”); provided, however, as long as the “Office Space Leasing Requirement,” as that term is defined in Section 1.1.4, below, is satisfied, no Common Areas shall be located within the Building. The manner in which the Common Areas are maintained and operated shall be at the reasonable discretion of Landlord (but shall at least be consistent with the manner in which the common areas of the “Comparable Buildings,” as that term is defined in Section 4 of Exhibit G to this Lease) and the use thereof shall be subject to the Rules and Regulations. In addition, Tenant shall have the exclusive right to use the “Deck Area” shown on the “Base Building Plans,” as that term is define in Section 1 of the Tenant Work Letter twenty-four (24) hours per day, seven (7) days per week. Landlord agrees that, if Tenant so elects and appoints a representative, Landlord shall meet and confer with Tenant’s representative on approximately a quarterly basis regarding the manner in which the Common Areas are operated and maintained; provided, however, any suggestions or requests made by Tenant’s representative shall not be binding on Landlord. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas; provided that no such changes shall be permitted which materially affect Tenant’s use of, or access to the, Building or the Premises or Deck Area. Except when and where Tenant’s right of access is specifically excluded in this Lease, Tenant shall have the right of access to the Premises, the Building, and the Common Areas, twenty-four (24) hours per day, seven (7) days per week during the “Lease Term,” as that term is defined in Section 2.1, below.

1.1.4 Retail Tenants. Landlord agrees that, so long as no parties other than Tenant and/or its “Permitted Transferees,” as that term is defined in Section 14.7, below, are leasing any portion of the office space within the Building (the “Office Space Leasing Requirement”, Landlord shall permit Tenant to approve the identity of any retail tenant leasing all or any portion of the Retail Space, which approval shall not be unreasonably withheld; provided, however, (A) Tenant hereby approves (and no further approval shall be required) any retail tenant that operates (x) a restaurant in the portion of such Retail Space leased by such tenant, (y) a coffee shop in the portion of such Retail Space leased by such tenant, and (z) a fitness facility in the portion of such Retail Space leased by such tenant, and (B) Landlord hereby agrees that Landlord shall not lease all or any portion of the Retail Space for any of the following uses: (i) printing and/or distributing of pornographic literature or pornographic media of any type; (ii) adult book or video stores; (iii) strip clubs or similar establishments promoting or displaying entertainment of an explicit sexual content or nature; (iv) Massage or tattoo parlors; (v) distribution of illegal drug paraphernalia, (vi) thrift shop, of (vii) marijuana dispensary.

1.2 Rentable Square Feet of Premises and Building. Landlord and Tenant hereby stipulate and agree that (i) the RSF of the Building is as set forth in Section 2.1 of the Summary, (ii) the RSF of each floor of the Premises is as set forth in Section 2.2 of the Summary, and (iii) all such rentable square footages, except as expressly provided below, shall not be subject to remeasurement.

1.3 Notice of Availability. 703 Market Street (SF) Owner, LLC (“Affiliate Landlord”), an affiliate of Landlord, hereby grants to the originally named Tenant herein (“Original Tenant”) and its “Permitted Transferee Assignee,” as that term is defined in Section 14.7 of this Lease, below, a one-time right of notice of availability with respect to the second (2nd) through fifth (5th) floors of that certain building located at 703 Market Street, San Francisco, California (the “703 Building” and such floors, the “Available Space”). Notwithstanding the foregoing, such first offer right of Tenant shall commence only following the expiration or earlier termination of the existing leases of the Available Space. Tenant’s right of notice of availability shall be on the terms and conditions set forth in this Section 1.3.

1.3.1 Available Notice. Tenant, at Tenant’s option, may notify Affiliate Landlord not more than once in any calendar year, if Tenant is interested in leasing the Available Space. Affiliate Landlord shall thereafter notify Tenant (an “Available Notice”) if the Available Space or any portion thereof is, or is expected to become, available for lease to third parties (other than Superior Right Holders). An Available Notice shall describe the space so offered to Tenant and shall set forth the “Accepted Space Rent,” as that term is defined in Section 1.3.3, below, and the other economic terms upon which Affiliate Landlord is willing to lease such space to Tenant. Notwithstanding the foregoing, Affiliate Landlord shall provide Tenant with the first Available Notice without Tenant’s prior request for each portion of the Available Space, upon any Available Space first becoming available to lease.

1.3.2 Procedure for Acceptance. If Tenant wishes to lease the entire space described in an Available Notice, or, if the entire space described in an Available Notice consists of more than one (1) floor, if Tenant wishes to lease one or more floors described in such Available Notice, then within five (5) business days of delivery of such Available Notice to Tenant, Tenant shall deliver notice to Affiliate Landlord of Tenant’s intention to lease the entire space (or one or more floors) described in such Available Notice; provided, however, if the Available Notice includes more than one (1) floor, then Tenant may elect to exercise its right to lease with respect to one (1) or more floors contained in the Available Notice; provided further that, (i) with respect to full floors described in an Available Notice, Tenant may designate the number of full floors Tenant desires to lease (but no more than the number included in the Available Notice), and Landlord shall have the right to designate which specific full floors of the Available Space Tenant shall lease, so long as such floors are contiguous, and (ii) with respect to any partial floors described in an Available Notice, if Tenant elects to lease such partial floor, Tenant must elect to lease all of the space offered on such floor (such floors that Tenant desires to Lease, the “Accepted Space”). If Tenant timely agrees to lease the space described in such Available Notice, then Affiliate Landlord and Tenant shall, within five (5) business days after Affiliate Landlord’s receipt of Tenant’s notice, meet and discuss the lease of the space described in such Available Notice from Affiliate Landlord to Tenant (the “Available Meeting”). Affiliate Landlord and Tenant do not reach agreement as to the material economic terms of the lease of such space (including, without limitation, the Accepted Space Rent, operating expense and tax protection, if any, in the form of a base year (except for utilities and janitorial, which shall be paid separately from operating expenses), as well as other reasonable changes to the applicable lease as a result of such base year, and other material non-economic terms, including, without limitation, dog and bicycle ingress and egress as well bicycle storage) within ten (10) business days after the Available Meeting, then Affiliate Landlord, in its sole and absolute discretion, shall have the right to terminate negotiations with Tenant and to lease the space described in the Available Notice to anyone whom Affiliate Landlord desires on any terms which Affiliate Landlord desires. Notwithstanding anything to the contrary contained herein, Tenant must elect to lease, if at all, with respect to all of the space offered by Affiliate Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof. If Tenant does not elect to lease the space described in an Available Notice or if Tenant fails to respond to an Available Notice within five (5) business days of delivery thereof, then Tenant’s rights set forth in this Section 1.3 shall terminate as to all of the space described in such Available Notice.

1.3.3 Accepted Space Rent. The annual “Rent,” as that term is defined in Section 4.1 of this Lease, payable by Tenant for the Accepted Space (the “Accepted Space Rent”) shall be equal to the “Market Rent,” as that term is defined in Exhibit G, attached hereto, for the Accepted Space as reasonably determined by Landlord.

1.3.4 Termination of Right of Available. The rights contained in this Section 1.3 shall be personal to Original Tenant and any Permitted Transferee Assignee, and may only be exercised by Original Tenant and any Permitted Transferee Assignee (and not by any assignee, sublessee or other “Transferee,” as that term is defined in Section 14.1 of this Lease, of Tenant’s interest in this Lease) if Original Tenant or a Permitted Transferee Assignee occupies the entire Premises, and only for so long as an entity controlled by Landlord, or under common control as Landlord continues to own the 703 Building. Tenant shall not have the right to lease Available Space, as provided in this Section 1.3, if, as of the date of the attempted exercise of any right of notice of availability by Tenant, or as of the scheduled date of delivery of such Available Space to Tenant, Tenant is in default under this Lease beyond any applicable notice and cure period expressly set forth in this Lease, or Tenant has previously been in default under this Lease, beyond any applicable notice and cure period expressly set forth in this Lease, more than once.

1.3.5 Asbestos. Affiliate Landlord shall remediate any asbestos in the Available Space, at Affiliate Landlord’s sole cost and expense, prior to the commencement date of any lease with Tenant at the 703 Building.

ARTICLE 2

LEASE TERM; OPTION TERM(S)

2.1 Initial Lease Term. The TCCs and provisions of this Lease shall be effective as of the Effective Date. The term of this Lease (the “Lease Term”) shall be as set forth in Section 3.1 of the Summary, shall commence on the Lease Commencement Date set forth in Section 3.2 of the Summary (the “Lease Commencement Date”), and shall terminate on the date set forth in Section 3.3 of the Summary as the Lease Expiration Date (the “Lease Expiration Date”) unless this Lease is sooner terminated as hereinafter provided. If Landlord is unable for any reason to deliver possession of the Premises to Tenant on any specific date, then, except as expressly set forth in this Lease and/or the Work Letter, Landlord shall not be subject to any liability for its failure to do so, and such failure shall not affect the validity of this Lease or the obligations of Tenant hereunder. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the month in which the first anniversary of the Lease Commencement Date occurs and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date. Promptly following the Lease Commencement Date, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto (a “Commencement Letter”), as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within thirty (30) days of receipt thereof. If Tenant fails to sign and return a Commencement Letter to Landlord within thirty (30) days of its receipt from Landlord, the Commencement Letter was sent by Landlord shall be deemed to have correctly set forth the matters addressed in it. If Landlord fails to deliver a Commencement Letter to Tenant within thirty (30) days after the Lease Commencement Date, Tenant shall be permitted to prepare and send to Landlord such Commencement Letter. If Landlord fails to sign and return a Commencement Letter to Tenant within thirty (30) days of its receipt from Tenant, the Commencement Letter was sent by Tenant shall be deemed to have correctly set forth the matters addressed in it. Landlord shall use commercially reasonable efforts to deliver the Premises to Tenant in the Delivery Condition on or before January 7, 2016. If the Premises is not delivered to Tenant on or before March 4, 2016 (the “Outside Delivery Date”) in the Delivery Condition (as extended by the “Utility Grace Period” with respect to the “Infrastructure Work,” as those terms are defined in Section 1.3 of the Tenant Work Letter), Tenant shall be entitled to a day-for-day abatement of Base Rent for each day following the Outside Delivery Date until the earlier of (i) the date the Premises is delivered to Tenant in the Delivery Condition, and (ii) 60 days following the Outside Delivery Date. If the Premises is not delivered to Tenant in the Delivery Condition on or before 61 days following the Outside Delivery Date, Tenant shall be entitled to an abatement of Base Rent equal to twice the per diem Base Rent for each day starting on day 61, until the date the Premises is delivered to Tenant in the Delivery Condition. If Landlord does not deliver the Premises to Tenant in the Delivery Condition on or before July 6, 2016 (the “Outside Date”), then the sole remedy of Tenant for such failure shall be the right to deliver a notice to Landlord (a “Termination Notice”) electing to terminate this Lease effective the date the Termination Notice is delivered to Landlord. The Termination Notice must be delivered by Tenant to Landlord, if at all, not earlier than the Outside Date nor later than August 1, 2016. The effectiveness of any such Termination Notice delivered by Tenant to Landlord shall be governed by the terms of this Section 2.1. If, prior to the Outside Date, Landlord determines that Landlord shall not deliver the Premises to Tenant in the Delivery Condition by the Outside Date, then Landlord shall have the right to deliver a written notice to Tenant stating Landlord’s opinion as to the date by which Landlord shall deliver the Premises to Tenant in the Delivery Condition, and Tenant shall be required, within ten (10) business days after receipt of such notice, to deliver a notice to Landlord pursuant to which Tenant shall elect either (i) to terminate this Lease, in which case this Lease shall terminate and be of no further force or effect upon Landlord’s receipt of such notice, or (ii) to agree to extend the Outside Date to that date set forth in Landlord’s notice to Tenant. Failure by Tenant to deliver such notice or to make such election shall be deemed to be Tenant’s agreement to extend the Outside Date to that date set forth in Landlord’s notice to Tenant. The Outside Date shall be extended to the extent of any delays in the “Substantial Completion of Landlord’s Work,” as that term is defined in Section 1.3 of the Tenant Work Letter, caused by Tenant. Upon any termination as set forth in this Section 2.1, Landlord and Tenant shall be relieved from any and all liability to each other resulting hereunder except that Landlord shall return to Tenant any prepaid rent and, in addition to the return of such prepaid rent, Landlord shall make a payment to Tenant, by check or wire transfer, in the amount of $250,000.00 within thirty (30) days following the termination of the Lease (the “Termination Fee”). Tenant’s rights to terminate this Lease and receive the Termination Fee, as set forth in this Section 2.1, shall be Tenant’s sole and exclusive remedy at law or in equity for the failure of Landlord to deliver the Premises to Tenant in the Delivery Condition on or before July 1, 2016.

2.2 Option Term(s).

2.2.1 Option Right. Landlord hereby grants the tenant originally named herein Original Tenant and its Permitted Transferee Assignee, one (1) option to extend the Lease Term for the entire Premises by a period of five (5) years (the “Option Term”). Such option shall be exercisable only by “Notice” (as that term is defined in Section 29.18 of this Lease) delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such Notice, Tenant is not then in default under this Lease (beyond the applicable notice and cure periods). Upon the proper exercise of such option to extend, and provided that, at Landlord’s election, as of the end of the then applicable Lease Term, Tenant is not then in default under this Lease (beyond the applicable notice and cure periods), then the Lease Term shall be extended for the Premises for a period of five (5) years. The rights contained in this Section 2.2 shall only be exercised by the Original Tenant or its Permitted Transferee Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease).

2.2.2 Option Rent. The Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the “Market Rent,” as that term is defined in, and determined pursuant to, Exhibit G attached hereto, for the Premises as of the commencement of the Option Term. The calculation of the Market Rent shall be derived from a review of, and comparison to, the “Net Equivalent Lease Rates” of the “Comparable Transactions,” as provided for in Exhibit G, and thereafter, the Market Rent shall be stated as a “Net Equivalent Lease Rate” for each year of the subject Option Term; provided, however, that under no circumstances shall the Market Rent for any Lease Year occurring during the Option Term be less than the corresponding “Contract Rent,” as that term is defined below, as such Contract Rent is set forth on the “Contract Rate Schedule,” as that term is defined below. The “Contract Rate Schedule” shall be derived from the Base Rent applicable to the Premises for the Lease Year immediately preceding the Option Term, as follows: (x) the “Contract Rent” for the first Lease Year of the Option Term shall equal the Base Rent in effect under the Lease for the Lease Year immediately preceding the commencement of the Option Term, and (y) if the determination of the Market Rent provides that the Market Rent is escalated during the Option Term, then commencing on the date, if ever, that the Market Rent exceeds the Contract Rent, the Contract Rent shall be thereafter increased by three percent (3%) annually for the remainder of the Option Term.

2.2.3 Exercise of Option. The option contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the manner set forth in this Section 2.2. Tenant shall deliver notice (the “Extension Exercise Notice”) to Landlord not more than fifteen (15) months nor less than twelve (12) months prior to the Lease Expiration Date, stating that Tenant is exercising its option. Concurrently with such Extension Exercise Notice, Tenant shall deliver to Landlord Tenant’s calculation of the Market Rent (the “Tenant’s Option Rent Calculation”). Landlord shall deliver notice (the “Landlord Response Notice”) to Tenant on or before the date which is thirty (30) days after Landlord’s receipt of the Extension Exercise Notice and Tenant’s Option Rent Calculation (the “Landlord Response Date”), stating that (A) Landlord is accepting Tenant’s Option Rent Calculation as the Market Rent with respect to the Premises, or (B) rejecting Tenant’s Option Rent Calculation and setting forth Landlord’s calculation of the Market Rent (the “Landlord’s Option Rent Calculation”) with respect to the Premises. Within thirty (30) days of its receipt of the Landlord Response Notice, Tenant may, at its option, accept the Market Rent contained in the Landlord’s Option Rent Calculation. If Tenant does not affirmatively accept or Tenant rejects the Market Rent as specified in the Landlord’s Option Rent Calculation, the parties shall follow the procedure set forth in Section 2.2.4 below, and the Market Rent shall be determined in accordance with the terms of Section 2.2.4 below.

2.2.4 Determination of Market Rent. In the event Tenant timely and appropriately exercises its option to extend the Lease but rejects the Option Rent set forth in the Landlord’s Response Notice pursuant to Section 2.2.3, above, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement upon the Option Rent applicable to the Option Term on or before the date that is six (6) months prior to the expiration of the Lease Term (the “Outside Agreement Date”), then the Option Rent for the Premises shall be determined by arbitration pursuant to the terms of this Section 2.2.4. Each party shall make a separate determination of the Option Rent, within thirty (30) days following the Outside Agreement Date, and such determinations shall be binding and shall be submitted to arbitration in accordance with Section 2.2.4.1 through Section 2.2.4.5, below.

2.2.4.1 Landlord and Tenant shall each appoint one arbitrator who shall by profession be a MAI appraiser or real estate broker who shall have been active over the ten (10) year period ending on the date of such appointment in the appraising and/or leasing of office properties in the vicinity of the Building. The determination of the arbitrators shall be limited solely to the issue area of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent as determined by the arbitrators, taking into account the requirements of Section 2.2.2 of this Lease. Each such arbitrator shall be appointed within forty-five (45) days after the Outside Agreement Date. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions (including an arbitrator who has previously represented Landlord and/or Tenant, as applicable). The arbitrators so selected by Landlord and Tenant pursuant to this Section 2.2.4 shall be deemed “Advocate Arbitrators” for purposes of this Section 2.2. If either party fails to timely appoint an Advocate Arbitrator, then the other party may deliver written notice of such failure to the party that failed to timely appoint an Advocate Arbitrator, and if such failure is not cured within five (5) business days following receipt of such written notice, then the Advocate Arbitrator timely appointed by the other party shall determine the Option Rent and such determination shall be binding upon the parties. If either party fails to timely submit its determination of the Option Rent, then the other party shall have the right to deliver a notice to the failed party expressly referencing this Section 2.2.4.1 and the time period for performance hereunder, and if the failed party does not deliver its determination of the Option Rent within three (3) business days following its receipt of such notice, then the determination of the other party timely submitted shall be deemed to be the Option Rent.

2.2.4.2 The two Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator (for purposes of this Section 2.2, the “Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators except that (i) neither the Landlord or Tenant or either parties’ Advocate Arbitrator may, directly, or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance, and (ii) the Neutral Arbitrator cannot be someone who has represented Landlord and/or Tenant or any of their affiliates during the five (5) year period prior to such appointment. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel. If the two (2) Advocate Arbitrators cannot timely agree upon and appoint a Neutral Arbitrator, then Landlord and Tenant shall each apply to the Presiding Judge of the Superior Court of the County of San Francisco to appoint the Neutral Arbitrator.

2.2.4.3 Within ten (10) days following the appointment of the Arbitrator, Landlord and Tenant shall enter into an arbitration agreement (for purposes of this Section 2.2, the “Arbitration Agreement”) which shall set forth the following:

2.2.4.3.1 Each of Landlord’s and Tenant’s best and final and binding determination of the Option Rent exchanged by the parties pursuant to Section 2.2.4, above;

2.2.4.3.2 An agreement to be signed by the Neutral Arbitrator, the form of which agreement shall be attached as an exhibit to the Arbitration Agreement, whereby the Neutral Arbitrator shall agree to undertake the arbitration and render a decision in accordance with the terms of this Lease, as modified by the Arbitration Agreement, and shall require the Neutral Arbitrator to demonstrate to the reasonable satisfaction of the parties that the Neutral Arbitrator has no conflicts of interest with either Landlord or Tenant or any of their affiliates;

2.2.4.3.3 Instructions to be followed by the Neutral Arbitrator when conducting such arbitration;

2.2.4.3.4 That Landlord and Tenant shall each have the right to submit to the Neutral Arbitrator (with a copy to the other party), on or before the date that occurs fifteen (15) days following the appointment of the Neutral Arbitrator, an advocate statement (and any other information such party deems relevant) prepared by or on behalf of Landlord or Tenant, as the case may be, in support of Landlord’s or Tenant’s respective determination of Option Rent (the “Briefs”);

2.2.4.3.5 That within five (5) business days following the exchange of Briefs, Landlord and Tenant shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party’s Brief (the “First Rebuttals”); provided, however, such First Rebuttals shall be limited to the facts and arguments raised in the other party’s Brief and shall identify clearly which argument or fact of the other party’s Brief is intended to be rebutted;

2.2.4.3.6 That within five (5) business days following the parties’ receipt of each other’s First Rebuttal, Landlord and Tenant, as applicable, shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party’s First Rebuttal (the “Second Rebuttals”); provided, however, such Second Rebuttals shall be limited to the facts and arguments raised in the other party’s First Rebuttal and shall identify clearly which argument or fact of the other party’s First Rebuttal is intended to be rebutted;

2.2.4.3.7 The date, time and location of the arbitration, which shall be mutually and reasonably agreed upon by Landlord and Tenant, taking into consideration the schedules of the Neutral Arbitrator, the Advocate Arbitrators, Landlord and Tenant, and each party’s applicable consultants, which date shall in any event be within forty-five (45) days following the appointment of the Neutral Arbitrator;

2.2.4.3.8 That no discovery shall take place in connection with the arbitration, other than to verify the factual information that is presented by Landlord or Tenant;

2.2.4.3.9 That the Neutral Arbitrator shall not be allowed to undertake an independent investigation or consider any factual information other than presented by Landlord or Tenant, except that the Neutral Arbitrator shall be permitted to visit the Project and the buildings containing the Comparable Transactions;

2.2.4.3.10 Tenant shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours (for purposes of this Section 2.2, “Tenant’s Initial Statement”);

2.2.4.3.11 Following Tenant’s Initial Statement, Landlord shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours (for purposes of this Section 2.2, “Landlord’s Initial Statement”);

2.2.4.3.12 Following Landlord’s Initial Statement, Tenant shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Tenant (for purposes of this Section 2.2, “Tenant’s Rebuttal Statement”);

2.2.4.3.13 Following Tenant’s Rebuttal Statement, Landlord shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Tenant;

2.2.4.3.14 That, not later than ten (10) business days after the date of the arbitration, the Neutral Arbitrator shall render a decision (the “Ruling”) indicating whether Landlord’s or Tenant’s submitted Option Rent is closer to the Neutral Arbitrator’s determination of what the Fair Market Rent should be for the Premises;

2.2.4.3.15 That following notification of the Ruling, Landlord’s or Tenant’s submitted Option Rent determination, whichever is selected by the Neutral Arbitrator as being closer to the Option Rent shall become the then applicable Option Rent; and

2.2.4.3.16 That the decision of the Neutral Arbitrator shall be binding on Landlord and Tenant.

2.2.4.3.17 If a date by which an event described in Section 2.2.4.3, above, is to occur falls on a weekend or a holiday, the date shall be deemed to be the next business day. If the parties fail to enter into an Arbitration Agreement within ten (10) days following the appointment of the Neutral Arbitrator, then the arbitration shall nonetheless proceed in accordance with this Section 2.2.4 notwithstanding such failure.

2.2.4.4 In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term for the Premises, Tenant shall be required to pay the Base Rent then in effect; provided that such amount shall not be lower than the Option Rent initially provided by Tenant to Landlord nor higher than the Option Rent initially provided by Landlord to Tenant (or in the case of Expansion Space, at the Rent initially provided by Landlord to Tenant), and upon the final determination of the Option Rent (or Expansion Rent), the payments made by Tenant shall be reconciled with the actual amounts due, and the appropriate party shall make any corresponding payment to the other party within thirty (30) calendar days after the Option Rent (or Expansion Rent) has finally been determined.

2.2.4.5 Upon final determination of the Option Rent for the Premises, Landlord and Tenant shall execute an amendment reflecting Tenant’s exercise of the applicable extension option and the extension of the Lease Term and the Option Rent for the Premises as finally determined; provided that the failure of either party to execute such amendment shall not affect the validity of the terms of this Lease that apply to the Option Terms.

2.3 Beneficial Occupancy. Subject to the terms of this Section 2.3, if the “Tenant Improvements” (as defined in Section 2.1 of the Tenant Work Letter) are substantially completed on one of more floors prior to the Lease Commencement Date, Tenant shall have the right thereafter to occupy such floor(s) of the Premises prior to the Lease Commencement Date for the conduct of Tenant’s business; provided that (i) Tenant shall give Landlord at least ten (10) days’ prior written notice of any occupancy of the Premises for the conduct of Tenant’s business, (ii) a temporary certificate of occupancy (or its legal equivalent) shall have been issued by the appropriate governmental authorities for such floor(s) of the Premises to be occupied for the conduct of Tenant’s business, (iii) Tenant has delivered to Landlord satisfactory evidence of the insurance coverage required to be carried by Tenant in accordance with Article 10 below, and (iv) except as provided hereinbelow, all of the terms and conditions of the Lease shall apply with respect to the floor(s) occupied by Tenant as though the Lease Commencement Date had occurred (although the Lease Commencement Date shall not actually occur until the occurrence of the same pursuant to the terms of Section 2.1, above), including without limitation Tenant’s obligation to pay “Base Rent,” as that term is defined in Article 3 below, and “Tenant’s Share” of the annual “Building Direct Expenses,” as those terms are defined in Article 4, below, with respect to such floor(s), upon Tenant’s commencement of the conduct of its business in such floor(s) of the Premises.

ARTICLE 3

BASE RENT; ABATED BASE RENT

3.1 Base Rent. Commencing on the Lease Commencement Date, Tenant shall commence paying, without prior notice or demand, to Landlord at the address or pursuant to the wiring instructions set forth in Section 13 of the Summary or to such other address or pursuant to such other wiring instructions as Landlord may from time to time designate in writing, by a check or wire transfer for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 4 of the Summary, payable in equal monthly installments, in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. If any payment of Rent is for a period which is shorter than one month, the Rent for any such fractional month shall accrue on a daily basis during such fractional month and shall total an amount equal to the product of (i) a fraction, the numerator of which is the number of days in such fractional month and the denominator of which is the actual number of days occurring in such calendar month, and (ii) the then-applicable monthly installment of Base Rent. All other payments or adjustments required to be made under the TCCs of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2 Abated Base Rent. During the initial four (4) months of the Lease Term (the “Rent Abatement Period”), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Premises during such Rent Abatement Period (the “Rent Abatement”). Landlord and Tenant acknowledge that the aggregate amount of the Rent Abatement equals $ 1,042,648.00. If Tenant shall be in default under this Lease, and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to terms and conditions of the Lease, or if this Lease is terminated for any reason other than Landlord’s breach of this Lease, or an event of casualty governed by Article 11 or an event of condemnation governed by Article 13, then the dollar amount of the unapplied portion of the Rent Abatement as of the date of such default or termination, as the case may be, shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term and Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full.

ARTICLE 4

ADDITIONAL RENT

4.1 In General. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.5 and 4.2.1, respectively, of this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the TCCs of this Lease, are hereinafter collectively referred to as the “Additional Rent,” and the Base Rent and the Additional Rent are herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.2 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.3 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair or operation of the Project, or any portion thereof, as determined in accordance with sound real estate management and accounting practices. For purposes of clarification, as to any given type of operating expense such type of Operating Expense shall be included either as paid or as accrued during an Expense Year (but not both as paid and as accrued) and such manner of accounting as to such type of Operating Expense shall be maintained consistently throughout the Lease Term. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities (but excluding the cost of electricity provided to leasable space in the Building, including the Premises, to the extent Tenant is separately paying for the cost of electricity pursuant to Section 6.1.3 of the Lease), the cost of operating, repairing, and maintaining the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the reasonable cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) subject to the terms of Section 4.2.3.42, below, the cost of all insurance carried by Landlord in connection with the Project, and the commercially reasonable deductible portion of any insured loss otherwise covered by such insurance; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) [Intentionally Omitted]; (vi) fees and other costs, including management fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance, and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space (and if such management office is shared with other buildings owned by Landlord and Landlord’s affiliates, then such fair rental value shall be equitably prorated between the Building and such other buildings); provided that as long as the Office Space Leasing Requirement is satisfied, any such management office space shall not be located in the Project, and in any event the size of any such management office space shall be comparable to the size of the management offices of the landlords of the Comparable Buildings, with adjustment where appropriate for the size of the applicable project; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons (other than persons generally considered to be higher in rank than the position of “Senior Asset Manager,” which shall mean a property manager overseeing multiple properties) engaged in the operation, maintenance and security of the Project; (ix) operation, repair and maintenance, of all systems and equipment and components thereof of the Project; (x) the cost of janitorial, alarm, security and other services, replacement, renovation, restoration and repair of wall and floor coverings, ceiling tiles and fixtures in Common Areas, maintenance, and repair of curbs and walkways, repair to roofs and re-roofing; (xi) amortization of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof (which shall be amortized over its useful life as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices, and which amortization calculation shall include interest at the “Interest Rate,” as that term is set forth in Article 25 of this Lease); and (xii) the cost of capital improvements or other costs incurred in connection with the Project (A) that are acquired to cause, in Landlord’s good faith judgment, an immediate (i.e., commencing within the first year after completion of such repairs or improvements or installation of such equipment) reduction in other Operating Expenses; or (B) that are incurred due to any new Laws first enacted or made applicable to Project after the Lease Commencement Date; provided, however, that any capital expenditure shall be amortized with interest at the Interest Rate over the shorter of (Y) its useful life as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices, or (Z) with respect to those items included under item (A) above, their recovery/payback period as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices provided such annual amount included in Operating Expenses shall not exceed the amount of Operating Expenses to be saved in each calendar year throughout the Lease Term (as determined at the time Landlord elected to proceed with the capital improvement or acquisition of the capital equipment to reduce Operating Expenses); (xiii) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.4, below. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

4.2.3.1 costs, including marketing costs, legal fees, space planners’ fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project (including, without limitation, cost of construction of the “Base, Core and Shell” (as defined in the Work Letter) and the Improvements), and costs, including permit, license and inspection costs, incurred with respect to the installation of improvements made for tenants or other occupants occupying space in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating space for tenants or other occupants of the Project and costs incurred in removing property and improvements of former tenants or other occupants of the Project;

4.2.3.2 except as set forth in items (xi) and (xii) above, depreciation or amortization of the Project and interest, principal payments, debt service, points, fees, penalties or other debt costs on mortgages and other debt instruments;

4.2.3.3 costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier (or which would have been reimbursed by Landlord’s insurance carrier if Landlord had maintained the insurance required to be carried by Landlord under this Lease) or any tenant’s carrier or by anyone else (except to the extent of commercially reasonable deductibles);

4.2.3.4 any reserves for bad debts, rent loss, capital items, future Operating Expenses or any other purpose;

4.2.3.5 costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants, and Landlord’s general corporate overhead and general and administrative expenses;

4.2.3.6 salaries, wages, bonuses, and other compensation (including hospitalization, medical, surgical, retirement plan, pension plan, union dues, parking privileges, life insurance, including group life insurance, welfare, and other fringe benefits, and vacation, holidays, and other paid absence benefits) of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Senior Asset Manager;

4.2.3.7 amount paid as ground rental for the Project by the Landlord;

4.2.3.8 overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, unaffiliated third parties on a competitive basis;

4.2.3.9 any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge at the Project shall be includable as an Operating Expense;

4.2.3.10 rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

4.2.3.11 all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

4.2.3.12 costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;

4.2.3.13 any costs expressly excluded from Operating Expenses elsewhere in this Lease;

4.2.3.14 rent for any office space occupied by Project management personnel other than as set forth in item (vii) above;

4.2.3.15 costs to the extent arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services;

4.2.3.16 expenses and costs relating in any way whatsoever to the identification, testing, monitoring and control, encapsulation, removal, replacement, repair, or abatement of any Hazardous Materials or mold (to the extent the same is defined as Hazardous Materials under applicable Law) within the Building or Project;

4.2.3.17 fees payable by Landlord for management of the Project in excess of three percent (3%) of Landlord’s gross revenues (adjusted and grossed up to reflect a one hundred percent (100%) occupancy of the Project with all tenants paying full rent (at the lesser of the Base Rent per RSF under this Lease and Landlord’s asking rent for such vacant space), as contrasted with free rent, half-rent and the like, and grossed up to include any amounts for utilities paid directly by Tenant or other tenants of the Project), including base rent and pass-throughs (but excluding the cost of after hours services or utilities and revenues received from telecommunications, fiber and similar providers who are not tenants of the Building), from the Project for any calendar year or portion thereof;

4.2.3.18 costs, fines, penalties, or interest incurred due to a violation of Laws or the terms and conditions of any lease by Landlord or any other tenant in the Project;

4.2.3.19 costs of repairs or other work occasioned by fire, windstorm, or other casualty covered within the classification of fire and extended coverage, whether or not Landlord carries such insurance (except for any commercially reasonable insurance deductible which such deductibles shall be included in the definition of Operating Expenses);

4.2.3.20 costs incurred by Landlord for alterations, additions, and replacements which are considered capital expenditures under sound real estate management and accounting practices, consistently applied, except to the extent expressly set forth in Section 4.2.3 items (xi), (xii) and (xiii) above;

4.2.3.21 to the extent the Base, Shell and Core are not in compliance with Laws as of the Delivery Date, the costs of bringing the Base, Shell and Core relating into compliance with Laws;

4.2.3.22 to the extent the Common Areas are not in compliance with Laws as of the date Landlord receives a certificate of occupancy or temporary certificate of occupancy (or their legal equivalent) for the Base, Shell and Core, the costs of bringing the Common Areas into compliance with Laws;

4.2.3.23 to the extent the Building Systems are not in good condition and repair as of the Delivery Date, and Landlord discovers or is informed of such condition on or before the date that is sixty (60) days after the Lease Commencement Date, the cost of bringing the Building Systems into good condition and repair;

4.2.3.24 repairs or other work paid for through condemnation proceeds;

4.2.3.25 repairs, alterations, additions, improvements or replacements made to rectify or correct any defect in the design, materials, or workmanship of the Project;

4.2.3.26 fees and penalties, including interest, incurred by Landlord due to violation by Landlord or any other tenant or occupant of the Building of applicable Laws, the terms and conditions of any lease, ground lease, mortgage or deed of trust, or other covenants, conditions or restrictions encumbering the Building or the Land;

4.2.3.27 brokerage commissions, attorneys’ and accountants’ fees related thereto, loan brokerage fees, closing costs, interest charges and other similar costs incurred in connection with the sale, refinancing, mortgaging, or selling, or change of ownership of the Project;

4.2.3.28 all costs incurred by Landlord in connection with any dispute relating to the Landlord’s title to or ownership of the Project or any portion thereof;

4.2.3.29 contributions to political or charitable organizations;

4.2.3.30 costs of correcting defects in the Building, and the Common Areas of the Project, or the equipment used therein and the replacement of defective equipment to the extent such costs are covered by warranties of manufacturers, suppliers or contractors, or are otherwise borne by parties other than Landlord, except that conditions resulting from ordinary wear and tear will not be deemed defects for the purpose of this category;

4.2.3.31 interest and penalties due to late payments of taxes and utility bills or any other obligations;

4.2.3.32 subject to Section 4.2.3.19, above, any damage and repairs covered under any insurance policy carried by, or required to be carried by, Landlord;

4.2.3.33 the costs of any “tenant relations” parties, events or promotions;

4.2.3.34 costs incurred in installing, operating and maintaining any specialty improvement not normally installed, operated and maintained in projects comparable to the Building, including, without limitation, an observatory, luncheon club, or athletic or recreational facilities;

4.2.3.35 costs and expenses of providing HVAC service to other tenant spaces in the Building during non-Building Hours;

4.2.3.36 costs and expenses to provide janitorial service, water, gas, fuel, steam, lights, sewer service and other utilities to other tenants or occupants of the Building materially in excess of amounts available to Tenant at no direct cost to Tenant (other than as a Direct Expense);

4.2.3.37 costs for janitorial services for any rentable area in the Building to the extent Tenant provides such services to the Premises at its own cost;

4.2.3.38 expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged directly but which are provided to another tenant or occupant of the Building;

4.2.3.39 advertising or promotional expenditures, and the costs of acquiring and installing signs in or on any of the Building identifying the owner of the Building or any other tenant or occupant of the Building;

4.2.3.40 costs of any mitigation fees, impact fees, subsidies, tap-in fees, development fees, connection fees or similar one time charges or costs (however characterized), imposed in connection with the issuance of a temporary certificate of occupancy for the Building or any expansion thereof.

4.2.3.41 cost of any repairs to the Premises, the Building or the Project made necessary by any negligence or willful misconduct of Landlord or any of its assignees, employees, or invitees, or their respective agents, representatives, contractors, or other persons permitted in or invited to the Premises or the Project by Landlord;

4.2.3.42 except to the extent required by this Lease, insurance premiums paid by Landlord to the extent (i) the amount of coverage provided by such policy materially exceeds the amount of coverage then being carried by landlords of the Comparable Buildings, or (ii) the type of insurance provided by such policy is not generally being carried by the landlords of the Comparable Buildings; and

4.2.3.43 except as set forth in Section 4.2.3(xii) above, costs relating to the repair of structural portions of the roof, foundations, floors and exterior walls and all structural seismic upgrading costs.

If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least one hundred percent (100%) occupied during all or a portion of any Expense Year, Landlord may elect to make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been one hundred percent (100%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. Except with respect to the Management Fee, in no event shall any adjustments to Operating Expenses in any calendar year result in Landlord receiving from Tenant and other tenants more than one hundred percent (100%) of the cost of the actual Operating Expenses paid by Landlord in any such calendar year. Landlord shall not (i) make a profit by charging items to Operating Expenses that are otherwise also charged separately to others and (ii) subject to Landlord’s right to adjust the components of Operating Expenses described above in this paragraph, collect Operating Expenses from Tenant and all other tenants in the Building in an amount in excess of what Landlord incurs for the items included in Operating Expenses.

4.2.4 Taxes.

4.2.4.1 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof (including, without limitation, the land upon which the Building is located). If, for any tax fiscal year, the Project is not separately assessed, but is assessed jointly with other property, then Landlord shall equitably apportion such Taxes Expenses for such tax fiscal year based upon allocable tax basis among the properties jointly assessed.

4.2.4.2 Tax Expenses shall include, without limitation: (i) any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the Project’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies; (iii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (iv) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (v) all of the real estate taxes and assessments imposed upon or with respect to the Building and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project. All assessments which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law (except to the extent inconsistent with the general practice of landlords of the Comparable Buildings).

4.2.4.3 Any reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. Refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant as Tax Expenses under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of any such increased Tax Expenses included by Landlord as Tax Expenses pursuant to the TCCs of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.4, there shall be excluded from Tax Expenses (i) any excess profits taxes, franchise taxes, gift taxes, inheritance and succession taxes, estate taxes, documentary transfer taxes, federal or state income taxes, corporate, capital stock or capital gains taxes, penalties incurred as a result of Landlord’s failure to pay taxes or to file any tax or informational returns and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under

Section 4.5 of this Lease. In addition to the foregoing, Tax Expenses shall exclude the value of tenant improvements in other tenants’ premises (as opposed to “Base Building” improvements, as that term is defined in Section 8.2 of this Lease), as allocated to such other tenants on the assessment and assessed for real property tax purposes at a valuation higher than Seventy Dollars and No/100 ($70.00) per RSF (the “Building Standard Improvement Value”).

4.2.4.4 Tenant may request a tax appeal for real estate taxes from Landlord whether or not Landlord intends to file a tax appeal for real estate taxes that relate to any real estate tax fiscal year. If Landlord indicates that Landlord will not appeal such property taxes, then Landlord agrees to cooperate with Tenant should Tenant desire to appeal such property taxes for the Project. If Tenant elects to exercise the option to appeal pursuant to this Section, then Tenant is required to provide Landlord with written notice (“Appeals Notice”) at least thirty (30) days prior to the final date in which the appeal must be filed. Upon receipt of the Appeals Notice, Landlord shall retain a third party reasonably approved by Tenant in order to file and prosecute such appeal and thereafter Landlord shall diligently prosecute such appeal. Tenant may at any time in its sole discretion direct Landlord to terminate an appeal it previously elected pursuant to an Appeals Notice. In the event Tenant provides an Appeals Notice to Landlord and the resulting appeal reduces the property taxes for the calendar year in question as compared to the original bill received for such calendar year, then the costs for such appeal shall be included as an Operating Expense and passed through to the tenants of the Building. In turn, if the appeal is not successful, then Tenant shall reimburse Landlord, within thirty (30) days after written demand, for any and all costs reasonably incurred by Landlord in connection with such appeal. Tenant’s failure to timely deliver an Appeals Notice shall waive Tenant’s rights to request an appeal of such tax increase or assessment for such calendar year. In addition, Tenant’s obligations to reimburse Landlord for the costs of the appeal pursuant to this Section, and Tenant’s right to benefit from any reduction in the Tax Expenses, shall survive the expiration or earlier termination of this Lease in the event the appeal is not concluded until after the expiration or earlier termination of the Lease. Landlord agrees to keep Tenant apprised of all tax protest filings and proceedings undertaken by Landlord to obtain a reduction or refund of Tax Expenses.

4.2.5 “Tenant’s Share” shall mean the percentage set forth in Section 6 of the Summary.

4.3 Cost Pools. The parties acknowledge that certain of the costs and expenses incurred in connection with the Project (i.e., the Direct Expenses) should be separately allocated to the Premises and the Retail Space. Direct Expenses shall be allocated between the Premises and Retail Space (each, a “Cost Pool”) based on the estimated benefit derived by the space which is the subject of the Cost Pool, and such allocations shall be reasonably determined by Landlord. Direct Expenses and Tax Expenses which apply equally to the Retail Space and the Premises (such as Landlord’s insurance costs), as reasonably determined by Landlord, shall be allocated to the Premises Cost Pool and the Retail Space Cost Pool based on the square footage of each of those spaces, respectively, compared to the total square footage of the Building. Any costs allocated to a Cost Pool (e.g. the Retail Space Cost Pool) which does not include a portion of the Premises shall be excluded from the definition of Direct Expenses for the purposes of this Lease.

4.4 Calculation and Payment of Additional Rent. Tenant shall pay to Landlord, in the manner set forth in Sections 4.4.1 and 4.4.2, below, and as Additional Rent, an amount equal to Tenant’s Share of Direct Expenses for each Expense Year. Landlord hereby agrees that, during the initial Lease Year and the following six (6) months of the Lease Term, Tenant shall not be liable for Direct Expenses, exclusive of utilities and janitorial costs, that are in excess of an amount equal to $11.91 per RSF of the Premises per annum.

4.4.1 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant on or before May 1 following the end of each Expense Year, a statement (the “Statement”) which shall state in general major categories the Direct Expenses incurred or accrued for the particular Expense Year, and which shall indicate the amount of Tenant’s Share of Direct Expenses. Upon request from Tenant, Landlord shall provide more detailed information with respect to the expenses incurred by Landlord with respect to any of the general major categories. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of Tenant’s Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Direct Expenses,” as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses (an “Excess”), Tenant shall receive a credit in the amount of such Excess against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of Direct Expenses for the Expense Year in which this Lease terminates, if Tenant’s Share of Direct Expenses is greater than the amount of Estimated Direct Expenses previously paid by Tenant to Landlord, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant’s Share of Direct Expenses (again, an Excess), Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of such Excess. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant’s Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than eighteen (18) months following the expiration of any Expense Year (i.e. June 30 of the second year following the Expense Year), provided that in any event Tenant shall be responsible for Tenant’s Share of Direct Expenses which (x) were levied by any governmental authority or by any public utility companies, and (y) Landlord had not previously received an invoice therefor and which are currently due and owing (i.e., costs invoiced for the first time regardless of the date when the work or service relating to this Lease was performed), at any time following the Lease Expiration Date which are attributable to any Expense Year.

4.4.2 Statement of Estimated Direct Expenses. In addition, Landlord shall give to Tenant prior to March 1 of each calendar year of the Lease Term, a yearly expense estimate statement (the “Estimate Statement”) for such calendar year which shall set forth, in general major categories, Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant’s Share of Direct Expenses (the “Estimated Direct Expenses”). Upon request from Tenant, Landlord shall provide more detailed information with respect to the expenses incurred by Landlord with respect to any of the general major categories. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Additional Rent under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Excess theretofore delivered to the extent necessary; provided that Landlord may not revise the Estimate Statement or Estimated Excess more than once in any Expense Year. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant. Throughout the Lease Term Landlord shall maintain books and records with respect to Direct Expenses in accordance with generally accepted real estate accounting and management practices, consistently applied.

4.5 Taxes and Other Charges for Which Tenant Is Directly Responsible.

4.5.1 Tenant shall be liable for and shall pay before delinquency, taxes levied against Tenant’s equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant’s equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord’s property or if the assessed value of Landlord’s property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.5.2 If the tenant improvements in the Premises (as opposed to the Base Building), whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the Building Standard Improvement Value, then, at Landlord’s option, the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.

4.5.3 Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.6 Landlord’s Books and Records. Landlord shall maintain for a period of at least two (2) years following the end of the calendar year to which they pertain, books and records relating to all Direct Expenses for such calendar year. Within one (1) year after receipt of a Statement by Tenant (the “Review Period”), if Tenant disputes the amount of Direct Expenses set forth in the Statement, an independent certified public accountant (with no requirement that such independent certified public accountant be employed by a nationally or regionally recognized certified public accounting firm) or an employee or principal of a nationally or regionally recognized certified public accounting firm, which, in any event, is not working on a contingency fee basis, designated and paid for by Tenant (“Tenant’s Accountant”), may, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records with respect to the Statement at Landlord’s offices, provided that Tenant is not then in default wither respect to the payment of Base Rent and/or Direct Expenses under this Lease and Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, as the case may be (provided that Tenant may pay such amounts under protest). In connection with such inspection, Tenant and Tenant’s agents must agree in advance to follow Landlord’s reasonable rules and procedures regarding inspections of Landlord’s records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection. The inspection shall be completed within sixty (60) days following the date Landlord makes such records available for review. Tenant’s failure to dispute the amount of Additional Rent set forth in any Statement within the Review Period shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, Tenant still disputes such Additional Rent, a determination as to the proper amount shall be made, at Tenant’s cost, by an independent certified public accountant who has not represented Landlord or Tenant or any of their affiliates in the preceding five (5) years (the “Accountant”) selected by Landlord and subject to Tenant’s reasonable approval, and such determination by the Accountant shall be binding on Landlord and Tenant; provided that if the final determination (as agreed upon by the parties or as determined by the Accountant) proves that Direct Expenses were overstated by more than four percent (4%), then the cost of Tenant’s Accountant and the Accountant shall be paid for by Landlord. If such final determination reflects that Tenant has overpaid Tenant’s Share of Direct Expenses for the period in question, then Landlord shall credit such excess to Tenant’s next payment of Base Rent and Direct Expenses. If such final determination reflects that Tenant has underpaid Tenant’s Share of Operating Expenses, Tenant shall promptly pay such additional Direct Expenses to Landlord within thirty (30) days after such determination. Tenant hereby acknowledges that Tenant’s sole right to inspect Landlord’s books and records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.7, and Tenant hereby waives any and all other rights pursuant to applicable law to inspect such books and records and/or to contest the amount of Direct Expenses payable by Tenant.

ARTICLE 5

USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord’s sole and absolute discretion.

5.2 Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or service organization; (vi) radio and/or television stations; or (vi) retail or restaurant uses (other than food service for Tenant and Tenant’s employees and invitees). Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the Rules and Regulations (as defined below); or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any “Environmental Laws” (as defined below) (collectively, “Laws”); Tenant shall not do or permit anything to be done in or about the Premises which will in any material way obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Notwithstanding the foregoing provisions of this Section 5.2 to the contrary, Tenant need not comply with any Laws so long as Tenant is contesting the validity thereof or the applicability thereof in accordance with the remainder of this Section 5.2. Tenant, at its expense, after notice to Landlord, may contest by appropriate proceedings prosecuted diligently and in good faith, the validity or applicability of any Laws with which Tenant is responsible for compliance hereunder, provided that (a) the condition which is the subject of such contest does not pose a danger to persons or property, (b) the certificate of occupancy or other occupancy permit for the Premises or the Project is neither subject to being suspended nor threatened to be suspended by reason of non-compliance or otherwise by reason of such contest, and (c) Landlord is not subject to criminal penalty or to prosecution for a crime by reason of Tenant’s non-compliance or otherwise by reason of such contest.

5.3 Tenant’s Bicycles. Tenant’s employees shall be permitted to bring their bicycles into the Premises, subject to the provisions of this Section 5.3, and such additional reasonable rules and regulations as may be promulgated by Landlord from time to time (in Landlord’s reasonable discretion) and provided to Tenant that do not unreasonably interfere with Tenant’s ability to park its bicycles as contemplated herein; however, if there is a conflict between this Lease and such rules and regulations, this Lease shall prevail. AT NO TIME ARE RIDERS ALLOWED TO RIDE ANY BICYCLE IN THE PREMISES, THE BUILDING (INCLUDING, WITHOUT LIMITATION, THE LOBBY OF THE BUILDING), OR ANYWHERE ELSE WITHIN THE PROJECT. RIDERS MUST ALWAYS WALK THEIR BICYCLES WITHIN THOSE AREAS OF THE PROJECT DESIGNATED AS PEDESTRIAN AREAS OR WALKWAYS. The right provided to Tenant and its employees in this Section 5.3 shall be subject to the requirement that all bicycles be taken directly to the Premises. Storage of any bicycle anywhere on the Project other than in the Premises is prohibited. Tenant shall keep its employees informed of these rules and regulations and any modifications thereto.

5.4 Tenant’s Dogs.

5.4.1 In General. Subject to the provisions of this Section 5.4, and the Rules and Regulations, Tenant shall be permitted to bring non-aggressive, fully domesticated fully-vaccinated, dogs into the Premises (which dogs are owned by Tenant or an officer or employee of Tenant) (“Tenant’s Dogs”). Tenant’s Dogs must be on a leash while in any area of the Project outside of the Premises. Within three (3) business days following Tenant’s receipt of

Landlord’s request, Tenant shall provide Landlord with reasonable satisfactory evidence showing that all current vaccinations have been received by Tenant’s Dogs. Tenant’s Dogs shall not be brought to the Project if such dog is ill or contracts a disease that could potentially threaten the health or wellbeing of any tenant or occupant of the Building (which diseases may include, but shall not be limited to, rabies, leptospirosis and Lyme disease). While in the Building, Tenant’s Dogs must be taken directly to/from the Premises. Tenant shall not permit any objectionable dog related odors to emanate from the Premises, and in no event shall Tenant’s Dogs be at the Project overnight. All bodily waste generated by Tenant’s Dogs in or about the Project shall be promptly removed and disposed of in trash receptacles designated by Landlord, and any areas of the Project affected by such waste shall be cleaned and otherwise sanitized. No Tenant’s Dog shall be permitted to enter the Project if such Tenant’s Dog previously exhibited dangerously aggressive behavior.

5.4.2 Costs and Expenses. During any period in which the Office Space Leasing Requirement is not satisfied, Tenant shall pay to Landlord, within ten (10) business days after demand, all costs incurred by Landlord in connection with Tenant’s Dogs presence in the Building, Premises or Project, including, but not limited to, janitorial, waste disposal, landscaping, signage, repair, and legal costs and expenses. During any period in which the Office Space Leasing Requirement is not satisfied, in the event Landlord receives any verbal or written complaints from any other tenant or occupant of the Project in connection with health-related issues (e.g., allergies) related to the presence of the Tenant’s Dogs in the Premises, the Building or the Project, Landlord and Tenant shall promptly meet and mutually confer, in good faith, to determine appropriate mitigation measures to eliminate the causes of such complaints (which mitigation measures may include, without limitation, additional and/or different air filters to be installed in the Premises heating, air conditioning and ventilation system, or elsewhere in the Building), and Tenant shall cause such measures to be taken promptly at its sole cost or expense.

5.4.3 Indemnity. The indemnification provisions of Article 10 of this Lease shall apply to any claims relating to any of Tenant’s Dogs.

5.4.4 Rights Personal to Original Tenant. The right to bring Tenant’s Dogs into the Premises pursuant to this Section 5.4 is personal to the Original Tenant and its Permitted Transferees. If Tenant assigns the Lease or sublets all or any portion of the Premises, then, as to the entire Premises, upon such assignment, or, as to the portion of the Premises sublet, upon such subletting and until the expiration of such sublease, the right to bring Tenant’s Dogs into such portion the Premises shall simultaneously terminate and be of no further force or effect.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.

6.1.1 Subject to limitations imposed by applicable Law, Landlord shall provide heating and air conditioning (“HVAC”) when necessary for normal comfort for normal office use in the Premises during Building Hours; provided, however, at any time that the Office

Space Leasing Requirement is satisfied, in lieu of provided HVAC only during Building Hours, Tenant may use HVAC or other building systems for up to fifty-three (53) hours per week, and if Tenant uses such HVAC or other building systems in excess of fifty-three (53) hours per week, then the incremental cost of operating the dedicated HVAC system(s) and/or building systems due to the excess wear and tear beyond that which would be customary for premises used for normal general office uses along with the incremental cost of maintaining, repairing and replacing all or any portion of the dedicated HVAC system(s) and/or building systems resulting from such excess wear and tear, as reasonably determined by Landlord, shall be paid by Tenant within thirty (30) days after written demand from Landlord as Additional Rental. Tenant shall pay for the cost of any modifications that are necessary to the Base Building as a result of Tenant’s occupancy density of more than 1 person per 125 rentable square feet of the Premises. The Building Hours shall be from 8:00 A.M. to 6:00 P.M. Monday through Friday and 9:00 A.M. to 12:00 P.M. on Saturdays (collectively, the “Building Hours”), except for the date of observation of New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Veterans Day, Thanksgiving Day, Christmas Day and, at Landlord’s discretion, other locally and nationally recognized holidays observed by landlords of Comparable Buildings or observed by unions providing services to the Project (collectively, the “Holidays”); provided that at any time that the Office Space Leasing Requirement is satisfied, Tenant may determine the Holidays.

6.1.2 Landlord shall furnish electricity to each floor of the Premises for the operation of Tenant’s electrical systems as follows: (i) for plug load at a demand load of not less than 4.25 watts per usable square foot per floor of the Premises (the foregoing demand load requirement shall exclude electrical wiring and facilities for connection to Tenant’s lighting fixtures); and (ii) for the operation of Tenant’s lighting at a demand load of not less than 0.75 watts per usable square foot per floor of the Premises.

6.1.3 Tenant shall be responsible to pay directly, and not as a part of Operating Expenses, for the cost of all electricity consumed in the Premises (not including electricity associated with the Building HVAC system). Such payments shall be made directly to the applicable utility, or if Tenant is not able to contract directly with such utility, Tenant shall reimburse Landlord for all costs (without mark-up) of electricity consumed in the Premises (not including electricity associated with the Building HVAC system) based on a separate submeter (the “Submetering Equipment”) installed with respect to the Premises by Landlord as part of the Landlord Work (as defined in the Work Letter) (the cost of such installation to be paid by Landlord). Tenant may audit Landlord’s readings of the Submetering Equipment and Landlord shall deliver reasonably detailed invoices to Tenant reflecting Landlord’s reading of the Submetering Equipment and resulting electricity costs.

6.1.4 As part of Operating Expenses, Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures within the Premises; however, Tenant may elect to do such work itself at a later date, in which case such expenses shall be excluded from Operating Expenses. In addition, Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.

6.1.5 Landlord shall not provide janitorial services for the Premises. Tenant shall be solely responsible for performing all janitorial services and other cleaning of the Premises. The janitorial and cleaning of the Premises shall be adequate to maintain the Premises in a manner consistent with the Comparable Buildings. Landlord shall provide window washing services in a manner consistent with the Comparable Buildings.

6.1.6 Landlord shall provide nonexclusive (provided such use shall be exclusive, subject to Landlord’s reasonable use requirements, at any time that the Office Space Leasing Requirement is satisfied), non-attended automatic passenger elevator service during the Building Hours, and shall have at least one elevator available at all other times. Tenant shall provide such reasonable protection as Landlord may require during any period that Tenant is using a passenger elevator as a freight elevator.

6.1.7 Landlord shall provide reasonable access-control services for the Building in a manner materially consistent with the services provided by landlords of the Comparable Buildings. Notwithstanding the foregoing, Landlord shall in no case be liable for personal injury or property damage for any error with regard to the admission to or exclusion from the Building or Project of any person except to the extent caused by the gross negligence or willful misconduct of Landlord in connection with the selection of the vendor hired by Landlord to provide such access control services or in connection with the individuals that Landlord or Landlord’s access control vendor allows in the Building (other than the first (1st) floor lobby).

6.1.8 Landlord shall provide tepid and cold water at points of supply.

6.1.9 Landlord shall provide gas at points of supply. Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems; provided, that, such regulations and requirements shall not require Tenant to reduce its occupancy density for the Premises.

6.2 Overstandard Tenant Use. During any period in which the Office Space Leasing Requirement is not satisfied, if Tenant uses water in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, including the cost of such additional metering devices. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation. If Tenant desires to use HVAC during non-Building Hours, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate (but Landlord shall not require more than one (1) business day notice), of Tenant’s desired use in order to supply such HVAC, and Landlord shall supply such HVAC to Tenant at Landlord’s actual cost (which shall be treated as Additional Rent), including the cost of increased depreciation on the Base Building HVAC equipment but excluding the cost of electricity to the extent paid for directly by Tenant.

6.3 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent except as otherwise provided in Section 6.4 or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease, except as otherwise provided in Section 6.4 or elsewhere in the Lease.

6.4 Abatement Event. If (i) Landlord fails to perform the obligations required of Landlord under the TCCs of this Lease, and (ii) such failure causes all or a portion of the Premises to be untenantable and unusable by Tenant (except to the extent such failure is due to the failure of a utility company to provide electrical power to the Building), Tenant shall give Landlord notice (the “Abatement Notice”), specifying such failure to perform by Landlord (the “Abatement Event”). If Landlord has not cured such Abatement Event within five (5) days after the receipt of the Abatement Notice (or within five (5) days after the date Landlord otherwise had actual knowledge of such Abatement Event as reasonably demonstrated by Tenant) or if such Abatement Event lasts for ten (10) business days in the aggregate after Landlord’s receipt of any such notice in any twelve (12) month period (the “Eligibility Period”), Tenant may immediately abate Rent payable under this Lease for that portion of the Premises rendered untenantable and not used by Tenant, for the period from the commencement of such Abatement Event until the earlier of the date Landlord cures such Abatement Event or the date Tenant recommences the use of such portion of the Premises; provided that if the entire Premises has not been rendered untenantable and unusable by the Abatement Event, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises (which shall be based on a ratio of the square feet of rentable area rendered untenantable and unusable to all of the rentable area leased by Tenant) so rendered untenantable and unusable and not used by Tenant. Notwithstanding the foregoing, in the event there is a disruption of services to the Premises, Landlord agrees to promptly use commercially reasonable efforts to resolve such failure of such services. Such right to abate Rent shall be Tenant’s sole and exclusive right to abate Rent as the result of an Abatement Event, but shall not otherwise limit Tenant’s remedies for an Abatement Event. Except as provided in this Section 6.4, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

6.5 Tenant Security System. Tenant shall be entitled to install a separate security system for the Premises and may include, without limitation, key-card systems, access gates (including, if the Office Space Leasing Requirement is satisfied, such gates in the ground floor lobby of the Building), security lighting and video monitoring equipment (including in the ceilings of the Common Areas adjacent to the Premises, subject to Landlord’s reasonable approval of the locations thereof, and provided that Landlord and Tenant shall reasonably cooperate in good faith with respect to any such video monitoring equipment located in the Common Areas) (“Tenant’s Security System”), either as an Alteration (pursuant to the TCCs of Article 8 or as a part of the initial Improvements being constructed pursuant to the TCCs of Exhibit B; provided, however, (i) Tenant shall ensure that Tenant’s Security System is compatible with any security system installed by Landlord, (ii) the plans and specifications for Tenant’s Security System shall be subject to Landlord’s reasonable approval, and (iii) the installation of Tenant’s Security System shall otherwise be subject to the terms and conditions of Article 8 of this Lease and/or the Work Letter, as applicable. At Tenant’s sole cost, Tenant shall be permitted to tie Tenant’s Security Equipment into the Building Systems if requested by Tenant provided that (a) Tenant’s Security Equipment is compatible with the Building Systems and (b) Tenant’s Security System does not materially and adversely interfere with the Building Systems. In addition, Tenant shall have the right to contract directly with Landlord’s security contractor as well as utilize its own employees or third parties to perform security services within the Premises. Tenant shall at all times provide Landlord with a contact person who can disarm the security system and who is familiar with the functions of Tenant’s Security System in the event of a malfunction.

6.6 Fire Stairs. Landlord hereby agrees that Landlord shall not prohibit Tenant from using the fire stairs between contiguous floors of the Premises for the regular travel of employees between such floors, except to the extent Landlord is otherwise ordered by a governmental entity having jurisdiction over the Premises to so prohibit Tenant from such use. Tenant shall have the right to have such fire stairs, and the door(s) to access such fire stairs on each floor of the Premises, monitored and accessed by a security system installed by Tenant pursuant to Section 6.5 of this Lease. Tenant may securitize the stairwell and make cosmetic alterations to the fire stairs pursuant to the terms of Article 8 of this Lease, so long as such securitization and alterations are code compliant; provided that for purposes of Section 8.5 of this Lease, below, any such securitization and cosmetic alterations shall be deemed to be Specialty Alteration. Landlord hereby makes no representation to Tenant as to whether or not the use of the fire stairs between contiguous floors of the Premises for the regular travel of employees between such floors is allowed under applicable Laws.

6.7 Rooftop Rights. In accordance with, and subject to, the terms and conditions set forth in Article 8, below, and this Section 6.7, Tenant, on an non-exclusive basis, may use the Building’s roof for the installation and maintenance, at Tenant’s sole cost and expense, subject to the application of Improvement Allowance, of satellite dishes/antennae on the roof of the Building (and reasonable equipment and cabling related thereto), for receiving of signals or broadcasts (as opposed to the generation or transmission of any such signals or broadcasts) (all such equipment is defined collectively as the “Telecommunications Equipment”). Tenant shall pay, as Additional Rent, an amount equal to $750.00 per month for the use of the space on the roof provided to Tenant hereunder. The physical appearance and all specifications of the Telecommunications Equipment shall be subject to Landlord’s reasonable approval, the location of any such installation of the Telecommunications Equipment (“Tenant’s Rooftop Area”) shall be designated by Landlord, and Landlord may require Tenant to install screening around such Telecommunications Equipment, at Tenant’s sole cost and expense, as reasonably designated by Landlord. Landlord makes no representations or warranties whatsoever with respect to the condition of the roof of the Building, or the fitness or suitability of the roof of the Building for the installation, maintenance and operation of the Telecommunications Equipment, including, without limitation, with respect to the quality and clarity of any receptions and transmissions to or from the Telecommunications Equipment and the presence of any interference with such signals whether emanating from the Building or otherwise. Tenant shall maintain such Telecommunications Equipment, at Tenant’s sole cost and expense. Tenant shall remove such Telecommunications Equipment upon the expiration or earlier termination of the Lease, and shall return the affected portion of the rooftop and the Premises to the condition the rooftop and the Premises would have been in had no such Telecommunications Equipment been installed (reasonable wear and tear excepted). Notwithstanding any such review or approval by Landlord, Tenant shall remain solely liable for any damage to any portion of the roof or roof membrane, specifically including any penetrations, in connection with Tenant’s installation, use, maintenance and/or repair of such Telecommunications Equipment, and Landlord shall have no liability therewith. Such Telecommunications Equipment shall, in all instances, comply with applicable Laws.

6.8 Supplemental HVAC Units. Notwithstanding anything to the contrary contained in this Lease, at any time during the Lease Term, Tenant shall have the right but not the obligation to install, in accordance with, and subject to, the terms and conditions set forth in Article 8, below (or in accordance with the Work Letter if installed as part of the Improvements), in the Premises, at Tenant’s sole cost and expense, subject to the application of the Improvement Allowance, as applicable, one (1) or more “Supplemental HVAC Units” (defined below) in order to provide Tenant’s computer rooms, NOC, data center and/or other area(s) in the Premises with additional heating and cooling capacity. For purposes of clarification, Landlord shall only have a right to approve the manner and location in which Supplement HVAC Unit(s) are installed in the Premises (and Landlord shall not altogether disapprove of installation of Supplement HVAC Unit(s)). As used herein, the term “Supplemental HVAC Unit” shall mean a self-enclosed electric heating and cooling unit of the size and tonnage, and having the specifications, approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall have access to and use of a proportionate share of the Building’s distributed water (i.e., water not used in the operation of the Base Building) for such facilities and Tenant shall pay to Landlord an amount equal to the actual costs to supply such distributed water, including any increased depreciation of the Building Systems used to supply distributed water. At the end of the Lease Term, Tenant shall remove, at Tenant’s sole cost and expense, any Supplemental HVAC Unit and restore all portions of the Premises and the Building affected by such removal to their condition immediately prior to the installation of such equipment, ordinary wear and tear excepted.

6.9 Additional Services. Should Tenant require, and should Landlord provide, any excessive or services in addition to those described in this Section 6.1 above (“Additional Services”), Tenant agrees to pay on demand, as Additional Rent, the expense of all Additional Services, and Landlord shall be entitled to impose and collect charges for Additional Services. Landlord may cause a switch and metering system to be installed at Tenant’s expense to measure the amount of utility services consumed. The cost of any such meters and their installation, maintenance, repair and replacement shall be paid by Tenant. All costs for such Additional Services shall be prorated among all tenants then requesting comparable Additional Services during such time periods.

ARTICLE 7

REPAIRS

Landlord shall maintain in good condition and operating order and keep in good repair and condition, in a manner commensurate with the Comparable Buildings and in a clean, safe and neat condition, the structural portions of the Building, including the foundation, floor/ceiling slabs, roof structure (as opposed to roof membrane), curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, stairwells, elevator cab, men’s and women’s washrooms, Building mechanical, electrical and telephone closets, and all common and public areas servicing the Building, landscaping and exterior Project signage (collectively, “Building Structure”) and the Base Building mechanical, electrical, life safety, plumbing, sprinkler systems and HVAC systems which were not constructed by Tenant Parties (collectively, the “Building Systems”) and the Common Areas. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use of the Premises in making any repairs or replacements to the Building or the Premises. Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures, equipment, interior window coverings, and furnishings therein, and the floor or floors of the Building on which the Premises is located, in good order, repair and condition at all times during the Lease Term, but such obligation shall not extend to the Building Structure and the Building Systems. Excluding Tenant’s self-help rights expressly set forth in this Lease, Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code or under any similar Law.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, and which consent shall not be unreasonably withheld by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the Building Structure portions or the Building Systems or is visible from the exterior of the Building. If Landlord disapproves of any proposed Alterations, Landlord shall respond, in writing, stating the grounds for such disapproval, within ten (10) business days after receipt of Tenant’s request for approval of the proposed Alterations. If Landlord fails to respond with its approval or disapproval within ten (10) business days after receipt of Tenant’s request, then Tenant may send Landlord a reminder notice setting forth such failure containing the following sentence at the top of such notice in bold, capitalized font at least twelve (12) points in size: “LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN LANDLORD’S DEEMED APPROVAL OF TENANT’S ALTERATION” (the “Reminder Notice”). Any such Reminder Notice shall include a complete copy of Tenant’s plans and specification for such Alteration. If Landlord fails to respond within five (5) business days after receipt of a Reminder Notice, then Tenant’s Alteration for which Tenant requested Landlord’s approval shall be deemed approved by Landlord. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days’ notice to Landlord, but without Landlord’s prior consent, to the extent that such Alterations do not (i) adversely affect the Building Systems or Building Structure, or effect the exterior appearance of the Building, or (ii) cost more than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) for a particular job of work (the “Cosmetic Alterations”). The construction of the initial improvements to the Premises shall be governed by the terms of the Work Letter and not the terms of this Article 8.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable as to the manner in which such Alterations or repairs will be performed, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors reasonably approved by Landlord, and any removal and/or restoration obligations required to be performed pursuant to the TCCs of Section 8.5 of this Lease. If Landlord fails to respond with its approval or disapproval of Tenant’s contractors within five (5) business days, then Tenant may send Landlord a reminder notice setting forth such failure containing the following sentence at the top of such request in bold, capitalized font at least twelve (12) points in size: “LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN

TWO (2) BUSINESS DAYS SHALL RESULT IN LANDLORD’S DEEMED APPROVAL OF TENANT’S CONTRACTOR” (the “Contractor Reminder Notice”). If Landlord fails to respond within two (2) business days after receipt of a Contractor Reminder Notice, then Tenant’s contractor for which Tenant requested Landlord’s approval shall be deemed approved by Landlord. If Landlord shall give its consent, the consent shall be deemed conditioned upon Tenant acquiring a permit to do the work from appropriate governmental agencies, the furnishing of a copy of such permit to Landlord prior to the commencement of the work, and the compliance by Tenant with all conditions of said permit in a prompt and expeditious manner. If such Alterations will involve the use of or disturb hazardous materials or substances existing in the Premises, Tenant shall comply with Landlord’s rules and regulations concerning such hazardous materials or substances. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable Laws, and pursuant to a valid building permit, issued by the city in which the Building is located (or other applicable governmental authority), all in conformance with Landlord’s Construction Rules and Regulation (as defined below). In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the “Base Building,” as that term is defined below, then Landlord shall, at Tenant’s expense, make such changes to the Base Building. The “Base Building” shall include the Building Structure and the Building Systems. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to materially obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to materially obstruct the business of Landlord or other tenants in the Project. Tenant shall retain any union trades to the extent designated by Landlord. Further, Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord’s reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant’s obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Francisco in accordance with Section 8182 of the Civil Code of the State of California or any successor statute and Tenant shall deliver to the property manager a reproducible copy of the “as built” and CAD drawings of the Alterations, to the extent applicable, as well as copies of all permits, approvals and other documents issued by any governmental agency in connection with the Alterations. “Construction Rules and Regulations” shall be the reasonable and customary rules and regulations promulgated by Landlord regarding construction performed by tenants of the Building and provided to Tenant in writing, which shall be materially consistent with the construction rules and regulations of other Comparable Buildings. To the extent of any conflict between the terms and conditions of the Construction Rules and Regulations and the terms and conditions of this Lease, the terms and conditions of this Lease shall control.

8.3 Payment for Improvements. If payment is made directly to contractors, Tenant shall comply with Landlord’s reasonable requirements for final lien releases and waivers in connection with Tenant’s payment for work to contractors. Tenant shall pay to Landlord, as Additional Rent, the reasonable costs of Landlord’s third party engineers and other third party consultants (but not Landlord’s on-site management personnel) which are reasonably required to be engaged by Landlord for review of all plans, specifications and working drawings for the Alterations, within thirty (30) days after Tenant’s receipt of invoices from Landlord together with reasonable supporting evidence. Landlord shall not be entitled to receive an administrative or supervision fee with regard to repairs, Alterations or any other work arising from or related to this Lease except as expressly set forth herein unless Tenant hires Landlord to perform the Alterations, in which case, an administrative fee will be negotiated between Landlord and Tenant at that time.

8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant and Tenant’s Agents (as defined in the Work Letter attached hereto) carry insurance in accordance with Section 4.2.2.4 of the Work Letter attached hereto. In addition, Landlord may, in its reasonable discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee; provided, however, Landlord shall not require the Original Tenant or any Permitted Transferee Assignee to obtain a lien and completion bond or some alternate form of security.

8.5 Landlord’s Property. Except as expressly set forth in this Lease, Landlord and Tenant hereby acknowledge and agree that (i) all Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises (excluding Tenant’s removable trade fixtures, furniture or non-affixed office equipment), from time to time, shall be at the sole cost of Tenant and shall be and become part of the Premises and the property of Landlord, and (ii) the Improvements to be constructed in the Premises pursuant to the TCCs of the Work Letter shall, upon completion of the same, be and become a part of the Premises and the property of Landlord. Furthermore, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant’s expense, to remove any “Specialty Improvements” to the Premises, and to repair any damage to the Premises and Building caused by such removal; provided, however, if, in connection with its notice to Landlord with respect to any such Specialty Improvements, (x) Tenant requests Landlord’s decision with regard to the removal of such Specialty Improvements, and (y) Landlord thereafter agrees in writing to waive the removal requirement with regard to such Specialty Improvements, then Tenant shall not be required to so remove such Specialty Improvements; provided further, however, that if Tenant requests such a determination from Landlord and Landlord, within ten (10) business days following Landlord’s receipt of such request from Tenant with respect to Specialty Improvements, fails to address the removal requirement with regard to such Specialty Improvements, Landlord shall be deemed to have agreed to waive the removal requirement with regard to such Specialty Improvements. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Specialty Improvements, then Landlord may do so and may charge the actual, reasonable out-of-pocket costs thereof to Tenant, which costs shall be paid to Landlord within thirty (30) days after receipt of invoice together with reasonable supporting evidence. “Specialty Improvements” means any Alterations other than normal and customary general office improvements. Notwithstanding the foregoing, “Specialty Improvements” shall (i) not include conference rooms, training space or Cosmetic Alterations and (ii) include (a) any Alterations which affect the Base Building, (b) any fitness facility in the Premises, (c) any showers, restrooms, washrooms or similar facilities in the Premises that are not part of the Base Building, and (d) any private stairways in the Premises. Landlord shall not unreasonably withhold its approval with respect to what Improvements or Alterations Landlord may require Tenant to remove at the expiration of the Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys’ fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable Laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within twenty (20) days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord’s title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord’s option shall attach only against Tenant’s interest in the Premises and shall in all respects be subordinate to Landlord’s title to the Project, Building and Premises.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1 Indemnification and Waiver. Except to the extent arising from the negligence or willful misconduct of the Landlord or the “Landlord Parties” (as that term is defined below), Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Except to the extent arising from the negligence or willful misconduct of Landlord or the Landlord Parties, Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from and against any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from: (a) any causes (including Alterations performed by Tenant) in, on or about the Premises; (b) the use or occupancy of the Premises by Tenant or any person claiming under Tenant; (c) any activity, work, or thing done, or permitted or suffered by Tenant in or about the Premises (including without limitation, arising from Tenant’s bicycles or Tenant’s Dogs); (d) any negligence or willful misconduct of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees, or visitors of Tenant or any such person, in, on or about the Project (collectively, “Tenant Parties”); (e) any violation by Tenant of any Law; (f) any injury or damage to the person, property, or business of Tenant, its employees, agents, contractors, invitees, visitors, or any other person entering upon the Premises under the express or implied invitation of Tenant; or (g) the placement of any personal property or other items within the Premises. Landlord shall indemnify, defend, protect, and hold harmless Tenant and the Tenant Parties from and against any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from (1) the negligence or willful misconduct of Landlord and its affiliates and their respective partners and subpartners and all of their respective officers, agents, servants, employees, invitees, and independent contractors in, on or about the Project, or (2) any violation by Landlord of any Law. Each party’s agreement to indemnify the other pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by such party pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to such party’s indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2 Landlord’s Insurance. Landlord shall insure the Project during the Lease Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage and special extended coverage. Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine. Landlord shall also carry rent continuation insurance. Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Project or the ground or underlying lessors of the Project, or any portion thereof. Notwithstanding the foregoing provisions of this Section 10.2, the coverage and amounts of insurance carried by Landlord in connection with the Project shall be materially comparable to the coverage and amounts of insurance which are carried by landlords of Comparable Buildings (provided that in no event shall Landlord be required to carry earthquake insurance). Landlord shall carry commercial general liability insurance with a combined single limit coverage of at least $3,000,000.00 per occurrence. All such insurance shall be obtained from insurers which meet the requirements of Section 10.6 below. This policy shall include coverage for liabilities assumed under this Lease as an insured contract. Duly executed certificates showing the material terms for the same, shall be deposited with Tenant on the date Tenant first occupies the Premises and upon renewals of such policies upon written request. Any failure of Landlord to obtain and maintain the insurance policies and coverages required hereunder or failure by Landlord to meet any of the insurance requirements of this Lease beyond applicable notice and cure periods shall entitle Tenant to pursue, exercise or obtain any of the remedies provided for in Section 19.5 below, and Landlord shall be solely responsible for any loss suffered by Tenant as a result of such failure. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase; provided, however, Landlord hereby covenants that the use of the Premises for general office use shall not increase the premiums for Landlord’s insurance policies.

10.3 Tenant’s Insurance. Throughout the Lease Term, Tenant shall maintain the following coverages in the following amounts. The required evidence of coverage must be delivered to Landlord on or before the date required under Section 10.6(1) sub-sections (x) and (y), or Section 10.6(II) below (as applicable). Such policies shall be for a term of at least one (1) year, or the length of the remaining term of this Lease, whichever is less.

10.3.1 Commercial General Liability Insurance, including Broad Form contractual liability covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) based upon or arising out of Tenant’s operations, occupancy or maintenance of the Project and all areas appurtenant thereto. Such insurance shall be written on an “occurrence” basis. Landlord and any other party the Landlord so specifies that has a material financial interest in the Project, including Landlord’s managing agent, ground lessor and/or lender, if any, shall be named as additional insureds as their interests may appear using Insurance Service Organization’s form CG2011 or a comparable form reasonably approved by Landlord. Tenant shall provide an endorsement or policy excerpt showing that Tenant’s coverage is primary and any insurance carried by Landlord shall be excess and non-contributing. The coverage shall also be extended to include damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations. This policy shall include coverage for liabilities assumed under this Lease as an insured contract. The limits of said insurance shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. Limits of liability insurance shall not be less than the following; provided, however, such limits may be achieved through the use of an Umbrella/Excess Policy:

Bodily Injury and Property Damage Liability	$10,000,000 each occurrence

Personal Injury and Advertising Liability	$10,000,000 each occurrence

Tenant Legal Liability/Damage to Rented Premises Liability	$1,000,000.00

10.3.2 Property Insurance covering (i) all office furniture, personal property, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant’s business personal property on the Premises installed by, for, or at the expense of Tenant, (ii) the Improvements (excluding the Base, Core and Shell), and (iii) all Alterations performed in the Premises. Such insurance shall be written on a Special Form basis, for the full replacement cost value (subject to reasonable deductible amounts), without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for all perils that would be covered under a commercially reasonable all perils/all risk special form property insurance policy typically carried by a general office tenant in the Comparable Buildings.

10.3.3 Business Income Interruption for one year (1) plus Extra Expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings attributable to the risks outlined in Section 10.3.2 above.

10.3.4 Worker’s Compensation or other similar insurance pursuant to all applicable state and local statutes and regulations, and Employer’s Liability with minimum limits of not less than $1,000,000 each accident/employee/disease.

10.3.5 Commercial Automobile Liability Insurance covering all Owned (if any), Hired, or Non-owned vehicles with limits not less than $ 1,000,000 combined single limit for bodily injury and property damage.

10.4 No Representation of Adequate Coverage. Landlord makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Tenant’s property, business operations or obligations under this Lease.

10.5 Property Insurance Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by insurance carriers to the extent above provided, and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers. Landlord and Tenant hereby represent and warrant that their respective property insurance policies shall include a waiver of (i) subrogation by the insurers, and (ii) all rights based upon an assignment from its insured, against Landlord and/or any of the Landlord Parties or Tenant and/or any of the Tenant Parties (as the case may be) in connection with any property loss risk thereby insured against. Tenant will cause all subtenants and licensees of the Premises claiming by, under, or through Tenant to execute and deliver to Landlord a waiver of claims similar to the waiver in this Section 10.5 and to obtain such waiver of subrogation rights endorsements (and Landlord shall deliver to all subtenants and licensees of the Premises a reciprocal waiver of claims similar to the waiver in this Section 10.5). If either party hereto fails to maintain the waivers set forth in items (i) and (ii) above, the party not maintaining the requisite waivers shall indemnify, defend, protect, and hold harmless the other party for, from and against any and all claims, losses, costs, damages, expenses and liabilities (including, without limitation, court costs and reasonable attorneys’ fees) arising out of, resulting from, or relating to, such failure.

10.6 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) be issued by an insurance company having an AM Best rating of not less than A-VII (or to the extent AM Best ratings are no longer available, then a similar rating from another comparable rating agency), or which is otherwise acceptable to Landlord and licensed to do business in the State of California, (ii) be in a commercially reasonable form and content and complying with the requirements of Section 10.3 (including, Sections 10.3.1 through 10.3.5), (iii) neither party shall do or permit to be done anything which invalidates the required insurance policies. Tenant shall endeavor to cause said insurance to provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice (ten (10) days’ in the event of non-payment of premium) shall have been given to Landlord and any mortgagee of

Landlord. Tenant shall deliver certificates thereof and applicable endorsements or policy excerpts which meet the requirements of this Article 10 to Landlord on or before (I) the earlier to occur of: (x) the Lease Commencement Date, and (y) the date Tenant and/or its employees, contractors and/or agents first enter the Premises for occupancy, construction of improvements, alterations, or any other move-in activities, and (II) ten (10) business days after the renewal of such policies. In the event Tenant shall fail to procure such insurance, or to deliver such certificates and applicable endorsements or policy excerpts, Landlord may, at its option, after written notice to Tenant and Tenant’s failure to obtain such insurance within ten (10) business days thereafter, procure such policies for the account of Tenant and the sole benefit of Landlord, and the cost thereof shall be paid to Landlord within thirty (30) days after delivery to Tenant of bills therefor.

10.7 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but in no event in excess of the amounts and types of insurance then being required by landlords of the Comparable Buildings. Landlord may change the amounts and/or types of insurance required to be carried by Tenant in accordance with the preceding sentence only one time during the initial nine (9) years of the Lease Term and only one time during each and every five (5)-year period (if any) thereafter.

10.8 Third-Party Contractors. Tenant shall obtain and deliver to Landlord, Third Party Contractor’s certificates of insurance and applicable endorsements or policy excerpts at least seven (7) business days prior to the commencement of work in or about the Premises by any third-party contractor (collectively, a “Third Party Contractor”) evidencing that such Third Party Contractor carries (i) commercial general liability insurance with a combined single limit coverage of at least $1,000,000.00 per occurrence and $2,000,000.00 in the aggregate, and (ii) the same insurance requirements that Tenant is obligated to carry pursuant to Sections 10.3.4 and 10.3.5, above. In addition, if such third party Contractor is a general contractor, then such Third Party Contractor shall be required to also carry $5,000,000 in umbrella/excess insurance. All such insurance shall (a) name Landlord as an additional insured under such party’s liability policies as required by Section 10.3.1 above and this Section 10.8, (b) provide a waiver of subrogation in favor of Landlord under such Third Party Contractor’s commercial general liability insurance, and (c) be primary and any insurance carried by Landlord shall be excess and non-contributing.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises. If the Base Building or any Common Areas shall be damaged by a fire or any other casualty (collectively, a “Casualty”), Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the Casualty, except for modifications required by zoning and building codes and other Laws. Within thirty (30) days after the occurrence of any Casualty, Landlord shall cause to be delivered to Tenant an estimate (the “Estimate”), prepared by a qualified, independent, experienced and reputable architect and/or general contractor and addressed to Tenant, of the number of days (assuming no “Force Majeure,” as that term is defined in Section 29.16 of this Lease, delay), measured from the date of the Casualty, that will be required for Landlord to substantially complete the repair and restoration of the Base Building and the Common Areas (when such repairs are made without the payment of overtime or other premiums). Tenant shall promptly notify Landlord upon the occurrence of any damage to the Premises resulting from a Casualty, and Tenant shall promptly inform its insurance carrier of any such damage. Tenant shall, at its sole cost and expense, repair any injury or damage to the Improvements and Alterations installed in the Premises in accordance with Article 8, above provided, however, Tenant shall not be obligated to expend more than Seventy and No/100 Dollars ($70.00) per RSF of the Premises; provided further that such $70.00 amount shall be increased every Expense Year during the Lease Term to an amount equal to the product of (A) $70.00, and (B) a percentage equal to the percentage increase in the “Index,” as that term is defined below, from the initial Expense Year to the then current Expense Year. In no event shall such amount be less than $70.00 per RSF. As used herein, the term “Index” shall mean the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers/All Items (San Francisco-Oakland-San Jose, 1982-1984 = 100). Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s business during any such repairs. If such Casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, and the Premises is not occupied by Tenant as a result thereof, then during the time and to the extent the Premises is unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of RSF of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total RSF of the Premises. If a portion of a floor of the Premises is unfit for occupancy, it shall be reasonable for Tenant to terminate all business operations on such floor and therefore the entire floor shall be deemed unfit for occupancy. Tenant’s right to rent abatement pursuant to the preceding sentence shall terminate as of the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence in connection therewith.

11.2 Termination Rights. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Base Building and Common Areas, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if one or more of the following conditions is present: (i) according to the Estimate, repairs to the Base Building and Common Areas cannot be completed within twelve(12) months after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) at least Two Million Dollars ($2,000,000.00) of the damage is not fully covered by Landlord’s insurance policies; (iv) the damage occurs during the last eighteen (18) months of the Lease Term and according to the Estimate restoration and repair of the Base Building and Common Areas cannot be completed within ninety (90) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums). Notwithstanding the terms of Section 11.1 of this Lease, Tenant may elect to terminate this Lease by notifying Landlord in writing of such termination within sixty (60) days after receipt of the Estimate, such notice to include a termination date giving Tenant up to sixty (60) days to vacate the Premises, but Tenant may so elect only if one or more of the following conditions is present: (A) according to the Estimate, repairs to the Base Building and Common Areas cannot be completed within twelve (12) months after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums) or (B) the damage occurs during the last eighteen (18) months of the Lease Term and according to the Estimate restoration and repair of the Base Building and Common Areas cannot be completed within ninety (90) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums). Furthermore, if neither Landlord nor Tenant has terminated this Lease, and the repairs are not actually completed on or before the later of (1) the date that occurs twelve (12) months after the date of discovery of the damage, and (2) the date that occurs ninety (90) days after the expiration of the period of time set forth in the Estimate, then Tenant shall have the right to terminate this Lease by notice to Landlord (the “Damage Termination Notice”), effective as of a date set forth in the Damage Termination Notice (the “Damage Termination Date”), which Damage Termination Date may be up to sixty (60) days after delivery of the Damage Termination Notice. Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period ending thirty (30) days after the Damage Termination Date set forth in the Damage Termination Notice by delivering to Tenant, within five (5) business days of Landlord’s receipt of the Damage Termination Notice, a certificate of Landlord’s contractor responsible for the repair of the damage certifying that it is such contractor’s good faith judgment that the repairs shall be substantially completed within thirty (30) days after the Damage Termination Date. If repairs shall be substantially completed prior to the expiration of such thirty-day period, then the Damage Termination Notice shall be of no force or effect, but if the repairs shall not be substantially completed within such thirty-day period, then this Lease shall terminate upon the expiration of such thirty-day period. At any time, from time to time, after the date occurring sixty (60) days after the date of the damage, Tenant may request that Landlord inform Tenant of Landlord’s reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within five (5) business days. In the event this Lease is terminated in accordance with the terms of this Section 11.2, Tenant shall assign to Landlord (or to any party designated by Landlord) the portion of insurance proceeds payable to Tenant under Tenant’s insurance required under items (ii) of Section 10.3.2 of this Lease applicable to Improvements paid for by Landlord (which shall not exceed Seventy and No/100 Dollars ($70.00) per RSF of the Premises; provided that (A) such $70.00 amount shall be increased every Expense Year during the Lease Term to an amount equal to the product of (A) $70.00, and (B) a percentage equal to the percentage increase in the Index from the initial Expense Year to the then current Expense Year, and (B) in no event shall such amount be less than $70.00 per RSF).

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

ARTICLE 12

NONWAIVER

No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord’s right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

ARTICLE 13

CONDEMNATION

If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority if such taking or condemnation would render the operation of the Building economically unfeasible. If more than ten percent (10%) of the RSF of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, any Improvement and Alterations paid for by Tenant without reimbursement, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated in proportion to the ratio that the amount of RSF of the Premises taken bears to the total RSF of the Premises. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of RSF of the Premises taken bears to the total RSF of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person or entity to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant desires Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than fifteen (15) business days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) a calculation of the “Transfer Premium”, as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, and (iv) if Tenant proposes to assign the Lease other than to a Permitted Transferee Assignee, current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Anything contained in this Lease to the contrary notwithstanding, Tenant shall not sublease the Premises on any basis such that the rent or other amounts to be paid by the Transferee thereunder would be based, in whole or in part, on either (i) the net income or profits derived by the business activities of the proposed sublessee, or (b) any other formula such that any portion of the Rent would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code, or any similar or successor provision hereto. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s reasonably review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) incurred by Landlord, not to exceed $2,500.00 for a particular Transfer, within thirty (30) days after written request by Landlord.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer on the terms specified in the Transfer Notice. Landlord shall approve or reasonably disapprove of any proposed Transfer within ten (10) business days after receipt of request for approval. If Landlord fails to respond within such ten (10) business day period, then Tenant may send Landlord a reminder notice setting forth such failure containing the following sentence at the top of such notice in bold, capitalized font at least twelve (12) points in size: “LANDLORD’S FAILURE TO RESPOND TO THIS NOTICE WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN LANDLORD’S DEEMED APPROVAL OF TENANT’S REQUEST FOR TRANSFER” (the “Transfer Reminder Notice”). Any such Transfer Reminder Notice shall include a complete copy of Tenant’s Transfer Notice. If Landlord fails to respond within five (5) business days after receipt of a Transfer Reminder Notice, then Tenant’s Transfer for which Tenant requested Landlord’s approval shall be deemed approved by Landlord. The parties hereby agree that it shall only be reasonable under this Lease and under any applicable Law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1 During any period in which the Office Space Leasing Requirement is satisfied, then with respect to Tenant’s request for Landlord’s approval of a Transfer by Tenant:

14.2.1.1 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.1.2 The Transferee is either a governmental agency or instrumentality thereof;

14.2.1.3 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested; and

14.2.1.4 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project.

14.2.2 During any period in which the Office Space Leasing Requirement is not satisfied, then with respect to Tenant’s request for Landlord’s approval of a Transfer of this Lease by Tenant:

14.2.2.1 The conditions set forth in Sections 14.2.1.1, 14.2.1.2 and 14.2.2.3, above; and

14.2.2.2 The sublessee (or any affiliate of the sublessee) is then negotiating with Landlord or has negotiated with Landlord within the previous three (3) months to become a tenant of the office space portion of the Project, or is a current tenant or subtenant within the office portion of the Building or Project, provided, however, Landlord must be able to accommodate such sublessee with available inventory in the Building. In the event Tenant seeks to enter into a sublease, then Tenant may provide written notice to Landlord of its desire to sublease a portion of the Premises and Landlord and Tenant agree, in good faith, to discuss Tenant’s sublease desires and whether Tenant shall have the right to approach any current tenants or subtenants in the Building; provided, however, Landlord may elect that Tenant shall not have the right to contact any current tenant or subtenants of the Building or Project for Tenant’s subleasing of the Premises if Landlord reasonably believes it can accommodate such tenant’s or subtenant’s space needs in the Building with currently or imminently available inventory in the Building.

14.2.3 During any period in which the Office Space Leasing Requirement is not satisfied, then with respect to Tenant’s request for Landlord’s approval of an assignment of this Lease by Tenant:

14.2.3.1 The conditions set forth in Sections 14.2.1.1, 14.2.1.2, 14.2.2.2 and 14.2.2.3, above; and

14.2.3.2 The assignee (or any affiliate of the assignee) is then negotiating with Landlord or has negotiated with Landlord within the previous three (3) months to become a tenant of the office space portion of the Project, or is a current tenant or subtenant within the office portion of the Building or Project, provided, however, Landlord must be able to accommodate such assignee with available inventory in the Building. In the event Tenant seeks to assign the Lease, then Tenant may provide written notice to Landlord of its desire to assign the Lease and Landlord and Tenant agree, in good faith, to discuss Tenant’s assignment desires and whether Tenant shall have the right to approach any current tenants or subtenants in the Building; provided, however, Landlord may elect that Tenant shall not have the right to contact any current tenant or subtenants of the Building or Project for Tenant’s assignment of its Lease if Landlord reasonably believes it can accommodate such tenant’s space needs in the Building with currently or imminently available inventory in the Building.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six (6)-month period, enter into such Transfer of the Premises or portion thereof, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent under this Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, Tenant shall be deemed to have waived any right to terminate this Lease as a result thereof, however, such waiver shall not limit any other rights and remedies available under this Lease at law or in equity for such claim.

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional

Rent payable by Tenant under this Lease during the term of the Transfer on a per RSF basis if less than all of the Premises is transferred. The Transfer Premium shall be calculated after first deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent or other economic concessions reasonably provided to the Transferee, (iii) any brokerage commissions or legal fees in connection with the Transfer, and (iv) in the case of any sublease, any actual costs incurred by Tenant in separately demising the portion of the Premises (“Transfer Costs”). “Transfer Premium” shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. Tenant shall first recoup all Transfer Costs from the Transferee before any Transfer Premium must be paid to Landlord. Notwithstanding anything set forth herein to the contrary, in no event shall Tenant be required to pay a Transfer Premium in connection with a Transfer pursuant to Section 14.7 of this Lease, below.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, in the event Tenant contemplates a Transfer of all or a portion of the Premises, Tenant shall give Landlord notice (the “Intention to Transfer Notice”) of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined); provided, however, that Landlord hereby acknowledges and agrees that Tenant shall only be obligated to deliver an Intention to Transfer Notice hereunder, and Landlord shall only have the right to recapture space with respect to, (A) an assignment of this Lease, (B) a sublease of the entire Premises, or (C) a sublease for the remainder of the Lease Term (for purposes hereof, a sublease shall be deemed to be for the remainder of the Lease Term if, assuming all sublease renewal or extension rights are exercised, such sublease shall expire during the final six (6) months of the Lease Term); provided further, however, in no event shall Landlord have a right to recapture space in connection with an assignment or sublease pursuant to the terms of Section 14.7 or 14.8, below. The Intention to Transfer Notice shall specify the portion of and amount of RSF of the Premises which Tenant intends to Transfer (the “Contemplated Transfer Space”), the contemplated date of commencement of the contemplated Transfer (the “Contemplated Effective Date”), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space. Thereafter, Landlord shall have the option, by giving written notice to Tenant within ten (10) business days after receipt of any Intention to Transfer Notice, to recapture the Contemplated Transfer Space. Such recapture shall cancel and terminate this Lease with respect to such Contemplated Transfer Space as of the Contemplated Effective Date. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, then (A) the Rent reserved herein shall be prorated on the basis of the number of RSF retained by Tenant in proportion to the number of total RSF contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same, and (B) in addition to any reduction otherwise allowed pursuant to the terms of Section 21.7, the L-C Amount (and, if applicable, the reduced L-C Amounts in Section 21.7 below) shall be proportionately reduced on the basis of the number of RSF retained by Tenant in proportion to the number of total RSF contained in the Premises as of the date of the partial termination of the Lease. Landlord agrees to authorize such reduction in writing to the issuer of the L-C and Landlord shall return the original L-C deposited hereunder to Tenant within ten (10) business days following Tenant’s delivery of the new L-C. If Landlord declines, or fails to elect in a timely manner, to recapture such Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of seven (7) months (the “Seven Month Transfer Period”) commencing on the last day of such fifteen (15) business day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Seven Month Transfer Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Seven Month Transfer Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Seven Month Transfer Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the TCCs of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Notwithstanding anything to the contrary set forth in this Lease, the Original Tenant shall not be bound by any amendment or agreement which is not expressly executed and delivered by the Original Tenant, and Landlord is not authorized or entitled to rely upon any assignee or subtenant to the contrary, whether or not the same is a Permitted Transferee. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than three percent (3%), Tenant shall pay Landlord’s costs of such audit. In connection with such audit, Landlord and Landlord’s agents must agree in advance to follow Tenant’s reasonable rules and procedures regarding inspections of Tenant’s records, and shall execute a commercially reasonable confidentiality agreement regarding such inspection.

14.6 Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in default under this Lease, beyond all applicable notice and cure periods expressly set forth in this Lease, Landlord is hereby irrevocably authorized to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such default is cured. Such Transferee shall rely on any representation by Landlord that

Tenant is in default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord’s enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord’s right to enforce any term of this Lease against Tenant or any other person. If Tenant’s obligations hereunder have been guaranteed, Landlord’s consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.7 Deemed Consent Transfers. Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), (B) a sale of shares of capital stock in Tenant, (C) an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, (D) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term, or (E) an assignment or sublease to an entity acquiring and continuing Tenant’s business operations at or from the Premises, shall not be deemed a Transfer requiring Landlord’s consent under this Article 14 (any such assignee or sublessee described in items (A) through (E) of this Section 14.7 hereinafter referred to as a “Permitted Transferee”), provided that (i) Tenant notifies Landlord at least ten (10) business days prior to the effective date of any such assignment or sublease (or at least ten (10) business days after the effective date of such assignment or sublease if Tenant is prevented by Law or confidentiality requirements from disclosing such transaction to Landlord prior to the consummation thereof) and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee as set forth above, (ii) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) no assignment or sublease relating to this Lease, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease, and (iv) the liability of such Permitted Transferee under an assignment shall be joint and several with Tenant. An assignee of Tenant’s entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a “Permitted Transferee Assignee.”

14.8 Occupancy by Others. Notwithstanding any contrary provision of this Article 14, the Original Tenant and its Permitted Transferee Assignees shall have the right, without the receipt of Landlord’s consent and without payment to Landlord of the Transfer Premium or counting towards Landlord’s right to recapture space under Section 14.4 above, to permit the occupancy of up to one (1) full floor of the Premises to any individual(s) or entity that has an ongoing business relationship with Tenant (other than the dual occupancy of the Premises), which occupancy shall include the use of a corresponding interior support area and other portions of the Premises which shall be common to Tenant and the permitted occupants, on and subject to the following conditions: (i) each individual or entity shall be of a character and reputation consistent with the quality of the Building and the Project; (ii) no individual or entity shall occupy a separately demised portion of the Premises or which contains an entrance to such portion of the Premises other than the primary entrance to the Premises; and (iii) such occupancy shall not be a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on Transfers pursuant to this Article 14. Tenant shall provide notice to Landlord of any occupancy under this Section 14.8 within ten (10) business days after the commencement thereof. Tenant shall promptly supply Landlord with any documents or information reasonably requested by Landlord regarding the identity of any such individuals or entities. Any occupancy permitted under this Section 14.8 shall not be deemed a Transfer under this Article 14. Notwithstanding the foregoing, no such occupancy shall relieve Tenant from any liability under this Lease.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND

REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of each portion of the Premises to Landlord in good order and condition given the length of the Lease Term, reasonable wear and tear, damage from casualty and condemnation and repairs which are specifically made the responsibility of Landlord hereunder excepted. For purposes of clarification, upon the expiration of the Lease Term, Tenant shall have no obligation to “refresh” or upgrade the Premises, such as by painting or carpeting or modifying any fixtures. Upon such expiration or termination, in addition to Tenant’s obligations under Section 29.32, below, except as otherwise set forth in this Lease, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, server and telephone equipment, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to the product of (A) the Base Rent applicable during the last rental period of the Lease Term under this Lease, and (B) a percentage equal to one hundred fifty percent (150%). Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Tenant’s payment of Rent as set forth in this Article 16 shall be proportionately reduced for every floor of the Premises vacated by Tenant during any entire month of any holdover period such that Tenant shall only pay Rent for those floor(s) of the Building actually occupied by Tenant during all or a portion of any month of any holdover period; provided, however, to the extent that Landlord has entered into a third-party lease with respect to a portion of the Premises (and Landlord has provided to Tenant notice of such lease at least sixty (60) days prior to the Lease Expiration Date), and such third-party lease is applicable to one or more floors that Tenant has vacated and one or more floor that Tenant has failed to vacate, then Tenant shall be deemed to be holding over is all of the space governed by such third-party lease. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.

ARTICLE 17

ESTOPPEL CERTIFICATES; FINANCIAL INFORMATION

17.1 Tenant Estoppel. Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate (or provide written comments to any proposed certificate delivered by Landlord), which, as submitted by Landlord, shall be in the form of Exhibit E, attached hereto, indicating therein any exceptions thereto that may exist at that time, and shall also contain any other factual information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. If Tenant fails to timely execute, acknowledge and deliver such estoppel certificate (or provide written comments to any proposed certificate delivered by Landlord), Landlord may provide to Tenant a second written request with respect to such estoppel certificate which written notice must state in bold and all caps “FAILURE TO RESPOND TO THIS WRITTEN NOTICE WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT HEREOF SHALL CONSTITUTE ACCEPTANCE OF AN ESTOPPEL CERTIFICATE”. If Tenant fails to execute and deliver such certificate (or provide written comments to any proposed certificate delivered by Landlord) within a five (5) business day period following the receipt of Landlord’s second written request therefor, such failure shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project. If Tenant provides written comments to any estoppel certificate received from Landlord, then Tenant shall have five (5) business days following receipt of a revised estoppel certificate to execute, acknowledge and deliver to Landlord such revised estoppel certificate (or provide written comments to any such revised estoppel certificate delivered by Landlord) and the same process described above shall apply with respect to Tenant’s failure to timely execute, acknowledge and deliver such revised estoppel certificate (or provide written comments to any proposed certificate delivered by Landlord).

17.2 Financial Information. In connection with any sale or financing (or refinancing) of the Building, or at any time during the Lease Term that Tenant is in monetary default, beyond any notice and cure period expressly set forth in this Lease, under this Lease, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Landlord agrees that Tenant’s financial statements are deemed to be Tenant’s confidential information. Landlord hereby agrees to maintain Tenant’s financial statements as proprietary and confidential and will take reasonable measures to avoid disclosure and unauthorized use of the financial statements (including, without limitation, measures at least as stringent as it takes to protect its own confidential information of a similar nature). Landlord agrees not to disclose Tenant’s financial statements to any third party other than as-needed to any lender, prospective lender, or purchaser and to Landlord’s attorneys, accountants, investment advisors and similar business advisors, provided that in the case of each such disclosure: (a) such disclosures are for bona fide business purposes related to the Project; (b) all such third parties have signed a commercially reasonable non-disclosure agreement prior to receiving any of Tenant’s financial statements; and (c) in case of any breach by any such third party of the applicable non-disclosure agreement, Landlord shall not be liable to Tenant for such breach, but Landlord shall reasonably cooperate with Tenant, at Tenant’s sole cost and expense, to enforce the terms of such non-disclosure agreement, including, without limitation, assigning Landlord’s rights to enforce such non-disclosure agreement to Tenant. Notwithstanding the foregoing, the obligation of confidentiality provided for with respect to Tenant’s financial statements shall not apply to the extent the financial statements: (i) are required to be disclosed by applicable laws after giving reasonable notice to Tenant to allow Tenant time to seek a protective order, to the extent permitted by applicable laws, (ii) are, at the time of delivery, already in the lawful possession of the receiving party, (iii) are, at the time of disclosure, in a public offering or in the public domain, or, after disclosure by a person or entity not subject to the confidentiality obligations herein, has become part of the public domain, (iv) are independently developed (1) by the receiving party without breaching the confidentiality obligations herein, or (2) by parties who have not had, either directly or indirectly, access to or knowledge of the financial statements; or (v) are disclosed with Tenant’s prior written consent. Notwithstanding the foregoing, in the event that (A) stock in the entity which constitutes Tenant under this Lease (as opposed to an entity that “controls” Tenant or is otherwise an “affiliate” of Tenant, as those terms are defined in Section 14.7 of this Lease) is publicly traded on a national stock exchange, and (B) Tenant has its own, separate and distinct 10K and 10Q filing requirements (as opposed joint or cumulative filings with an entity that controls Tenant or with entities which are otherwise Affiliates of Tenant), then Tenant’s obligation to provide Landlord with a copy of its most recent current financial statement shall be deemed satisfied.

17.3 Landlord Estoppel. Landlord hereby agrees to provide to Tenant an estoppel certificate signed by Landlord, containing the same types of information, and within the same periods of time, as set forth above, with such changes as are reasonably necessary to reflect that the estoppel certificate is being granted and signed by Landlord to Tenant, rather than from Tenant to Landlord or a lender, and shall also contain any other factual information reasonably requested by Tenant. If Landlord fails to timely execute, acknowledge and deliver such estoppel certificate (or provide written comments to any proposed certificate delivered by Tenant), Tenant may provide to Landlord a second written request with respect to such estoppel certificate which written notice must state in bold and all caps “FAILURE TO RESPOND TO THIS WRITTEN NOTICE WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT HEREOF SHALL CONSTITUTE ACCEPTANCE OF AN ESTOPPEL CERTIFICATE”. If Landlord fails to execute and deliver such certificate (or provide written comments to any proposed certificate delivered by Tenant) within a five (5) business day period following the receipt of Landlord’s second written request therefor, such failure shall constitute an acknowledgment by Landlord that statements included in the estoppel certificate are true and correct, without exception. Any such certificate may be relied upon by any prospective assignee, lender, subtenant or investor of Tenant. If Landlord provides written comments to any estoppel certificate received from Tenant, then Landlord shall have five (5) business days following receipt of a revised estoppel certificate to execute, acknowledge and deliver to Tenant such revised estoppel certificate (or provide written comments to any such revised estoppel certificate delivered by Tenant) and the same process described above shall apply with respect to Landlord’s failure to timely execute, acknowledge and deliver such revised estoppel certificate (or provide written comments to any proposed certificate delivered by Tenant).

ARTICLE 18

SUBORDINATION

18.1 In General. This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other security documents now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof (collectively, “Security Documents”), and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto (collectively, the “Superior Holders”); provided, however, that in consideration of and a condition precedent to Tenant’s agreement to subordinate this Lease to any future mortgage, trust deed or other encumbrances, Landlord shall provide Tenant a commercially reasonable subordination non-disturbance and attornment agreement which requires such Superior Holder to accept this lease, and not to disturb tenant’s possession, so long as an event of default has not occurred and is then continuing beyond all applicable notice and cure periods (a “SNDA Agreement”) executed by Landlord and the appropriate Superior Holder. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant’s occupancy, so long as Tenant timely pays the rent and observes and performs the TCCs of this Lease to be observed and performed by Tenant. Landlord’s interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) business days of request by Landlord, execute an SNDA Agreement. If Tenant fails to timely execute such SNDA Agreement (or provide written comments to any proposed SNDA Agreement delivered by Landlord), Landlord may provide to Tenant a second written request with respect to such SNDA Agreement which written notice must state in bold and all caps “FAILURE TO RESPOND TO THIS WRITTEN NOTICE WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT HEREOF

SHALL CONSTITUTE AN EVENT OF DEFAULT”. If Tenant fails to execute such SNDA Agreement (or provide written comments to any proposed SNDA Agreement delivered by Landlord) with such five (5) business day period shall be deemed to be a material event of default hereunder (with no further cure period under Section 19.1 below). Tenant waives the provisions of any current or future Law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. If Tenant provides commercially reasonable written comments to any SNDA Agreement received from Landlord, then Tenant shall have five (5) business days following receipt of a revised SNDA Agreement to execute, acknowledge and deliver to Landlord such revised SNDA Agreement (or provide commercially reasonable written comments to any such revised SNDA Agreement delivered by Landlord) and the same process described above shall apply with respect to Tenant’s failure to timely execute, acknowledge and deliver such revised SNDA Agreement (or provide commercially reasonable written comments to any proposed SNDA Agreement delivered by Landlord).

18.2 Notice to Lenders. Tenant agrees to give all holders of Security Documents (collectively, “Lenders”), by registered or certified mail, return receipt requested, a copy of any notice of default served upon Landlord, provided that prior to such obligation to give notice, Tenant has been notified, in writing (by way of Notice of Assignment of Rents and Leases, or otherwise), of the addresses of the Lenders. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided in this Lease, then before Tenant pursues its other remedies (excluding the remedy provided to Tenant pursuant to Section 19.6, below), all Lenders shall have an additional thirty (30) days (the “Lender Cure Period”) within which to cure the default on behalf of Landlord; except that if the default cannot be reasonably cured within the Lender Cure Period, each of the Lenders shall have such additional time as may be reasonably necessary to complete such cure. If the default is such that a Lender must gain possession of the Project or any portion of it in order to be able to effect a cure, then the commencement of foreclosure proceedings against Landlord shall be deemed to constitute the commencement by the Lender of the cure of the default by Landlord.

ARTICLE 19

DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after notice;

19.1.2 Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2. any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default;

19.1.3 To the extent permitted by Law, (i) Tenant or any guarantor of this Lease being placed into receivership or conservatorship, or becoming subject to similar proceedings under Federal or State law, or (ii) a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or (iii) the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of such a proceeding filed against Tenant or any guarantor the same is dismissed within ninety (90) days, or (iv) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within ninety (90) days, or (v) any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within ninety (90) days;

19.1.4 Abandonment (as defined in California Civil Code Section 1951.3) of the Premises by Tenant;

19.1.5 The failure by Tenant to observe or perform according to the provisions of Articles 5 (to the extent such failure causes a violation of Law by Tenant) or 14 of this Lease where such failure continues for more than five (5) business days after notice from Landlord; provided that if the nature of such default is such that the same cannot reasonably be cured within a five (5) business day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default;

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by Law.

19.2 Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

19.2.1.1 The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

19.2.1.2 The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

19.2.1.3 The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

19.2.1.4 Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

19.2.1.5 At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law. The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1.1 and 19.2.1.2, above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate. As used in Section 19.2.1.3, above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). Notwithstanding the foregoing, Landlord’s damages in the event of any event of default by Tenant shall not include any construction costs paid or incurred by Landlord, any brokerage commissions or allowances paid by Landlord to Tenant (including the Improvement Allowance) or any free rent provided to Tenant (or any rent attributable to any period between the satisfaction of the Delivery Condition of the Premises and the Lease Commencement Date for the Premises).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant,. Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any Law or other provision of this Lease), without prior demand or notice except as required by applicable Law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord’s interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant’s right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant’s obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.

19.5 Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity. Any final award, which is not subject to appeal, from a court or arbitrator in favor of Tenant requiring payment by Landlord under this Lease which is not paid by Landlord within the time period directed by such award (together with interest at the Interest Rate from the date Landlord was required to pay such amount until such offset occurs), may be offset by Tenant from Rent next due and payable under this Lease; provided, however, Tenant may not deduct the amount of the award against more than fifty percent (50%) of Base Rent next due and owing (until such time as the entire amount of such judgment is deducted) to the extent following a foreclosure or a deed-in-lieu of foreclosure.

19.6 Tenant’s Right to Make Repairs. During any period in which the Office Space Leasing Requirement is satisfied, if an “Emergency Situation” (as defined herein) or Adverse Condition involving the Premises or Tenant’s personnel or property exists, and Landlord is obligated under the terms of this Lease to cure or remediate such Emergency Condition or Adverse Condition, then Landlord shall promptly commence and diligently perform all repairs required by Landlord under this Lease or take such other actions, if any, required of Landlord under this Lease to cure or remediate such Emergency Situation or Adverse Condition. Notwithstanding anything to the contrary contained herein, if (i) any Emergency Situation occurs or (ii) there is an actual breach by Landlord of one of its obligations under this Lease (“Landlord Breach”), and such Emergency Situation or Landlord Breach will have a material and adverse impact on Tenant’s ability to conduct its business in the Premises, or any portion thereof constituting at least a full floor or more (an “Adverse Condition”), including, for example, any failure to provide (or cause to be provided) electricity, HVAC, distributed water or elevator access to the Premises, then Tenant shall give Landlord written notice to both Landlord’s property manager and Tenant’s principal contact with Landlord. Thereafter, Landlord shall have (i) two (2) business days to commence a cure with respect to such Emergency Situation or (ii) ten (10) business days to commence a cure of such Adverse Condition, and, in each case, shall diligently prosecute such cure to completion (collectively “Emergency Repairs”). In addition, if Tenant in writing (“Tenant Self-Help Notice”) notifies Landlord that it intends to undertake self-help remedies for such Emergency Repairs, then Landlord shall indicate in writing within two (2) business days of receipt of such Tenant Self-Help Notice whether Landlord reasonably and in good faith disputes Tenant’s right to perform self-help as set forth herein (a “Landlord Dispute Notice”). Landlord’s failure to timely deliver a Landlord Dispute Notice shall conclusively be deemed Landlord’s waiver of any claim that Tenant improperly performed self-help in accordance with this Section 19.6. For purposes hereof, the term “Emergency Situation” shall mean a situation which poses an imminent threat: (x) to the physical well-being of persons at the Building or (y) of material damage to Tenant’s personal property in the Premises. If Landlord fails to commence to perform such Emergency Repairs within the applicable timeframe (i.e., two (2) business days with respect to an Emergency Situation or ten (10) business days with respect to Adverse Conditions) after Landlord receives notice of the applicable Emergency Condition or Adverse Condition, or, to the extent Landlord commences to cure with such time period but fails to thereafter diligently pursue such Emergency Repairs to completion, then Tenant, upon providing Landlord with such prior written notice as is reasonable under the circumstances (which notice: (x) may, if circumstances so dictate, be given by contacting by telephone any representative of Landlord at the office of the Building or any person designated by Landlord in writing to Tenant from time to time as an emergency contact person for the Building, and (y) shall clearly indicate that Tenant intends to take steps necessary to remedy the event giving rise to the Emergency Situation or Adverse Condition in question), may perform such Emergency Repairs or other actions at Landlord’s expense; provided, however, that in no event shall Tenant undertake any actions which will or are reasonably likely to materially and adversely affect (other than to a de minimis extent) (A) the Retail Space, (B) the Building Structure, (C) any Building Systems, or (D) the exterior appearance of the Building. If Tenant exercises its right to perform Emergency Repairs or other actions on Landlord’s behalf, as provided above, then Landlord shall reimburse the actual out-of-pocket reasonable cost thereof within thirty (30) days following Tenant’s delivery of: (i) a written notice describing in reasonable detail the action taken by the Tenant, and (ii) reasonably satisfactory evidence of the cost of such remedy. Landlord shall, within thirty (30) days following Tenant’s written request for reimbursement of the costs of the Emergency Repairs notify Tenant of whether Landlord reasonably and in good faith disputes that (1) Tenant did not perform the Emergency Repairs in the manner permitted by this Lease, (2) that the amount Tenant requests be reimbursed from Landlord for performance of the Emergency Repairs is incorrect or excessive, or (3) that Landlord was not obligated under the terms of this Lease to make all or a portion of the Emergency Repairs (“Landlord’s Set-Off Notice”). If Landlord delivers a Landlord’s Set-Off Notice to Tenant, then Tenant shall not be entitled to such deduction from Rent (provided, if Landlord contends the amount spent by Tenant in making such repairs is excess and does not otherwise object to Tenant’s actions pursuant to this Section 19.6, then Landlord shall pay the amount it contends would not have been excessive); provided that Tenant may proceed to claim a default by Landlord under this Lease for any amount not paid by Landlord. Any final award in favor of Tenant for any such default, which is not subject to appeal, from a court or arbitrator in favor of Tenant, which is not paid by Landlord within the time period directed by such award (together with interest at the Interest Rate from the date Landlord was required to pay such amount until such offset occurs), may be offset by Tenant from Rent next due and payable under this Lease; provided, however, Tenant may not deduct the amount of the award against more than fifty percent (50%) of Base Rent next due and owing (until such time as the entire amount of such judgment is deducted) to the extent following a foreclosure or a deed-in-lieu of foreclosure. In any case, in the event any Emergency Repairs are not accomplished by Landlord within a two (2) business day period with respect to an Emergency Condition or five (5) business day period with respect to Adverse Conditions despite Landlord’s diligent efforts, Landlord, within three (3) business days following Tenant’s written request therefore, shall provide to Tenant a schedule determined in good faith setting forth the basic steps Landlord proposes to be taken to effect the Emergency Repairs or other actions in a commercially reasonable time frame given the specifics of the Emergency Repairs required and the times when such work is proposed to be done and thereafter Landlord shall proceed to complete such Emergency Repairs within the time schedule so provided. If Tenant undertakes any action pursuant to this paragraph, Tenant shall (a) proceed in accordance with all applicable Laws; (b) retain to effect such actions only such reputable contractors and suppliers as are duly licensed in the City of San Francisco and are listed on the most recent list furnished to Tenant of Landlord’s approved contractors for the Building and are insured in accordance with the provisions of Article 10 of this Lease; (c) effect such repairs or perform such other actions in a good and workmanlike and commercially reasonable manner; (d) use new or like new materials; (e) take reasonable efforts to minimize any material interference or impact on the other tenants and occupants of the Project, and (f) otherwise comply with all applicable requirements set forth in Article 8 of this Lease. Notwithstanding anything in this Article 19 to the contrary, the foregoing self-help right (i) shall not apply in the event of any fire or casualty at the Project, it being acknowledged and agreed that Article 11 shall govern with respect to any such fire or casualty event, (ii) shall not apply in the event of any condemnation, it being acknowledged and agreed that Article 13 shall govern with respect to any such condemnation, and (iii) shall not permit Tenant to access any other tenant’s or occupant’s space at the Project.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other TCCs, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the TCCs, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

LETTER OF CREDIT

21.1 Delivery of Letter of Credit. Within five (5) business days following the full execution and delivery of this Lease by Landlord and Tenant, Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of any breach or default by Tenant under this Lease, an unconditional, irrevocable standby letter of credit (the “L-C”) in the amount set forth in Section 8 of the Summary (the “L-C Amount”), substantially in the form attached hereto as Exhibit I, payable in the City of San Francisco, California or by overnight mail, running in favor of Landlord, drawn on a bank (the “Bank”) reasonably approved by Landlord and at a minimum having a long term issuer credit rating from Standard and Poor’s Professional Rating Service of A or a comparable rating from Fitch Ratings (the “Credit Rating Threshold”), and otherwise conforming in all respects to the requirements of this Article 21, including, without limitation, all of the requirements of Section 21.2 below, all as set forth more particularly hereinbelow. As of the Effective Date, Landlord approves any of the following to be the Bank: (i) Wells Fargo Bank, N.A., (ii) Bank of America, N.A., (iii) Citibank, N.A. or (iv) Deutsche Bank AG. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining and maintaining the L-C. In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord’s consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord’s prior written approval, in Landlord’s reasonable discretion, and the reasonable attorney’s fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within thirty (30) days of receipt of invoice together with reasonable supporting evidence.

21.2 In General. The L-C shall be “callable” at sight, permit partial draws and multiple presentations and drawings, and be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev), International Chamber of Commerce Publication #500, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Tenant further covenants and warrants as follows:

21.2.1 Landlord Right to Transfer. The L-C shall provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, in connection with the assignment by Landlord of its rights and interests in and to this Lease, or separate from this Lease if such assignment is to Landlord’s lender. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the L-C, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor from and after such transfer date, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said L-C to a new landlord. In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be reasonably necessary to effectuate such transfer, and Landlord shall be responsible for paying the Bank’s transfer and processing fees in connection therewith, not to exceed $1,500.00.

21.2.2 No Assignment by Tenant. Tenant shall neither assign nor encumber the L-C or any part thereof. Neither Landlord nor its successors or assigns will be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance by Tenant in violation of this Section.

21.2.3 Replenishment. If, as a result of any drawing by Landlord on the L-C pursuant to its rights set forth in Section 21.3 below, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within ten (10) business days thereafter, provide Landlord with (i) an amendment to the L-C restoring such L-C to the L-C Amount or (ii) additional L-Cs in an amount equal to the deficiency, which additional L-Cs shall comply with all of the provisions of this Article 21, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in Section 19.1 above, the same shall constitute an incurable default by Tenant under this Lease (without the need for any additional notice and/or cure period).

21.2.4 Renewal; Replacement. If the L-C expires earlier than the date (the “LC Expiration Date”) that is sixty (60) days after the expiration of the Lease Term, Tenant shall deliver a new L-C or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord, which new L-C shall be irrevocable and automatically renewable through the LC Expiration Date upon the same terms as the expiring L-C or such other terms as may be acceptable to Landlord in its reasonable discretion. In furtherance of the foregoing, Landlord and Tenant agree that the L-C shall contain a so-called “evergreen provision,” whereby the L-C will automatically be renewed unless at least thirty (30) days’ prior written notice of non-renewal is provided by the issuer to Landlord; provided, however, that the final expiration date identified in the L-C, beyond which the L-C shall not automatically renew, shall not be earlier than the LC Expiration Date.

21.2.5 Bank’s Financial Condition. If, at any time during the Lease Term, the Bank’s long term credit rating is reduced below the Credit Rating Threshold (a “Bank Credit Threat”), then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute L-C that complies in all respects with the requirements of this Article 21, and Tenant’s failure to obtain such substitute L-C within thirty (30) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord, or Landlord’s then managing agent, to immediately draw upon the then existing L-C in whole or in part, without notice to Tenant, as more specifically described in Section 21.3 below. Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant.

21.3 Application of Letter of Credit. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L-C as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer (including, without limitation, damages that may be granted to Landlord under California Civil Code Section 1951.2) as a result of any breach or default by Tenant under this Lease. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the L-C if any of the following shall have occurred or be applicable: (A) such amount is due to Landlord under the terms and conditions of this Lease, or (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (D) the Bank has notified Landlord that the L-C will not be renewed or extended through the LC Expiration Date, or (E) a Bank Credit Threat or Receivership (as those terms are defined in Section 21.2.5 above and Section 21.6.1 below, respectively) has occurred and Tenant has failed to comply with the requirements of either Section 21.2.5 above or 21.6 below, as applicable. If Tenant shall breach any provision of this Lease or otherwise be in default hereunder or if any of the foregoing events identified in Sections 21.3(B) through (E) shall have occurred, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the L-C, in part or in whole, and the proceeds may be applied by Landlord (i) to cure any breach or default of Tenant, (ii) against any Rent payable by

Tenant under this Lease that is not paid when due and/or (iii) to pay for all losses and damages that Landlord has suffered (including, without limitation, damages that may be granted to Landlord under California Civil Code Section 1951.2) as a result of any breach or default by Tenant under this Lease. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable Law, it being intended that Landlord shall not first be required to proceed against the L-C, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional to justify the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner. Tenant agrees and acknowledges that (1) the L-C constitutes a separate and independent contract between Landlord and the Bank, (2) Tenant is not a third party beneficiary of such contract, and (3) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the L-C and/or the proceeds thereof by application of Section 502(b)(6) of the U.S. Bankruptcy Code or otherwise.

21.4 Letter of Credit not a Security Deposit. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the L-C or any renewal thereof or any proceeds thereof be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the L-C is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

21.5 Proceeds of Draw. In the event Landlord draws down on the L-C pursuant to Section 21.3(D) or (E) above, the proceeds of the L-C may be held by Landlord and applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered (including, without limitation, damages that may be granted to Landlord under California Civil Code Section 1951.2) as a result of any breach or default by Tenant under this Lease. Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets. Landlord agrees that the amount of any proceeds of the L-C received by Landlord, and not (a) applied against any Rent payable by Tenant under this Lease that was not paid when due or (b) used to pay for any losses and/or damages suffered by Landlord (including, without limitation, damages that may be granted to Landlord under California Civil Code Section 1951.2) as a result of any breach or default by Tenant under this Lease (the “Unused L-C Proceeds”), shall be paid by Landlord to Tenant (x) upon receipt by Landlord of a replacement L-C in the full L-C Amount, which replacement L-C shall comply in all respects with the requirements of this Article 21, or (y) within thirty (30) days after the LC Expiration Date; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the Unused L-C Proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

21.6 Bank Placed Into Receivership.

21.6.1 Bank Placed Into Receivership. In the event the Bank is placed into receivership or conservatorship (any such event, a “Receivership”) by the Federal Deposit Insurance Corporation or any successor or similar entity (the “FDIC”), then, effective as of the date such Receivership occurs, the L-C shall be deemed to not meet the requirements of this Article 21, and, within ten (10) days following Landlord’s notice to Tenant of such Receivership (the “LC Replacement Notice”), Tenant shall (i)replace the L-C with a substitute L-C from a different issuer reasonably acceptable to Landlord and that complies in all respects with the requirements of this Article 21, or (ii) in the event Tenant demonstrates to Landlord that Tenant is reasonably unable to obtain a substitute L-C from a different issuer reasonably acceptable to Landlord and that complies in all respects with the requirements of this Article 21 within the foregoing ten (10) day period, deposit with Landlord cash in the L-C Amount (the “Interim Cash Deposit”); provided, however, that, in the case of the foregoing sub-clause (ii), Tenant shall, within sixty (60) days after the LC Replacement Notice, replace the L-C with a substitute L-C from a different issuer reasonably acceptable to Landlord and that complies in all respects with the requirements of this Article 21, and upon Landlord’s receipt and acceptance of such replacement L-C, Landlord shall return to Tenant the Interim Cash Deposit, with no obligation on the part of Landlord to pay any interest thereon. If Tenant fails to comply in any respect with the requirements of this Section 21.6.1, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to (i) declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid ten (10) day and sixty (60) day periods, (b) if applicable, retain such Interim Cash Deposit until such time as such default is cured by Tenant, which retention shall not constitute a waiver of any right or remedy available to Landlord under the terms of this Lease or at law, and (c) pursue any and all remedies available to it under this Lease and at law, including, without limitation, if Tenant has failed to provide the Interim Cash Deposit, treating any Receivership as a Bank Credit Threat and exercising Landlord’s remedies under Section 21.2.5 above, to the extent possible pursuant to then existing FDIC policy. Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant.

21.6.2 Interim Cash Amount. During any period that Landlord remains in possession of the Interim Cash Amount (any such period, a “ICA Period”), it is understood by the parties that such Interim Cash Amount shall be held by Landlord as security for the full and faithful performance of Tenant’s covenants and obligations under this Lease. The Interim Cash Amount shall not constitute an advance of any Rent, an advance payment of any other kind, nor a measure of Landlord’s damages in case of Tenant’s default. If, during any such ICA Period, Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, then Landlord may but shall not be required to, from time to time, without notice to Tenant and without waiving any other remedy available to Landlord, use the Interim Cash Amount, or any portion of it, to the extent necessary to cure or remedy such default or failure or to compensate Landlord for all damages sustained by Landlord or which Landlord reasonably estimates that it will sustain resulting from Tenant’s default or failure to comply fully and timely with its obligations pursuant to this Lease. Tenant shall immediately pay to Landlord on demand any amount so applied in order to restore the Interim Cash Amount to its original amount, and Tenant’s failure to immediately do so shall constitute a default under this Lease. In the event Landlord is in possession of the Interim Cash Amount at the expiration or earlier termination of this Lease, and Tenant is in compliance with the covenants and obligations set forth in this Lease at the time of such expiration or termination, then Landlord shall return to Tenant the Interim Cash Amount, less any amounts deducted by Landlord to reimburse Landlord for any sums to which Landlord is entitled under the terms of this Lease, within sixty (60) days following both such expiration or termination and Tenant’s vacation and surrender of the Premises. Landlord’s obligations with respect to the Interim Cash Amount are those of a debtor and not a trustee. Landlord shall not be required to maintain the Interim Cash Amount separate and apart from Landlord’s general or other funds, and Landlord may commingle the Interim Cash Amount with any of Landlord’s general or other funds. Tenant shall not at any time be entitled to interest on the Interim Cash Amount. In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Interim Cash Amount, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Interim Cash Amount to a new landlord. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor statute.

21.7 Decrease of Letter of Credit Amount. Provided that, as of each “Reduction Date” set forth below, (A) Tenant is not in monetary default under this Lease, and (B) Tenant has delivered financial statements either (i) audited by an independent certified public accountant employed by a nationally or regionally recognized certified public accounting firm, or (ii) prepared in accordance with generally accepted accounting principles and certified as correct by Tenant Chief Executive Officer (CEO) and Tenant’s Chief Financial Officer, demonstrating that Tenant satisfies the “Reduction Condition,” as that term is defined below, the L-C Amount shall be reduced in accordance with the following schedule:

Reduction Date	L-C Amount

The last day of the fifty-second (52nd) calendar month of the Lease Term or subsequent date on which conditions are satisfied (the “Initial Reduction Date”)	$3,926,000.00

The later of (i) last day of the sixty-filth (65th) calendar month of the Lease Term, and (ii) the date that occurs twelve (12) months following the Initial Reduction Date (the “Second Reduction Date”)	$2,617,000.00

The later of (i) last day of the seventy-seventh (77th) calendar month of the Lease Term, and (ii) the date that occurs twelve (12) months
following the Second Reduction Date (the “Third Reduction Date”)	$1,745,000.00*

*	The L-C Amount set forth above shall remain in effect throughout the remainder of the Lease Term, including any Option Terms.

As used in this Section 21.7, the term “Reduction Condition” shall mean that Tenant has achieved positive earnings before interest, taxes, depreciation and amortization (“EBITDA”) of at least $25,000,000.00, as determined in accordance with generally accepted accounting practices, for each of the immediately preceding four (4) consecutive trailing quarters. Landlord agrees to authorize such reduction in writing to the issuer of the L-C. With respect to the decreases to the L-C Amount as set forth herein, Landlord shall return the original L-C deposited hereunder to Tenant within two (2) business days following Tenant’s delivery of a new or amended L-C for the L-C Amount. If Tenant is in monetary default of this Lease or fails to satisfy the Reduction Condition as of a Reduction Date, but Tenant subsequently cures the monetary default or satisfies the Reduction Condition (as applicable), then any reductions that were suspended will re-commence as of the date of the cure (provided that no such reductions shall be permitted in the event this Lease is terminated early as a result of such monetary default) or the date Tenant delivers evidence to Landlord demonstrating that Tenant satisfies the L-C Reduction Condition (as applicable).

ARTICLE 22

INTENTIONALLY OMITTED

ARTICLE 23

SIGNS

23.1 Definition. For purposes of this Lease, the term “sign” and “signage” shall mean signs, designs, monuments, logos, banners, projected images, pennants, decals, advertisements, pictures, notices, lettering, numerals or graphics.

23.2 Interior Signs. Tenant, at its sole cost and expense, may install signage anywhere in the interior of the Building (other than in the interior of other tenants premises), including in the Building lobby and the elevator lobby of each floor of the Premises, except in the locations of the “Non-Tenant Signage” (as defined below) (collectively, “Tenant’s Interior Signage”), subject to Landlord’s reasonable approval. Tenant’s Interior Signage shall not include any Objectionable Name (as defined below). During any period in which the Office Space Leasing Requirement is satisfied, except as expressly set forth in Section 23.7 below, Tenant shall have the exclusive right to install signage on the interior of the Building.

23.3 Exterior Signs. Provided Tenant is in occupancy of at least sixty percent (60%) of the office portion of the Building (the “Signage Occupancy Requirement”), Tenant, at its sole cost and expense, may install “eyebrow” and Building top signage, as permitted by the City of San Francisco (“Tenant’s Exterior Signage” and collectively, with Tenant’s Interior Signage, the “Tenant’s Signage”). Tenant’s Exterior Signage shall not include any Objectionable Name. Except as expressly set forth in Sections 23.9, provided the Signage Occupancy Requirement is satisfied, Tenant shall have the exclusive right to install signage on the exterior of the Building.

23.4 Specifications and Permits. Landlord hereby approves Tenant’s name and logo and the graphics, content, materials, color, design, lettering, lighting, illumination, and specifications (not including the method of attachment or the location) of Tenant’s Signage to the extent set forth on Exhibit K attached hereto should Tenant desire to use such name, logo and specifications set forth therein. Landlord shall approve any graphics, content, materials, color, design, lettering, lighting, illumination, and specifications (including the method of attachment and the location) of Tenant’s Signage not set forth on Exhibit K attached hereto, such approval not to be unreasonably withheld, conditioned or delayed. Tenant’s Signage shall be subject to Tenant’s receipt of all required governmental permits and approvals and shall be subject to all applicable Laws. Landlord shall use commercially reasonable efforts to assist Tenant in obtaining all necessary governmental permits and approvals for Tenant’s Signage. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of Tenant’s Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant’s Signage. In the event Tenant does not receive the necessary governmental approvals and permits for Tenant’s Signage, Tenant’s and Landlord’s rights and obligations under the remaining terms of this Lease shall be unaffected.

23.5 Objectionable Name. To the extent Tenant desires to change its name and/or logo, the name and/or logo shall not have a name or symbol which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project (an “Objectionable Name”). The parties hereby agree that (i) the name and logo of “Unity Technologies SF,” “Unity”, or any reasonable derivation thereof and (ii) any other name and/or logo which is the name, trade-name, derivative or abbreviated name and/or logo used by Tenant in connection with signage in any other then-branded locations in which Tenant leases space, shall not be deemed an Objectionable Name.

23.6 Cost and Maintenance. The costs of the actual signs comprising Tenant’s Signage and the installation, design, construction, and any and all other costs associated with Tenant’s Signage, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant. Tenant shall, at Tenant’s own expense, keep Tenant’s Signage in good order, repair and condition at all times during the Lease Term. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, cause Tenant’s Signage to be removed and shall cause the areas in which such Tenant’s Signage was located to be restored to the condition existing immediately prior to the placement of such Tenant’s Signage except for ordinary wear and tear. If Tenant fails to timely remove such Tenant’s Signage or to restore the areas in which such Tenant’s Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all costs incurred by Landlord in so performing (including a percentage of the cost thereof sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and/or maintenance) shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor together with reasonable supporting evidence. The terms of this Section 23.6 shall survive the expiration or earlier termination of this Lease.

23.7 Give-Back of Signage Rights if Multitenant Building. At such time as the Signage Occupancy Requirement is no longer satisfied, Tenant shall remove Tenant’s Signage from the Building except (A) signage in Tenant’s Premises (including lobby signage on a floor of the Premises), (B) an amount of signage in the Building’s ground floor lobby commensurate with the amount of RSF still being leased by Tenant, and (C) a proportionate amount of building directory signage, which Tenant shall retain for the remainder of the Lease Term; provided, however, if Landlord grants exterior signage rights to a tenant in the Building (excluding tenants occupying the Retail Space) that leases less RSF from Landlord than Tenant then leases, then Landlord shall grant Tenant exterior signage rights commensurate with the signage rights granted to such other tenant based upon, to the extent practical, the RSF then leased by Tenant as compared to the RSF leased by such other tenants.

23.8 Landlord and Retail Tenant Signage. Landlord and the tenants occupying the Retail Space shall have the right to install commercially reasonable signage in Project, provided that the materials, color, design, lettering, lighting, size, illumination, specifications and locations shall be consistent with the landlord and retail signage displayed at the Comparable Buildings.

ARTICLE 24

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any Law now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such applicable Laws which relate to (i) Tenant’s use or occupancy of the Premises, (ii) the Alterations or the Improvements in the Premises, or (iii) the Base Building, but, as to the Base Building, only to the extent such obligations are solely triggered by Tenant’s Alterations, the Improvements, or use of the Premises for non-general office use. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant shall, at its sole cost and expense, comply promptly with such standards or regulations as it relates to the Premises or Tenant use of the Premises. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Landlord shall comply with all applicable Laws relating to the Base Building, the Project and Common Areas, provided that compliance with such applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent consistent with the terms of Section 4.2, above.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee when due, then Tenant shall pay to Landlord a late charge equal to three percent (3%) of the overdue amount; provided, however, with regard to the first such failure in any twelve (12) month period, Landlord will waive such late charge to the extent Tenant cures such failure within five (5) business days following Tenant’s receipt of written notice from Landlord that the same was not received when due. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) business days after the date they are due shall bear interest from the date when due until paid at the “Interest Rate.” For purposes of this Lease, the “Interest Rate” shall be an annual rate equal to the lesser of (i) seven percent (7%), and (ii) the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements, sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1 within thirty (30) days after receipt of invoice together with reasonable supporting evidence. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times (during Building Hours with respect to items (i) and (ii) below) and upon at least twenty-four (24) hours prior notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers, or during the last twelve (12) months of the Lease Term, to prospective tenants; (iii) post notices of non-responsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building’s systems and equipment. Landlord shall use commercially reasonable efforts to minimize interference with the operation of Tenant’s business at the Premises during any entry by Landlord unto the Premises. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at (A) any reasonable time to reasonably perform services required of Landlord; (B) any time to take possession due to any breach of this Lease in the manner provided herein; and (C) any reasonable time to perform any covenants of Tenant which Tenant fails to perform. Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and “Secured Areas,” as that term is defined below. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations other than those repairs, alterations or decorations that Landlord has expressly agreed to perform under this Lease. Tenant may reasonably restrict access by any visitor whom Landlord intends to bring onto the Premises who is, or may reasonably be suspected by Tenant to be, a competitor of Tenant. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or any Landlord Parties while the same are in the Premises. Notwithstanding anything to the contrary set forth in this Article 27, Tenant may reasonably designate in writing certain reasonable areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an emergency. Landlord need not clean any area designated by Tenant as a Secured Area and shall only maintain or repair such secured areas to the extent (1) such repair or maintenance is required in order to maintain and repair the Base Building; (2) as required by applicable Law, or (3) in response to specific requests by Tenant and in accordance with a schedule reasonably designated by Tenant, subject to Landlord’s reasonable approval. Access to the Premises by Landlord shall be in accordance with the reasonable security, safety and confidentiality requirements that Tenant may reasonably adopt from time to time, including, without limitation, a requirement that persons (including Landlord or Landlord Parties) having access to the Premises shall sign and deliver to Tenant a confidentiality and nondisclosure agreement in form and content reasonably acceptable to Tenant.

ARTICLE 28

TENANT PARKING

Tenant hereby expressly acknowledges that the Project does not include any parking areas.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1 Terms; Captions. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2 Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises is temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4 Intentionally Omitted.

29.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease arising from and after the date of transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder arising from and after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Security Deposit, and Tenant shall attorn to such transferee.

29.6 Memorandum of Lease. Concurrently with the execution and delivery of this Lease, the parties shall promptly execute and Landlord shall record, at its sole cost and expense, a short form memorandum in substantially the form attached hereto as Exhibit J. Within ten (10) business days after Landlord’s written request following the expiration or earlier termination of this Lease, Tenant shall execute and deliver to Landlord in recordable form, a quitclaim deed designating Landlord as the transferee.

29.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

29.9 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.10 Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by Law.

29.12 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto. Tenant agrees that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the physical condition of the Building, the Project, the land upon which the Building or the Project are located, or the Premises, or the expenses of operation of the Premises, the Building or the Project, or any other matter or thing affecting or related to the Premises, except as herein expressly set forth in the provisions of this Lease.

29.13 Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord’s operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to the interest of Landlord in the Project, including any sales, insurance, condemnation or rental proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord’s and the Landlord Parties’ present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord’s obligations under this Lease.

29.14 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties’ entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease, including without limitation, that certain Lease Proposal between the parties dated August 21, 2015. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other similar causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid pursuant to this Lease and except as to obligations under the Work Letter (collectively, a “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

29.17 Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

29.18 Notices. All notices, demands, statements, designations, approvals or other communications (collectively, “Notices”) given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) delivered by a nationally recognized overnight courier, or (B) delivered personally. Any such Notice shall be delivered (i) to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord (provided any and all Notice addresses must be located with the continental United States); or (ii) to Landlord at the addresses set forth in Section 11 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant (provided any and all Notice addresses must be located with the continental United States). Any Notice will be deemed given on the date of receipted delivery, of refusal to accept delivery, or when delivery is first attempted but cannot be made due to a change of address for which no Notice was given. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by a nationally recognized overnight courier, or personal delivery. The party delivering Notice shall use commercially reasonable efforts to provide a courtesy copy of each such Notice to the receiving party via electronic mail. Notwithstanding anything to the contrary contained herein, if any breach of security in the Building or the Premises shall occur, then Landlord shall promptly provide notice to Tenant via telephone call and e-mail to the following: (a) via telephone to 415-539-3162 and (b) via email to facilities@unity3d.com or such other number(s) and/or email address(es) as Tenant shall from time to time notify Landlord in writing.

29.19 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

29.20 Authority. If Tenant is a corporation, trust or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after execution of this Lease, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant’s state of incorporation and (ii) qualification to do business in California.

29.21 Attorneys’ Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other pursuant to this Lease, then all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable.

29.22 Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the Laws of the State of California. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) TO THE EXTENT PERMITTED BY LAW, IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.

29.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall pay the Brokers pursuant to the terms of separate commission agreements between Landlord and the Brokers. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party; provided, however, Tenant’s indemnification obligations hereunder shall nevertheless apply to any amounts claimed to be owing to Tenant’s Broker which were offset from Tenant’s Rent obligations as set forth herein.

29.25 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord except as expressly set forth herein.

29.26 REIT Representations. Tenant understands that, in order for CIM Urban Partners, LP, which holds an indirect ownership interest in Landlord, to qualify as a REIT, the following requirements (the “REIT Requirements”) must be satisfied.

29.26.1 Personal Property Limitation. Anything contained in this Lease to the contrary notwithstanding, the average of the fair market values of the items of personal property that are leased to Tenant under this Lease at the beginning and at the end of any Lease Year shall not exceed fifteen percent (15%) of the average of the aggregate fair market values of the leased property at the beginning and at the end of such Lease Year (the “Personal Property Limitation”). If Landlord reasonably anticipates that the Personal Property Limitation will be exceeded with respect to the leased property for any Lease Year, Landlord shall notify Tenant, and Tenant either (i) shall purchase at fair market value any personal property anticipated to be in excess of the Personal Property Limitation (“Excess Personal Property”) either from Landlord or a third party or (ii) shall lease the Excess Personal Property from third party. In either case, Tenant’s Rent obligation shall be equitably adjusted. Notwithstanding anything to the contrary set forth above, Tenant shall not be responsible in any way for determining whether Tenant has exceeded or will exceed the Personal Property Limitation and shall not be liable to Landlord or any of its shareholders in the event that the Personal Property Limitation is exceeded, as long as Tenant meets its obligation to acquire or lease any Excess Personal Property as provided above. This Section 29.26 is intended to ensure that the Rent qualifies as “rents from real property,” within the meaning of Section 856(d) of the Internal Revenue Code, or any similar or successor provisions thereto, and shall be interpreted in a manner consistent with such intent.

29.26.2 REIT Requirements. Tenant agrees, at no cost or expense to Tenant, to cooperate in good faith with Landlord to ensure that the terms of this Section 29.26 and Section 14.1 above are satisfied. Tenant agrees upon request by Landlord to take reasonable action necessary to ensure compliance with all REIT Requirements. If Tenant becomes aware that the REIT Requirements are not, or will not be, satisfied, Tenant shall notify Landlord of such noncompliance.

29.27 Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease. Landlord or Tenant may deliver this Lease to the other party via electronic fax or other electronic means. Fax or electronic signatures shall be as valid and binding upon the parties as are original ink signatures.

29.28 Confidentiality. Except as expressly permitted in this Section 29.28, neither party nor its agents, servants, employees, invitees and contractors will, without the prior written consent of the other party, disclose any Confidential Information of the other party to any third party. Information will be considered “Confidential Information” of a party if either: (a) it is disclosed by the party to the other party in tangible form and is conspicuously marked “Confidential”, “Proprietary” or the like; or (b) it is disclosed by one party to the other party in non-tangible form and is identified as confidential at the time of disclosure. Each party will secure and protect the

Confidential Information of the other party (including, without limitation, the terms of this Lease) in a manner consistent with the steps taken to protect its own trade secrets and confidential information, but not less than a reasonable degree of care. The parties shall at all times keep this Lease and related operative documents confidential, except to the extent necessary to (a) comply with applicable law and regulations (including any securities laws), (b) carry out the obligations set forth in this Lease, or (c) to engage in an assignment, sublease or other Transfer; provided, however, that either party shall be allowed to disclose such information to the party’s agents, employees, contractors, consultants, accounting, rating agencies or attorneys, as well as lenders (if any), investment bankers and venture capital groups, investors, with a need to know, and except to the extent that disclosure is necessary for a party to exercise its rights and perform its obligations under this Lease, provided, that, in all cases, the disclosure is no broader than necessary and the party who receives the disclosure agrees prior to receiving the disclosure to keep the information confidential. Except a result of a breach of this Lease, disclosure of information by either party shall not be prohibited if that disclosure is of information that is or becomes a matter of public record or public knowledge or from sources other than Tenant or Landlord or their respective agents, employees, contractors, consultants or attorneys.

In addition, Tenant and Landlord shall each be entitled at any time to (A) make customary disclosures on investor/earnings calls or meetings or in earning releases (or in connection with the operation of the business of Landlord or Tenant), and (B) issue press releases in the ordinary course of business announcing that such party has entered into the Lease, including customary disclosures; provided that prior to issuing any such press release, the issuing party shall provide the other party with an advance courtesy copy of any press release prior to publication of the same, and will make reasonable, factual modifications requested by such other party; provided further that, to the extent Landlord elects to issue a press release prior to Tenant making such election, Landlord hereby agrees that, upon Tenant’s request, Landlord shall permit Tenant to issue a press release either prior to or concurrently with Landlord’s initial press release. Further notwithstanding the foregoing, it is acknowledged and agreed that each party shall be entitled at any time to make customary disclosures of the transaction contemplated hereby on investor/earnings calls or meetings or in earning releases (or in connection with the operation of the business of such party) or in filings required by the Securities Exchange Commission.

29.29 Intentionally Omitted.

29.30 Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Work Letter. However, subject to Tenant’s rights under Section 1.1.3 above regarding Lobby Modifications, Tenant hereby acknowledges that Landlord may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Common Areas. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent (except as set forth in Section 6.4, above). Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use of the Premises in making any Renovations.

29.31 No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, or Law, by which Tenant is bound.

29.32 Communications and Computer Lines.

29.32.1 Tenant may install, maintain, replace, remove or use any communications or computer wires, cables and related devices (collectively, the “Lines”) at the Building in or serving the Premises, provided that (i) Tenant shall obtain Landlord’s prior written consent, not to be unreasonably withheld, conditioned or delayed, and use an experienced and qualified contractor, (ii) the Lines therefor (including riser cables) shall be (x) appropriately insulated to prevent excessive electromagnetic fields or radiation, (y) surrounded by a protective conduit reasonably acceptable to Landlord, and (z) identified in accordance with the “Identification Requirements,” as that term is set forth hereinbelow, (iii) any Lines servicing the Premises shall comply with all applicable Laws, and (iv) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant’s name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4’) outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines’ termination point(s) (collectively, the “Identification Requirements”). Upon the expiration of the Lease Term, or immediately following any earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, remove all Lines installed by Tenant, and repair any damage caused by such removal. In the event that Tenant fails to complete such removal and/or fails to repair any damage caused by the removal of any Lines, Landlord may do so and may charge the actual, out-of-pocket cost thereof to Tenant within thirty (30) days after receipt of invoice together with reasonable supporting evidence. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which at any time represent a dangerous or potentially dangerous condition. Tenant, any Tenant Affiliate and/or Tenant’s telecommunications provider shall, at no additional cost to Tenant, be permitted reasonable access to the Building’s riser system or alternative space in the Building (which alternative space shall be reasonably acceptable to Tenant and its telecommunications provider) for the installation of reasonable amounts of telecommunications cabling and other equipment, and in order to install, maintain, operate and remove telecommunications cabling or other equipment to the Premises. For purposes of clarification, Tenant may not remove telecommunications cabling or other equipment from such riser or other space in the Building installed by or on behalf of parties other than Tenant. Upon written request by Tenant, Landlord shall grant upon commercially reasonable terms, a license coterminous with the Lease Term to one or more reputable telecommunications utility provider(s) designated by Tenant (any such utility, an “Approved Fiber Provider”), to permit any such Approved Fiber Provider: (a) to bring such Approved Fiber Provider’s conduit and fiber into the Building from locations outside the Building, (b) to provide connectivity from the Building’s Main Point of Entry (“MPOE”) to the Premises and (c) to permit any such Approved Fiber Provider to maintain and operate such conduit and fiber in the Premises and Building. Landlord shall not charge any Approved Fiber Provider any rent or fees in connection with any such license granted pursuant to this Section 29.32.1. Tenant shall be granted a license coterminous with the Lease Term to locate telecommunications equipment in the MPOE. Tenant shall have access to the MPOE twenty-four (24) hours per day, seven (7) days per week, subject to Landlord’s reasonable access control procedures.

29.32.2 Upon written request by Tenant, Landlord shall grant upon commercially reasonable terms, a license coterminous with the Lease Term to one or more providers of distributed cellular and wireless antennae(s) (“Distributed Antennae”) to install equipment in the Building (but not on the roof (other than in Tenant’s Rooftop Area) or on the exterior of the Building). Landlord shall not charge any such provider any rent or fees in connection with any such license granted pursuant to this Section 29.32.2. Tenant shall be granted, upon commercially reasonable terms, a license coterminous with the Lease Term to install Distributed Antennae in the Building.

29.33 Hazardous Materials.

29.33.1 Definitions. As used in this Section 29.33, the following words or phrases shall have the following meanings: (i) “Agents” means Tenant’s partners, officers, directors, shareholders, employees, agents, contractors, assignees, subtenants and any other third parties entering upon the Project at the request or invitation of Tenant, (ii) “HazMat Claims” means claims, liabilities, losses, actions, environmental suits, causes of action, legal or administrative proceedings, damages, fines, penalties, loss of rents, liens, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs of defense, and consultants’, engineers’ and other professionals’ fees and costs), (iii) “Hazardous Materials” means any: (a) Substance which is regulated by any Hazardous Materials Law; (b) asbestos and asbestos-containing materials; (c) urea formaldehyde; (d) radioactive substance; (e) flammable explosives; (f) petroleum, including crude oil or any fraction thereof; (g) polychlorinated biphenyls; and (h) “hazardous substances,” “hazardous materials” or “hazardous waste” under any Hazardous Materials Law, (iv) “Hazardous Materials Laws” mean: (a) any existing or future federal, state or local law, ordinance regulation or code which protects health, safety or welfare, or the environment; (b) any existing or future administrative or legal decision interpreting any such law, ordinance, regulation or code; and (c) any common law theory which may result in HazMat Claims against Landlord, the Premises or the Project, (v) “Permits” means any permit, authorization, license or approval required by any applicable governmental agency, (vi) “Substance” means any substance, material, product, chemical, waste, contaminant or pollutant, (vii) “Use” means use, generate, manufacture, produce, store, release, discharge, allow to exist and transport to or from the Project.

29.33.2 Use of Hazardous Materials. Without limiting the generality of this Section 29.33, and except as provided hereinbelow, Tenant covenants and agrees that Tenant and its Agents shall not (i) bring into, maintain upon, or Use in or about the Project, or (ii) transport to or from the Project, any Hazardous Materials, or (iii) release or dispose of any Hazardous Materials in, on, under or about the Project, in violation of any Hazardous Materials Law. Notwithstanding the foregoing provisions, Tenant may Use any Substance typically found or used in premises for the Permitted Use permitted by this Lease, so long as: (a) any such Substance is typically found only in such quantity as is reasonably necessary and customary for Tenant’s Permitted Use; (b) any such Substance and all equipment necessary in connection with the Substance are Used strictly in accordance with the manufacturers’ instructions therefore; (c) no such Substance is released or disposed of in or about the Project in violation of any Hazardous Materials Law; (d) any such

Substance and all equipment necessary in connection with the Substance are removed from the Project and Premises and transported for Use or disposal by Tenant in compliance with any applicable Hazardous Materials Laws upon the expiration or earlier termination of this Lease; and (e) Tenant and its Agents comply with all applicable Hazardous Materials Laws. Tenant shall not use or install in or about the Premises any asbestos or asbestos-containing materials.

29.33.3 Delivery of Notices. Tenant shall furnish to Landlord copies of all notices, claims, reports, complaints, warnings, asserted violations, documents or other communications received or delivered by Tenant, as soon as possible and in any event within five (5) days after such receipt or delivery, with respect to any actual or alleged Use, disposal or transportation of Hazardous Materials in or about the Premises and the Project. Whether or not Tenant received any such notice, claim, report, complaint, warning, asserted violation, document or other communication, Tenant shall immediately notify Landlord, orally and in writing, if Tenant or any of its Agents knows or has reasonable cause to believe that any Hazardous Materials, or a condition involving or resulting from the same, is present, in Use, has been disposed of, or transported to or from the Premises or the Project. The parties hereto acknowledge the potential existence of fungi, bacteria, molds and viruses in or around the Building. In that regard the parties hereto acknowledge that Landlord shall not have any liability for damage and/or claims resulting from any claims made against Landlord for fungi, including but not limited to mold, mildew yeast; bacteria; viruses; or dust, spores, odors, particulates or byproducts, including mycotoxins and endotoxins, resulting from any source whatsoever. Landlord shall furnish to Tenant copies of all notices, claims, reports, complaints, warnings, asserted violations, documents or other communications received or delivered by Landlord, as soon as possible and in any event within five (5) days after such receipt or delivery, with respect to any actual or alleged Use, disposal or transportation of Hazardous Materials in or about the Premises and the Project. Whether or not Landlord received any such notice, claim, report, complaint, warning, asserted violation, document or other communication, Landlord shall immediately notify Tenant, orally and in writing, if Landlord or any of its Agents knows or has reasonable cause to believe that any Hazardous Materials, or a condition involving or resulting from the same, is present, in Use, has been disposed of, or transported to or from the Premises or the Project.

29.33.4 Cleanup and Remediation. If Tenant or its Agents violate any provision of this Section 29.33, then Tenant shall promptly notify Landlord in writing and shall be obligated, at Tenant’s sole cost, to abate, remediate, clean-up and/or remove from the Project, and dispose of, all in compliance with all applicable Hazardous Materials Laws, all Hazardous Materials Used by Tenant or its Agents in violation of this Lease. Such work shall include, but not be limited to, all testing and investigation required by Landlord, and any governmental authorities having jurisdiction, and preparation and implementation of any remedial action plan required by any governmental authorities having jurisdiction. Tenant’s indemnification covenant set forth in Section 29.33.4 shall extend to any enforcement or other action instituted by any governmental authority with respect to any such alleged requirement and, Tenant shall promptly, at Tenant’s cost, comply with any requirement determined to be applicable to Tenant. All such work shall, in each instance, be conducted (a) to the satisfaction of the governmental authority having jurisdiction, if a governmental authority has assumed jurisdiction of such work, (b) to Landlord’s reasonable satisfaction if a governmental authority has but declines to assume jurisdiction of such work or (c) to Landlord’s reasonable satisfaction if there is no applicable governmental requirement with respect to such work and no governmental authority takes jurisdiction of such work. If Tenant does not reasonably comply with the provisions of this Section 29.33.4, then Landlord may, without prejudicing, limiting, releasing or waiving Landlord’s rights under this Section 29.33, separately undertake such work, but only after first giving Tenant notice of its intent to do so and the opportunity to cure such default and Tenant shall promptly reimburse all costs incurred by Landlord.

29.33.5 Entry. Landlord shall have the right to enter and inspect the Premises, and the right to inspect Tenant’s books and records, to verify Tenant’s compliance with, or violations of, the provisions of this Section 29.33 in accordance with the access requirements set forth in this Lease. Furthermore, Landlord may conduct such reasonable investigations and tests as Landlord or Landlord’s Lender may require. If either (a) as a result of such inspections or tests, Tenant is found to be in material breach of the provisions of this Section 29.33 or (b) as to any test or investigation requested by any governmental authority there is reasonable cause to believe that Tenant is in material breach of the provisions of this Section 29.33, then, in either such instance, Tenant, in addition to its other obligations set forth in this Section 29.33, shall promptly reimburse Landlord for all reasonable costs incurred in connection with such test or inspection.

29.33.6 Indemnity. Except to the extent caused by the negligence or willful misconduct of Landlord or other Landlord Parties, Tenant shall indemnify, defend and hold harmless Landlord and the other Landlord Parties, and the Project, from and against any and all HazMat Claims incurred by such Landlord Parties, or any of them, in connection with or as the result of: (a) the presence, Use or disposal of any Hazardous Materials in or about the Premises or Project by Tenant or its Agents; (b) any injury to or death of persons or damage to or destruction of property resulting from the presence, Use or disposal of any Hazardous Materials in or about the Premises or Project by Tenant or its Agents; (c) any violation by Tenant or its Agents of any Hazardous Materials Laws; and (d) any failure of Tenant or its Agents to observe the provisions of this Section 29.33.6. Tenant’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary testing, investigation, studies, reports, repair, clean-up, detoxification or decontamination of the Premises or Project, and the preparation and implementation of any closure, removal, remedial action or other required plans in connection therewith, and shall survive the expiration or earlier termination of the Term. For purposes of this indemnification provision, any acts or omissions of Tenant and its Agents (regardless of whether they are negligent, intentional, willful, or Unlawful) shall be strictly attributable to Tenant. If, at any time after the initiation of any suit, action, investigation or other proceeding which could create a right of indemnification under this Section 29.33, Tenant is not complying with the provisions of Section 29.33.4, then Landlord may, without prejudicing, limiting, releasing or waiving the right of indemnification provided herein, separately defend or retain separate counsel to represent and control the defense as to Landlord’s interest in such suit, action, investigation or other proceeding. Tenant shall pay all costs of Landlord’s separate defense or counsel upon demand.

29.33.7 Remediation of Existing Hazardous Materials. Landlord agrees to remediate or encapsulate, at Landlord’s sole cost and expense, any Hazardous Materials existing in the Premises as of the Delivery Date to the extent that Landlord’s failure to so remediate or encapsulate would be in violation of Applicable Law and would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees, or would otherwise materially and adversely affect Tenant’s use of or access to the Premises. Notwithstanding anything set forth in this Section 29.33 to the contrary, Tenant, and not Landlord, shall remediate or encapsulate the asbestos containing material identified in the Building Asbestos Abatement Construction Work Plan; by RGA Environmental, dated June 15, 2015, as amended by that certain letter from RGA Environmental dated October 26, 2015 (the “Identified ACM”), pursuant to Section 2.1 of the Tenant Work Letter. In the event the Identified ACM is not fully removed from the Building by Tenant as part of the Tenant Improvements, and during the Lease Term any Identified ACM remaining in the Building is required to by removed or further encapsulated by Applicable Law, then Tenant shall, at Tenant’s sole cost and expense, remove or encapsulate such Identified ACM to the extent required by Applicable Law.

29.34 Utility Billing Information. In the event that the Tenant is permitted to contract directly for the provision of electricity services to the Premises with the third-party provider thereof, Tenant shall within ten (10) business days following Landlord’s request, provide Landlord with a copy of each invoice.

29.35 Property Manager and Building Engineer; Staffing. During any period in which the Office Space Leasing Requirement is satisfied, there shall be no office of the property manager for the Project located at the Project unless requested by Tenant. During any period in which the Office Space Leasing Requirement is satisfied, Landlord shall inform Tenant of the number and type of persons employed by Landlord in the operation of the Building, and Tenant may provide Landlord with comments regarding such personnel but Tenant shall not have the right to approve or disapprove such personnel.

29.36 Background Checks. Landlord shall perform commercially reasonable background checks, in a manner consistent with the landlords of the Comparable Buildings, of all access control personnel employed by Landlord at the Building who have unescorted access to the Premises.

29.37 Rules and Regulations. Tenant agrees to comply with all rules and regulations of the Building and the Project as set forth on Exhibit D attached hereto (the “Rules and Regulations”). Landlord shall have no right to modify the Rules and Regulations, except to the extent such modifications are consistent with the rules and regulations promulgated by the landlords of the Comparable Buildings and Tenant’s level of occupancy of the Building. To the extent of any conflict between the terms and conditions of this Lease and the terms and conditions set forth in the Rules and Regulations, the terms and conditions of this Lease shall control. Landlord shall enforce the Rules and Regulations in a non-discriminatory manner.

29.38 Standards of Performance and Approvals. Unless otherwise provided in this Lease, whenever approval, consent or satisfaction (collectively, an “approval”) is required of a party pursuant to this Lease or an Exhibit hereto, such approval shall not be unreasonably withheld or delayed. Unless provision is made for a specific time period, approval (or disapproval) shall be given within ten (10) business days after receipt of the request for approval.

29.39 Business Day. For purposes hereof, “business day” shall be all calendar days except Saturdays and Sundays and Holidays.

29.40 Asbestos Disclosures. Landlord has advised Tenant that there is asbestos-containing material (“ACM”) in the Building. Attached hereto as Exhibit L is a disclosure statement regarding ACM in the Building. Tenant acknowledges that such notice complies with the requirements of Section 25915 et. seq. and Section 25359.7 of the California Health and Safety Code.

29.41 Limitation of Tenant’s Liability. Notwithstanding any contrary provision in Lease, Landlord agrees (i) that any present or future partner, member, stockholder, trustee, beneficiary, officer, director, employee or agent of Tenant, shall have no personal liability in respect of (or arising out of or relating to) the obligations of Tenant under this Lease; and (ii) to look only to assets of Tenant for satisfaction of Landlord’s remedies arising out of the obligations of Tenant under this Lease, and that no property or assets of any present or future partner, member, stockholder, trustee, beneficiary, officer, director, employee or agent of Tenant, shall be subject to levy, execution or other enforcement procedure for satisfaction of Landlord’s remedies arising out of such obligations. Nothing herein shall modify Landlord’s rights under Article 21 of this Lease or prevent Landlord from obtaining, entering and enforcing a judgment against, from and out of the assets of Tenant (but not the assets of any present or future partner, member, stockholder, trustee, beneficiary, officer, director, employee or agent of Tenant) with respect to any obligations of Tenant under this Lease.

29.42 Landlord’s Waiver of Security Interest in Tenant’s Personal Property. Landlord hereby acknowledges and agrees that any and all of Tenant’s movable furniture, furnishings, trade fixtures and equipment at the Premises (“Tenant’s Property”) may be financed by a third-party lender or lessor (an “Equipment Lienor”), and Landlord hereby (a) waives any rights to Tenant’s Property, and (b) agrees to recognize the rights of any such Equipment Lienor, subject to and in accordance with a commercially reasonable waiver agreement to be entered into by and between Landlord and the Equipment Lienor following request by Tenant.

29.43 No Continuous Operation. Notwithstanding any provision of this Lease to the contrary, Tenant shall (a) not be required to occupy or to continuously operate the Premises, and Tenant shall have the right to cease operations (whether or not Tenant vacates the Premises) without same constituting a default by Tenant under this Lease provided Tenant continues to pay Rent and perform its other obligations under this Lease, and (b) have the right to remain open for business only on the days and during the hours Tenant determines is commercially practical.

29.44 No Relocation Rights. Landlord shall have no rights to relocate Tenant without Tenant’s prior written approval, which may be withheld for any or no reason in Tenant’s sole discretion.

29.45 Energy Performance Disclosure Information. Tenant acknowledges that since the Building has not yet been completed, Landlord is not required to provide Tenant with a copy of any Data Verification Checklist, as defined in the existing Energy Disclosure Requirements. Tenant acknowledges that, pursuant to California Public Resources Code Section 25402.10 and the regulations adopted pursuant thereto (collectively, together with any future law or regulation regarding disclosure of energy efficiency data with respect to the Building, “Energy Disclosure Requirements”), Landlord may be required in the future to disclose information concerning Tenant’s energy usage to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Building (“Tenant Energy Use Disclosure”). Tenant shall reasonably cooperate with Landlord with respect to any Tenant Energy Use Disclosure. Tenant acknowledges that this information shall be provided on a non-confidential basis and may be provided by Landlord to the applicable utility providers to the extent required by Requirements, the California Energy Commission (and other governmental entities having jurisdiction with respect to the Energy Disclosure Requirements) to the extent required by Requirements, and any third parties to whom Landlord is required to make any Tenant Energy Use Disclosure. Tenant hereby (A) consents to all such Tenant Energy Use Disclosures to the extent required by Energy Disclosure Requirements, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure to the extent required by Energy Disclosure Requirements. Tenant agrees that none of the Landlord Parties shall be liable for, and Tenant hereby releases the Landlord Parties from, any and all loss, cost, damage, expense and liability relating to, arising out of and/or resulting from any Tenant Energy Use Disclosure to the extent required by Requirements. In addition, Tenant acknowledges that any and all information provided by Tenant to Landlord pursuant to this Section 10.15 shall be, to Tenant’s actual knowledge, true and correct in all material respects, but Tenant shall have no liability whatsoever to Landlord for the inaccuracy of such information.

29.46 No Discrimination. Tenant and its affiliates, employees, contractors, subcontractors, and agents shall (i) comply with the provisions of the California Fair Employment and Housing Act (Section 12900 et seq. of the California Government Code) and the applicable regulations promulgated thereunder (California Code of Regulations, Title 2, Division 4, Chapter 1, Section 7285.0 et seq.), but only if and to the extent Tenant and its affiliates, employees, contractors, subcontractors, and agents are required to do so under applicable Law, (ii) conduct their respective activities in accordance with Title VI of the Civil Rights Act of 1964 and the rules and regulations promulgated thereunder, but only if and to the extent Tenant and its affiliates, employees, contractors, subcontractors, and agents are required to do so under applicable Law, and (iii) post in conspicuous places, available to employees and applicants for employment, notices setting forth their respective policies regarding non-discrimination if and to the extent required under applicable Law.

29.47 OFAC Compliance.

29.47.1 Tenant Compliance. Tenant hereby warrants and represents that: (i) neither Tenant nor any of its affiliates does business with, sponsors, or provides assistance or support to, the government of, or any person located in, any country, or with any other person, targeted by any of the economic sanctions of the United States administered by The Office of Foreign Assets Control (“OFAC”); Tenant is not owned or controlled (within the meaning of the regulations promulgating such sanctions or the laws authorizing such promulgation) by any such government or person; and any payments and/or proceeds received by Tenant under the terms of this Lease will not be used to fund any operations in, finance any investments or activities in or make any payments to, any country, or to make any payments to any person, targeted by any of such sanctions; (ii) no funds tendered to Landlord by Tenant under the terms of this Lease are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including “Anti-Money Laundering Laws,” as that term is defined below; (iii) neither Tenant, nor any person controlling, controlled by, or under common control with, Tenant, nor any person having a beneficial interest in Tenant, nor any person for whom Tenant is acting as agent or nominee, nor any person providing funds to Tenant in connection with this Lease (a) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (b) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; (c) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws; (d) is a person or entity that resides or has a place of business in a country or territory which is designated as a Non-Cooperative Country or Territory by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (e) is a “Foreign Shell Bank” within the meaning of the Patriot Act (i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision); (f) is a person or entity that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns; (g) is an entity that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns; or (h) is a person or entity that otherwise appears on any US.-government provided list of known or suspected terrorists or terrorist organizations. For purposes of this representation, the term “Anti-Money Laundering Laws” shall mean all laws, regulations and executive orders, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a financial institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations, and sanctions shall include, without limitation, the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), Executive Order 13224, the Bank Secrecy Act, 31 U.S.C. Section 531 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., the OFAC-administered economic sanctions, and laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957. Tenant has reviewed the OFAC website, and conducted such other investigation as it deems necessary or prudent, prior to making these representations and warranties.

29.47.2 Landlord Compliance. Landlord hereby warrants and represents that: (i) neither Landlord nor any of its affiliates does business with, sponsors, or provides assistance or support to, the government of, or any person located in, any country, or with any other person, targeted by any of the economic sanctions of the United States administered by OFAC; Landlord is not owned or controlled (within the meaning of the regulations promulgating such sanctions or the laws authorizing such promulgation) by any such government or person; and any payments and/or proceeds received by Landlord under the terms of this Lease will not be used to fund any operations in, finance any investments or activities in or make any payments to, any country, or to make any payments to any person, targeted by any of such sanctions; (ii) no funds tendered to Tenant by Landlord under the terms of this Lease are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including Anti-Money Laundering Laws; (iii) neither Landlord, nor any person controlling, controlled by, or under common control with, Landlord, nor any person having a beneficial interest in Landlord, nor any person for whom Landlord is acting as agent or nominee, nor any person providing funds to Landlord in connection with this Lease (a) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (b) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; (c) has had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws; (d) is a person or entity that resides or has a place of business in a country or territory which is designated as a Non-Cooperative Country or Territory by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction; (e) is a Foreign Shell Bank; (f) is a person or entity that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns; (g) is an entity that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns; or (h) is a person or entity that otherwise appears on any US.-government provided list of known or suspected terrorists or terrorist organizations. Landlord has reviewed the OFAC website, and conducted such other investigation as it deems necessary or prudent, prior to making these representations and warranties. Notwithstanding anything contained herein to the contrary, for the purposes of this subsection 29.47.2 the phrase “owned or controlled” and all similar such phrases shall not include any holder of a direct or indirect interest in a publicly traded company whose shares are listed and traded on a United States national stock exchange.

29.48 Waiver of Consequential and Special Damages. Neither party shall be liable to the other party for any special or consequential damages, loss of profits, loss of business opportunity or loss of goodwill from the failure of such party to meet its obligations under the Lease. The parties acknowledge and agree that (i) if Landlord is required to abate the rent of another tenant at the Project under the terms and conditions of such tenant’s lease, or as required by Law, as the result of any Alteration constructed by or on behalf of Tenant, or in connection with any repair or maintenance performed by or on behalf of Tenant, which interferes with such tenant’s use of its premises, then such rental abatement shall not be deemed consequential damages, loss of profits, loss of business opportunity or loss of goodwill within the limitation set forth in the preceding sentence, and (ii) any claims made by any succeeding tenant founded upon Tenant’s failure to surrender all or any portion of the Premises within sixty (60) days following the applicable Lease Expiration Date of such Phase, and any lost profits to Landlord resulting therefrom, shall not be deemed consequential damages, loss of profits, loss of business opportunity or loss of goodwill within the limitation set forth in the preceding sentence. Tenant shall have the right to request that Landlord provide to Tenant a written notice setting forth Landlord’s good faith estimate of the maximum amount of consequential damages (including loss of profits, loss of business opportunity, loss of goodwill and loss of use) (“Holding Over Damages”) that Landlord will incur as the result of Tenant’s failure to surrender the Premises following the expiration of this Lease. Within ten (10) business days after receipt of such request, Landlord shall provide Tenant a written notice setting forth Landlord’s good faith estimate of Holding Over Damages. Notwithstanding anything set forth in this Lease to the contrary, Landlord’s good faith estimate of Holding Over Damages shall be provided to Tenant solely as an accommodation and Landlord’s actual Holding Over Damages shall not be limited by such good faith estimate.

29.49 Landlord Representations and Warranties. Landlord represents and warrants that:

29.49.1 As of the Effective Date, no person or entity (except Tenant) has any right to lease any portion of the Premises.

29.49.2 As of the Lease Commencement Date, no person or entity (except Tenant) has any right to possession of the Premises.

29.49.3 Landlord has full right and authority to enter into this Lease, and that each person signing on behalf of the corporation is authorized to do so.

29.49.4 As of the Effective Date, the only lender having a deed of trust affecting the Project is Deutsche Bank AG New York Branch, as administrative agent for the lenders.

[Signatures follow on next page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“LANDLORD”: 26 THIRD STREET (SF) OWNER, LLC, a Delaware limited liability company

By:	/s/ David Thompson

Name:	David Thompson

Its:	Vice President and Chief Financial Officer

“TENANT”: UNITY TECHNOLOGIES SF, a California corporation

By:	/s/ John Riccitiello

Name:	John Riccitiello

Its:	CEO

By:	/s/ Jed Ritchey

Name:	Jed Ritchey

Its:	General Counsel

FOR THE SOLE PURPOSE OF AGREEING TO BE BOUND ONLY BY THE TERMS OF SECTION 1.3 OF THIS LEASE:

“AFFILIATE LANDLORD”: 703 MARKET STREET (SF) OWNER, LLC, a Delaware limited liability company

By:	/s/ David Thompson

Name:	David Thompson

Its:	Vice President and Chief Financial Officer

EXHIBIT A-1

OUTLINE OF PREMISES

[Omitted]

EXHIBIT A-1

EXHIBIT A-2

RETAIL SPACE

[Omitted]

EXHIBIT A-2

EXHIBIT B

WORK LETTER

[Omitted]

EXHIBIT B

EXHIBIT C

COMMENCEMENT LETTER

[Omitted]

EXHIBIT C

EXHIBIT D

RULES AND REGULATIONS

[Omitted]

EXHIBIT D

EXHIBIT E

FORM OF TENANT’S ESTOPPEL CERTIFICATE

[Omitted]

EXHIBIT E

EXHIBIT F

INTENTIONALLY OMITTED

EXHIBIT F

EXHIBIT G

MARKET RENT DETERMINATION FACTORS

[Omitted]

EXHIBIT G

EXHIBIT H

INTENTIONALLY OMITTED

EXHIBIT H

EXHIBIT I

FORM LETTER OF CREDIT

[Omitted]

EXHIBIT I

EXHIBIT J

FORM MEMORANDUM OF LEASE

[Omitted]

EXHIBIT J

EXHIBIT K

TENANT’S SIGNAGE

[Omitted]

EXHIBIT K

EXHIBIT L

CALIFORNIA ASBESTOS NOTICE

[Omitted]

EXHIBIT L

FIRST AMENDMENT TO OFFICE LEASE

This First Amendment to Office Lease (this “First Amendment”) is made and entered into as of Jan 23, 2017 (the “Effective Date”), by and between 26 THIRD STREET (SF) OWNER, LLC, a Delaware limited liability company (“Landlord”), and UNITY TECHNOLOGIES SF, a California corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant are parties to that certain Office Lease, dated November 20, 2015 (the “Lease”), whereby Landlord leases to Tenant and Tenant leases from Landlord certain premises (the “Premises”) consisting of 53,016 RSF of space consisting of the entire office portion of that certain six (6) story above ground (plus one (1) floor below ground) office building (the “Building”) located at 30 Third Street, San Francisco, California.

B. Tenant has asserted that as of the Effective Date it is entitled to certain remedies as a result of Landlord’s delay in delivering the Premises to Tenant in accordance with the terms of Section 2.1 of the Lease (“Tenant’s Delay Claim”).

C. Landlord and Tenant now desire to (i) amend the Lease to provide Tenant with certain additional abatement of Base Rent in connection with Tenant’s Delay Claim and (ii) make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Defined Terms. Except as explicitly set forth in this First Amendment, each initially capitalized term when used herein shall have the same respective meaning as is set forth in the Lease.

2. Additional Base Rent Abatement. The following sentences are hereby added to the end of Section 3.2 of the Lease:

“In addition to the Rent Abatement set forth above, Tenant shall be granted additional abatement of Base Rent in an amount equal to $120,000.00 (the “Additional Rent Abatement”), which Additional Rent Abatement shall be applied to the Base Rent due and owing immediately following the Rent Abatement Period. The Additional Rent Abatement shall be subject to the same terms and conditions set forth in this Section 3.2 as the Rent Abatement.

3. Release. Tenant acknowledges and agrees that the foregoing Additional Rent Abatement shall be Tenant’s sole remedy with respect to Tenant’s Delay Claim and that Landlord shall, as of the Effective Date, be fully and unconditionally released and discharged from any other obligations and claims related to Tenant’s Delay Claim through the Effective Date. For avoidance of doubt, Tenant’s Delay Claim only relates to Landlord’s delay in physical delivery of the Premises in accordance with the delivery timeline set forth in Section 2.1 of the Lease and does not relate to Landlord’s obligations as to the Delivery Condition of the Premises; provided, however, if Tenant claims Landlord did not deliver the Premises to Tenant in the Delivery Condition, Tenant shall not be entitled to an abatement of Base Rent or to terminate the Lease pursuant to Section 2.1 of the Lease, but as Tenant’s sole remedy, Tenant may deliver a notice to Landlord, on or before August 7, 2017, setting forth in reasonable detail any portion of the Premises that was not in the Delivery Condition, and provided that the Premises were actually not in the Delivery Condition on the date of delivery to Tenant (and any need to make repairs was not caused solely by Tenant Damage (as hereinafter defined)), Landlord shall, at Landlord’s sole cost and expense (which shall not be deemed an Operating Expense), subject to equitable allocation in the case of Tenant Damage as set forth in the last sentence of this Section 3, take such action as is necessary to cause the Premises to be in the Delivery Condition. As used herein “Tenant Damage” shall mean damage due to the misuse, misconduct, destruction and/or negligence of Tenant or Tenant’s agents. Notwithstanding the foregoing, Landlord shall, at Landlord’s sole cost and expense (which shall not be deemed an Operating Expense), cause the Building shell of the lower level of the Premises adjacent to the both the Stevenson Street sidewalk and the Third Street sidewalk to be in good working condition and repair (including, without limitation, free from leaks) (the “Building Shell Work”). Landlord covenants that such portion of the Building shell shall continue to be in good working condition and repair for a period of one (1) year from the date that Landlord completes the Building Shell Work to Tenant’s reasonable satisfaction. Landlord shall, at Landlord’s sole cost and expense (which shall not be deemed an Operating Expense), repair such portion of the Building shell that is in violation of such foregoing covenant of Landlord set forth in the immediately preceding sentence, provided that the need to repair or replace was not caused by Tenant Damage. To the extent repairs which Landlord is required to make pursuant to this Section 3 are necessitated in part by Tenant Damage, then Tenant shall reimburse Landlord for an equitable proportion of the cost of such repair.

Tenant expressly waives the provisions of California Civil Code Section 1542, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Tenant acknowledges that it has had the opportunity to seek the advice of legal counsel with respect to the aforementioned waiver and understands the terms thereof

4. Notice of Availability. Section 1.3 (Notice of Availability) of the Lease is hereby deleted and is of no further force or effect.

5. Letter of Credit.

5.1 L-C Amount. The reference to “$5,235,000.00” set forth in Section 8 of the Summary of Basic Lease Information is hereby deleted in its entirety and replaced with “3,977,738.67”. Promptly upon (i) Landlord’s receipt of a replacement L-C in the L-C Amount as amended by this Section 5.1 and otherwise in accordance with the provisions of Section 21.1 of the Lease and (ii) Affiliate Landlord’s receipt of the L-C pursuant to that certain Office Lease dated as of the Effective Date, by and between “Affiliate Landlord,” as that term is defined in Section 1.3 of the Lease, and Tenant (the “703 Market Lease”), Landlord shall return the original L-C to Tenant.

5.2 Decrease of Letter of Credit Amount. The schedule provided following the first paragraph of Section 21.7 of the Lease is hereby deleted in its entirety and replaced with the following:

Reduction Date	L-C Amount

The later of (i) November 30, 2020, and (ii) the date on which conditions are satisfied (the “Initial Reduction Date”)	$2,983,114.04

The later of (i) December 31, 2021, and (ii) the date that occurs twelve (12) months following the Initial Reduction Date (the “Second Reduction Date”)	$1,988,489.42

The later of (i) December 31, 2022, and (ii) the date that occurs twelve (12) months following the Second Reduction Date (the “Third Reduction Date”)	$1,325,912.89	*

5.3 Reimbursement by Landlord. Landlord acknowledges that Tenant is providing a replacement L-C pursuant to this Section 5 at Landlord’s request and that Tenant shall also provide a L-C to Affiliate Landlord pursuant to the 703 Market Lease. Upon request therefor by Tenant, Landlord shall reimburse to Tenant the costs and expenses incurred by Tenant for delivering the replacement L-C under this First Amendment and the L-C pursuant to the 703 Market Lease, including, without limitation, any bank fees related to issuing separate letters of credit to Landlord and Affiliate Landlord, provided, however, that in no event shall Landlord be required to reimburse to Tenant any portion of such costs or expenses exceeding $25,000.00.

6. Access to the 703 Market Building. Landlord covenants to Tenant that throughout the Lease Term, Tenant shall have unobstructed direct access to that certain building located at 703 Market Street, San Francisco, California (the “703 Market Building”) for ingress and egress through the connecting corridors to be constructed on each floor of the Premises by Affiliate Landlord (subject to temporary closure in the event of an emergency or for Landlord’s maintenance of such connecting corridors to the extent required pursuant to the terms of this Lease, or if required pursuant to Applicable Laws). Such access shall only be eliminated by Landlord if Landlord recaptures a portion of the Premises pursuant to Section 14.4 of the Lease (and in such event only with respect to the recaptured portion of the Premises). Promptly upon request by Tenant from time to time, Landlord shall close the doors in such connecting corridors in order to eliminate the direct access to the 703 Market Building (i) in the event that Tenant Transfers a portion of the Premises, (ii) in the event that Tenant “Transfers” (as such term is defined in the 703 Market Lease) a portion of the “Premises” (as such term is defined in the 703 Market Lease) pursuant to the 703 Market Lease or (iii) as Tenant otherwise deems necessary.

7. Assignment and Subletting.

7.1 Clause (C) of the first sentence of Section 14.4 of the Lease is hereby deleted in its entirety and replaced with the following:

“(C) a sublease of any portion of the Premises (but such recapture shall only apply as to one or more full floors of the Premises);”

7.2 The following sentence shall be inserted immediately preceding the penultimate sentence of Section 14.4 of the Lease:

“In addition, in the event of a recapture by Landlord, Landlord shall cause the doors in such connecting corridor on the floor(s) of the recaptured space between the Building and the 703 Market Building to be closed and secured.”

7.3 Section 14.7 of the Lease is hereby deleted in its entirety and replaced with the following:

14.7 Deemed Consent Transfers. Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), (B) a sale of shares of capital stock in Tenant, (C) an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, (D) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term, (E) an assignment or sublease to an entity acquiring and continuing Tenant’s business operations at or from the Premises, or (F) an assignment or sublease to an entity to which Affiliate Landlord has consented to the assignment or sublease of all or a portion of the “Premises” under the 703 Market Lease which assignment or sublease becomes effective concurrently with the assignment or sublease of the “Premises” under the 703 Market Lease, shall not be deemed a Transfer requiring Landlord’s consent under this Article 14 (any such assignee or sublessee described in items (A) through (F) of this Section 14.7 hereinafter referred to as a “Permitted Transferee”), provided that (i) Tenant notifies Landlord at least ten (10) business days prior to the effective date of any such assignment or sublease (or at least ten (10) business days after the effective date of such assignment or sublease if Tenant is prevented by Law or confidentiality requirements from disclosing such transaction to Landlord prior to the consummation thereof) and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee as set forth above, (ii) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) no assignment or sublease relating to this Lease, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease, and (iv) the liability of such Permitted Transferee under an assignment shall be joint and several with Tenant. An assignee of Tenant’s entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a “Permitted Transferee Assignee.”

8. HVAC Work. Pursuant to Schedule 2 of the Work Letter attached as Exhibit B to the 703 Market Lease, Affiliate Landlord is installing a HVAC system on the roof of the Building for the benefit of the “Premises” as such term is defined in the 703 Market Lease (the “703 Market

Street HVAC System”). Landlord shall provide Affiliate Landlord with access to the Building from time to time during the “Lease Term” (as such term is defined in the 703 Market Lease) as required by Affiliate Landlord in connection with the installation of the 703 Market Street HVAC System, ongoing maintenance and repairs to the 703 Market Street HVAC System and potential future expansion of the 703 Market Street HVAC System (collectively, the “HVAC Work”). Landlord shall cause Affiliate Landlord to perform the HVAC Work only on Saturday or Sunday or during non-Building Hours Monday through Friday (i.e., prior to 8:00 A.M. or after 6:00 P.M.) and to use commercially reasonable efforts to minimize interference with the operation of Tenant’s business at the Premises during any entry by Affiliate Landlord onto the Premises. Landlord and Tenant acknowledge and agree that Tenant shall be a third party beneficiary to any access agreement between Landlord and Affiliate Landlord relating to Affiliate Landlord’s performance of the HVAC Work and that Landlord’s failure to permit Affiliate Landlord to access the Building in accordance with the provisions of this Section 8 shall be deemed a default of Landlord under the Lease. The provisions of this Section 8 shall survive the expiration or sooner termination of the Lease.

9. Door Installation Work. Pursuant to Schedule 2 of the Work Letter attached as Exhibit B to the 703 Market Lease, Affiliate Landlord is installing roll-down doors on each floor of the Premises in the connecting corridor between the Building and the 703 Market Building (the “Corridor Doors”). Landlord shall provide Affiliate Landlord with access to the Building as required by Affiliate Landlord in connection with the installation of the Corridor Doors (the “Door Installation Work”). Landlord shall cause Affiliate Landlord perform the Door Installation Work related to the Corridor Doors within the Premises only on Saturday or Sunday or during non-Building Hours Monday through Friday (i.e., prior to 8:00 A.M. or after 6:00 P.M.) and to use commercially reasonable efforts to minimize interference with the operation of Tenant’s business at the Premises during any entry by Affiliate Landlord onto the Premises. Landlord and Tenant acknowledge and agree that Tenant shall be a third party beneficiary to any access agreement between Landlord and Affiliate Landlord relating to Affiliate Landlord’s performance of the Door Installation Work and that Landlord’s failure to permit Affiliate Landlord to access the Building in accordance with the provisions of this Section 9 shall be deemed a default of Landlord under the Lease. Following completion of the Door Installation Work, Landlord shall be responsible for any required repair, maintenance and/or replacement of the Corridor Doors within the Premises as part of Landlord’s obligations pursuant to Article 7 of the Lease.

10. Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than Broker. The terms of this Section 10 shall survive the expiration or earlier termination of the Lease, as amended.

11. No Other Modifications. Except as otherwise provided herein, all other terms and provisions of the Lease shall remain in full force and effect, unmodified by this First Amendment.

12. Counterparts. This First Amendment may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute a single instrument. Signatures of the parties transmitted by telefacsimile or electronic mail PDF format shall be deemed to constitute originals and may be relied upon, for all purposes, as binding the transmitting party hereto. The parties intend to be bound by the signatures transmitted by telefacsimile or electronic mail PDF format, are aware that the other party will rely on such signature, and hereby waive any defenses to the enforcement of the terms of this First Amendment based on the form of signature.

13. Conflict. In the event of any conflict between the Lease and this First Amendment, this First Amendment shall prevail.

(signature page to follow)

IN WITNESS WHEREOF, the parties have entered into this First Amendment as of the Effective Date.

LANDLORD: 26 THIRD STREET (SF) OWNER, LLC, a Delaware limited liability company

By:	/s/ Terry Wachsner

Name:	Terry Wachsner

Its:	Vice President

TENANT: UNITY TECHNOLOGIES SF, a California corporation

By:	/s/ John Riccitiello

Name:	John Riccitiello

Its:	CEO

By:	/s/ Mike Foley

Name:	Mike Foley

Its:	CFO

SECOND AMENDMENT TO OFFICE LEASE

August 1, 2018

This SECOND AMENDMENT TO OFFICE LEASE (“Second Amendment”) is made and entered into as of the 1st of August, 2018 (the “Effective Date”), by and between 26 THIRD STREET (SF) OWNER, LLC, a Delaware limited liability company (“Landlord”) and UNITY TECHNOLOGIES SF, a California corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Tenant are parties to that certain Office Lease, dated November 25, 2015 (the “Lease”), whereby Landlord leases to Tenant and Tenant leases from Landlord certain premises (the “Premises”) consisting of 53,016 RSF of space consisting of the entire office portion of that certain six (6) story above ground (plus one (1) floor below ground) office building (the “Building”) located at 30 Third Street, San Francisco, California,

B. Landlord and Tenant entered into that certain First Amendment to Office Lease (“First Amendment”) dated December 23, 2016, by which the Original Lease was amended to provide Tenant with certain additional abatement of Base Rent in connection with an alleged Delay Claim. The Original Lease and the First Amendment are collectively referred to herein as the “Lease.”

C. Tenant is also a tenant in the building at 703 Market Street, San Francisco, California (the “703 Building”) owned by 703 Market Street (SF) Owner, LLC, a Delaware limited liability company (“703 Landlord”), which is an entity affiliated with Landlord.

D. Tenant has raised a number of claims with Landlord and 703 Landlord related to the condition of the base building at both the. Building and the 703 Building, including claims related to water intrusion, staircases, skylights, unsafe conditions, scaffolding, and elevators, which claims are further detailed in an email dated October 23, 2017 attached as Exhibit A hereto and incorporated herein (the claims set forth in Exhibit A and all similar claims are, collectively, “Tenant’s Claims”). Landlord and 703 Landlord deny any fault or wrongdoing in connection with Tenant’s Claims, deny that they have any obligation to perform repairs in connection with Tenant’s claims, and deny that Tenant is entitled to any rent abatement as a result of Tenant’s claims.

E. Landlord and Tenant have reached a resolution with respect to Tenant’s Claims and desire to enter into this Second Amendment for the purpose of memorializing such resolution and otherwise modifying the Lease on the terms and conditions set forth in this Second Amendment.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Capitalized Terms. All capitalized terms when used herein shall have the same respective meanings as are given such terms in the Lease unless expressly provided otherwise in this Second Amendment.

26 THIRD STREET [Second Amendment]

Unity Technologies

2. Rent Credit. In consideration of Tenant’s execution of this Second Amendment, for the calendar month of June 2018, Tenant shall be entitled to a rent credit of Seventy-Five Thousand Dollars ($75,000.00) (the “Rent Credit”) towards its Base Rent obligation under the Lease.

3. Tenant Release of Claims. In consideration of the aforementioned Rent Credit as provided under Section 2 of this Second Amendment, Tenant hereby expressly releases Landlord and 703 Landlord, and each of their respective partners, subpartners. and their respective officers, agents, servants, employees, and independent contractors from any and all loss, claim, liability, damage or injury (including, without limitation, attorney’s fees) related to or arising from Tenant’s Claims (collectively, the “Tenant Released Claims”). This release shall not apply to Landlord’s obligations under this Second Amendment or Landlord’s ongoing repair and maintenance obligations under the Lease, but shall apply to Tenant released Claims of which Tenant is presently unaware or which Tenant does not presently suspect to exist which, if known by Tenant, would materially affect Tenant’s release of Landlord; provided, however, for the avoidance of doubt, this release shall not apply to Tenant Claims which first arise after the Effective Date. With respect solely to the Tenant Released Claims, Tenant specifically waives the provision of California Civil Code section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

/s/ Michael Foley

Tenant’s Initials

4. Third Party Beneficiary. Landlord and Tenant acknowledge that 703 Landlord is an intended third, party beneficiary with respect to the Release set forth in Paragraph 3 of this Second Amendment.

5. Statutory Disclosure and Related Terms. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the

26 THIRD STREET [Second Amendment]

Unity Technologies

time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp reasonably designated by Landlord, subject to Landlord’s reasonable rules and requirements; (b) Tenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Premises to correct violations of construction-related accessibility standards identified on the CASp inspection report and if required by applicable law; and (c) if anything done by or for Tenant in its use or occupancy of the Premises shall require any improvements or repairs to the Building or Project (outside the Premises) to correct violations of construction-related accessibility standards, then such improvements or repairs shall be performed pursuant to the terms of the Lease.

6. Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Each party agrees to indemnify and defend the other patty against and hold the other party harmless,-from any and all losses, claims, liabilities, damages or injuries (including, without;, limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, occurring by, through, or under the indemnifying party. The terms of this Section 5 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.

7. Conflict; No Further Modification. In the event of any conflict between the Lease and this Second Amendment, the terms of this Second Amendment shall prevail. Except as specifically set forth in this Second Amendment, all of the terms and provisions of the Lease, as amended, shall remain unmodified and in full force and effect. The Lease, as amended, and this Second Amendment contain Landlord’s and Tenant’s entire agreement regarding Tenant’s Claims.

(signatures appear on following page)

26 THIRD STREET [Second Amendment]

Unity Technologies

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“LANDLORD”:	26 THIRD STREET (SF) OWNER, LLC, a Delaware limited liability company

	By:	/s/ Terry Wachsner

	Name:	Terry Wachsner

	Its:	Vice President

8/1/2018

“TENANT”	UNITY TECHNOLOGIES SF, a California corporation

	By:	/s/ Michael Foley

	Name:	Michael Foley

	Its:	CFO

26 THIRD STREET [Second Amendment]

Unity Technologies

EXHIBIT A

[Omitted]

26 THIRD STREET [Second Amendment]
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Unity Technologies